Exhibit 10.1
TRANSACTION AGREEMENT
dated as of
October 19, 2009
between
MORGAN STANLEY
and
INVESCO LTD.

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TABLE OF EXHIBITS

Exhibit A	Form of Agreement and Plan of Merger
Exhibit B	Form of Assignment and Assumption Agreement, Bill of Sale
Exhibit C	Certain Funds with Portfolio Managers to Be Replaced
Exhibit D	Form of Distribution Agreement
Exhibit E	Form of IP Matters Agreement
Exhibit F	Certain Real Property Assets
Exhibit G	Form of Temporary Investment Services Agreement
Exhibit H	Form of Transition Services Agreement
Exhibit I	Allocation of Consideration
Exhibit J	Base Revenue Schedule
Exhibit K	Conversion Plan
Exhibit L	Certain Permitted Buyer Transactions
Appendix A	Japan Appendix
Appendix B	United Kingdom Appendix

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TRANSACTION AGREEMENT
     TRANSACTION AGREEMENT (this “Agreement”) dated as of October 19, 2009 between Invesco Ltd., a Bermuda corporation (“Buyer”), and Morgan Stanley, a Delaware corporation (“Seller”).
W I T N E S S E T H :
     WHEREAS, Seller owns, directly or indirectly, the Van Kampen Business and desires to sell the Van Kampen Business to Buyer, and Buyer desires to purchase the Van Kampen Business from Seller, pursuant to (i) a merger of Van Kampen Parent with and into Merger Subsidiary and (ii) a sale and purchase of the Purchased Assets, in each case upon the terms and subject to the conditions hereinafter set forth and pursuant to the Agreement and Plan of Merger; and
     WHEREAS, for U.S. federal income tax purposes, it is intended that the Merger shall qualify as a “reorganization” within the meaning of Section 368(a) of the Code (a “368 Reorganization”), and that this Agreement shall constitute a “plan of reorganization” within the meaning of Section 1.368-2(g) of the Treasury regulations promulgated under the Code, unless Seller exercises an Alternative Transaction Structure Election pursuant to Section 7.11;
     ACCORDINGLY, in consideration of the promises and of the mutual covenants and agreements contained herein and for other good and valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the parties, intending to be legally bound, hereby agree as follows:
ARTICLE 1
DEFINITIONS
     Section 1.01. Definitions. (A) As used herein, the following terms have the following meanings:
     “2010 Compensation Accrual” means the accrued amount (reflecting the period from January 1, 2010 through the day before the Closing Date) in respect of any Liabilities in respect of cash based bonus awards to be granted by Buyer in the ordinary course of business pursuant to the 2010 Incentive Compensation Programs.
     “’40 Act Fund” means any Fund registered under the Investment Company Act.
     “’40 Act Management Fund” means any ’40 Act Fund other than a UIT Fund.
     “Adjusted Assets Under Management” as of any date means the sum, for any Client investment management account (excluding, for purposes of this

Agreement, UIT Fund accounts) in question as of such date, of the amount, expressed in U.S. dollars, of assets under management of the Van Kampen Business for each such account as of such date valued as follows:
     (a) for purposes of calculating the Base Revenue Run-Rate as of the Base Date, in the same manner as provided for the calculation of base investment management fees payable in respect of each such Client account pursuant to the terms of the Investment Advisory Arrangements applicable to such account; and
     (b) for purposes of calculating the Closing Revenue Run-Rate as of the Closing Measurement Date or as of the Closing Date, as applicable, as the amount calculated pursuant to subsection (a) above, (i) increased by a positive amount equal to additions, contributions and reinvestments actually funded to such account after the Base Date and on or prior to the Closing Measurement Date or the Closing Date, as applicable, (ii) increased with respect to any new accounts opened after the Base Date and on or prior to the Closing Measurement Date or the Closing Date, as applicable, and any additions to such new accounts prior to the Closing Measurement Date or the Closing Date, as applicable, by the amount of additions, contributions and reinvestments actually funded to such account after the Base Date and on or prior to the Closing Measurement Date or the Closing Date, as applicable, (iii) decreased by terminations, withdrawals, redemptions and repurchases actually funded out of each such account after the Base Date and prior to the Closing Measurement Date or the Closing Date, as applicable, and (iv) decreased by the amount of any Contingent Account to the extent provided in the definition thereof;
provided, however, in the case of both clauses (a) and (b) hereof (other than clauses (D), (E) and (F) below, which shall relate solely to clause (b)):
(A)	additions, contributions and reinvestments shall be taken into account only when actually funded and withdrawals, redemptions and repurchases shall be taken into account when they are actually funded out of such account;

(B)	any assets under management for any account for which the Person in question acts as investment adviser and sub-adviser shall be counted only once;

(C)	any assets under management for any set of accounts one of which invests in the other shall be counted only once if the Person in question or an Affiliate thereof acts as investment adviser to both, except to the extent that an investment management fee is payable to one or more Persons in respect of each such multiple account (unless, in this latter case, the investment management fees on such assets that are so payable are otherwise aggregated for purposes of calculating the Revenue Run-Rate for one such account);

(D)	to the extent any addition, contribution, reinvestment, withdrawal, redemption or repurchase after the Base Date is made in a currency other than U.S. dollars, for purposes of clause (b) hereof, such amount shall be converted to U.S. dollars at the currency exchange rate on the date of any such contribution, reinvestment, withdrawal, redemption or repurchase;

(E)	for the avoidance of doubt, the calculation of Adjusted Assets Under Management shall be made in a manner that excludes any increase or decrease in assets under management resulting from market appreciation or depreciation or currency fluctuations (except to the extent covered by clause (D) above) from and after the Base Date (or in the case of an account established after the Base Date, after the date such account is established);

(F)	in the event of a Fund Change Announcement in respect of any Fund or Client, then Adjusted Assets Under Management for any such Fund or Client shall be deemed to be fixed at the amount thereof immediately prior to any such announcement rather than as of the Closing Measurement Date or Closing Date;

(G)	the Adjusted Assets under Management of all of the Japanese Business Clients shall be deemed to be fixed at the amount thereof immediately prior to the date hereof; and

(H)	for the sake of clarity, the Adjusted Assets under Management shall exclude the Client accounts listed on Section 1.01(a) of the Seller Disclosure Schedule.
     “Adjustment Factor” means an amount equal to the Base Purchase Price divided by the Base Revenue Run-Rate.
     “Advisory Client” means a Client of the Van Kampen Business, other than a Fund.
     “Affiliate” means, with respect to any Person, any other Person directly or indirectly Controlling, Controlled by, or under common Control with such Person. Notwithstanding anything in this Agreement to the contrary, in no event shall any Fund of, or managed by, any Person be considered to be an Affiliate of such Person.

     “Aggregate Cash Consideration” means $500,000,000.
     “Aggregate Equity Consideration” means 44,130,627 shares of Buyer Stock (as adjusted pursuant to the terms and conditions hereof); provided that if the Aggregate Equity Consideration would otherwise cause Seller’s beneficial ownership (as defined in Rule 13d of the Exchange Act) of Buyer Stock (as determined by Seller based on its reporting and compliance policies and procedures in respect thereof and discussed with Buyer) to exceed the Common Stock Cap, the Aggregate Equity Consideration shall consist of (i) the maximum number of shares of Buyer Stock that Seller can own without Seller’s beneficial ownership exceeding the Common Stock Cap plus (ii) a number of shares of Equivalent Buyer Preferred Stock that are convertible into a number of shares of Buyer Stock equal to (x) 44,130,627 shares of Buyer Stock less (y) the number of shares of Buyer Stock referred to in clause (i).
     “Aggregate Purchase Price” means, collectively, the Aggregate Cash Consideration and the Aggregate Equity Consideration.
     “Agreement and Plan of Merger” means the Agreement and Plan of Merger to be entered into by the parties in connection with the Merger substantially in the form of Exhibit A.
     “Ancillary Agreement” means each of the Agreement and Plan of Merger, the Assignment and Assumption Agreement, the Transition Services Agreement, the IP Matters Agreement, the Distribution Agreement and the Temporary Investment Services Agreement.
     “Antitrust Laws” mean all Laws that are designed or intended to prohibit, restrict or regulate actions having the purpose or effect of monopolization or restraint of trade.
     “Asset Consideration” means the portion of the Aggregate Cash Consideration allocated to the Purchased Assets.
     “Assignment and Assumption Agreement” means the Assignment and Assumption Agreement, Bill of Sale to be entered into by the parties related to the Purchased Assets and the Assumed Liabilities substantially in the form of Exhibit B.
     “Assignment Requirements” means, with respect to any Existing Advisory Contract, the necessary consents and approvals under applicable Law and under such Existing Advisory Contract (which consents and approvals may be obtained by negative consent to the extent contemplated by Section 7.05) to effect (A) the assignment or continuation of such Existing Advisory Contract (or if required by applicable Law, the replacement of such Existing Advisory Contract with a New Advisory Contract) (and shall not include an “interim contract” pursuant to Rule 15a-4 under the Investment Company Act), in connection with the transactions contemplated by this Agreement (whether via assignment, merger or otherwise), (B) a change of control of the adviser, sub-adviser, investment manager, trustee or similar such party in connection with the transactions contemplated by this Agreement, (C) a Fund Merger or (D) a Closed-End Fund Assignment Arrangement or a Client Assignment Arrangement, in each case as contemplated by Section 7.05.
     “Assumed Benefit and Compensation Arrangement” means any (i) Benefit and Compensation Arrangement or portion thereof that is sponsored, entered into or maintained by any Transferred Entity under which a Transferred Entity has any current or future obligation that is assumed by Buyer or one of its Affiliates pursuant to Section 9.02(j), (ii) employment agreement, offer letter or similar individual Contract that is assumed by Buyer or one of its Affiliates pursuant to Section 9.01(f) and (iii) 2009 Long-Term Incentive Award assumed by Buyer pursuant to Section 9.02(b), in each case, as identified on Section 3.14(a)(ii) of the Seller Disclosure Schedule.
     “Assumed Liabilities” means all obligations and liabilities of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise and whether arising before, on or after the Closing Date), and all Contracts validly assigned, in each case primarily relating to or arising from or under any of the Purchased Assets or the conduct of the Van Kampen Business to the extent relating to the Morgan Stanley-Branded Transferred Clients, except for (i) the Excluded Payables, (iii) those matters set forth on Section 11.02(a) of the Buyer Disclosure Schedule and (iv) as otherwise set forth in Article 9.
     “Base Date” means September 30, 2009.
     “Base Purchase Price” means $1,500,000,000.
     “Base Revenue Run-Rate” means the Revenue Run-Rate for all Clients of the Van Kampen Business calculated as of the Base Date, as set forth on the Base Revenue Schedule.
     “Benefit and Compensation Arrangement” means any employment (or form of employment), benefit and compensation agreement (including compensation guarantees), plan, Contract, program, arrangement or policy covering one or more (i) Van Kampen Business Employees or (ii) former employees of the Van Kampen Business (to the extent there is a current or future obligation to such former employee under such benefit and compensation arrangement for which a Transferred Entity is responsible or has any liability, contingent or otherwise), including any trust instruments and insurance Contracts forming a part thereof and any deferred compensation, stock purchase, equity or equity-based or other incentive, bonus, consulting, post-retirement insurance, workers’ compensation, disability, fringe or other benefit, vacation or severance or change in control agreement, plan, Contract, program, arrangement or policy, including any “employee benefit plan” within the meaning of Section 3(3) of

ERISA, and all amendments thereto and any statutory or government obligations, plans or arrangements with respect to jurisdictions other than the United States, Japan and the United Kingdom.
     “BHC Act” means the United States Bank Holding Company Act of 1956.
     “Broker-Dealer” means Van Kampen Funds Inc., a Delaware corporation.
     “Business Day” means a day, other than Saturday, Sunday or other day on which commercial banks in New York, New York are authorized or required by applicable Law to close.
     “Buyer Deductible Compensatory Arrangements” means the Legacy Van Kampen Nonqualified Deferred Compensation Plans, the Buyer Deductible Seller Equity Awards, the Buyer Deductible Dividend Equivalent Amounts and the Buyer Deductible Cash Deferred Compensation Awards.
     “Buyer Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Buyer to Seller prior to execution of this Agreement.
     “Buyer Fund” means, as of any date, any pooled investment vehicle, investment trust, investment company, unit investment trust, collective fund, collective trust, commodity pool or other collective or commingled investment vehicle, unit-linked life insurance fund, unit trust or, where applicable, the corporation or trust of which it is a series, for which Buyer or one or more of its Affiliates acts or will, after a date prior to the Closing, act (i) as investment adviser, sub-adviser, trustee, manager, supervisor or sponsor or (ii) in a similar capacity under applicable Law, in each case, as of such date. Notwithstanding anything in this Agreement to the contrary, representations and warranties made by Buyer in this Agreement with respect to Buyer Funds (except, for the avoidance of doubt, with respect to representations relating to Buyer’s and its Affiliates’ actions with regard to the Buyer Funds) shall always be deemed to be made only with respect to, and only to the extent that, such Buyer Funds have been sponsored or created by, are 25% or more owned by, or have a majority of officers designated by Buyer or its Affiliates.
     “Buyer Material Adverse Effect” means a Material Adverse Effect in respect of Buyer and its Subsidiaries, taken as a whole.
     “Buyer Signing Price” means $22.66 per share.
     “Buyer Stock” means the common shares, $0.20 par value per share, of Buyer.
     “Client” of a Person or the Van Kampen Business means any other Person, including a Fund, to which such first Person provides investment management services (including, with respect to Funds, as general partner, managing member, or in a similar capacity), trustee services, supervisory services (in the case of UIT Funds), or investment advisory services, including any sub-advisory services, relating to securities or other financial instruments, commodities, real estate or any other type of asset, pursuant to an Investment Advisory Arrangement.
     “Client Assignment Arrangement” means, with respect to any Client, (i) the assignment of such Client’s Existing Advisory Contract to a Subsidiary of Buyer such that the Subsidiary may provide advisory services to such Client in accordance with such Existing Advisory Contract or otherwise on terms substantially comparable (but having the same advisory and same aggregate non-advisory fees (it being understood that, in this case, and in every other case in this Agreement in which it is contemplated that the same advisory and same aggregate non-advisory fees will be maintained (or carried over to a New Advisory Contract), there is no obligation to eliminate any fee waivers in connection with the transactions contemplated hereby)) to those of the applicable Existing Advisory Contract in effect on the date hereof or (ii) if required by applicable Law, the replacement of such Client’s Existing Advisory Contract with a New Advisory Contract between such Client and a Subsidiary of Buyer, such New Advisory Contract to be on terms substantially comparable (but having the same advisory and same aggregate non-advisory fees) to those of the applicable Existing Advisory Contract in effect on the date hereof.
     “Closed-End Fund Assignment Arrangement” means with respect to each ’40 Act Management Fund that is a closed-end Fund, (i) the replacement of the Existing Advisory Contract with a New Advisory Contract between such Fund and a Subsidiary of Buyer, such New Advisory Contract to be on terms substantially comparable (but having the same advisory and same aggregate non-advisory fees) to those of the applicable Existing Advisory Contract in effect on the date hereof, (ii) the election or appointment, in accordance with applicable Law, as additional trustees or directors (as the case may be) of such Fund (to the extent not already directors or trustees (as the case may be) of such Fund) the persons set forth on Section 1.01(a) of the Buyer Disclosure Schedule and (iii) the resignation from the board of such Fund of all trustees or directors (as the case may be) not contemplated by the foregoing clause (ii), except for those trustees or directors elected pursuant to Section 18(a)(2)(C) of the Investment Company Act with respect to such Fund.
     “Closing Date” means the date of the Closing.
     “Closing Measurement Date” means such Business Day as close as practicable but in any event not more than 10 Business Days nor less than 5 Business Days prior to the date of the Closing.
     “Closing Revenue Run-Rate” means the Revenue Run-Rate for all Clients of the Van Kampen Business calculated in accordance with clause (b) of the definition of Adjusted Assets Under Management as of the Closing Measurement Date.
     “Closing Revenue Run-Rate Purchase Price Increase”, if any, means the product of (x) the Adjustment Factor multiplied by (y) the excess, if any, of (i) the Closing Revenue Run-Rate over (ii) 1.15 multiplied by the Base Revenue Run-Rate.
     “Closing Revenue Run-Rate Purchase Price Reduction”, if any, means the product of (x) the Adjustment Factor multiplied by (y) the excess, if any, of (i) 0.85 multiplied by the Base Revenue Run-Rate over (ii) the Closing Revenue Run-Rate.
     “COBRA Coverage” shall mean the continuation coverage requirements under Section 4980B of the Code and Part 6 of Title I of ERISA.
     “Code” means the United States Internal Revenue Code of 1986.
     “Commodity Exchange Act” means the United States Commodity Exchange Act of 1936.
     “Common Stock Cap” means 4.9% of the number of shares of outstanding Buyer Stock.
     “Confidentiality Agreement” means the Confidentiality Agreement between Buyer and Seller dated as of June 9, 2009.
     “Contingent Account” means (other than any Japanese Business Client, none of which can ever be a Contingent Account, and the Assignment Requirement for all such Clients shall be deemed to have been satisfied):
     (a) in respect of any Client account of the Van Kampen Business as of the Closing Measurement Date, (i) the portion (which may be 100%) of such account as to which the Client or any authorized representative of the Client has indicated orally or in writing to Seller or any of its Subsidiaries (if any Assignment Requirement applies to such Client account) or in writing (if no Assignment Requirement is applicable to such Client account) through any statement, notice or other communication (including an effective notice of termination that has been received (and not revoked) prior to the Closing Measurement Date) on or prior to the Closing Measurement Date that it intends to withdraw, and such indication has not been revoked, or that such portion is or will be under review for possible withdrawal, redemption or termination and as to which the Client or such representative has not withdrawn such indication, (ii) any Client account that has not satisfied any Assignment Requirement applicable to such account or (iii) that would not be a Contingent Account pursuant to the preceding clauses (i) or (ii), but with respect to which Client account such Client has provided prior to the Closing a written or oral indication to the Van Kampen Business that it plans to make additional investments in the relevant Client account, and such amounts are not actually funded on or prior to the Closing Measurement Date; provided that, in the case of this clause (iii), such Client account shall be considered a Contingent Account only to the extent of the unfunded additional investment amount previously indicated and only to the extent that such account together with such unfunded additional investment amount are set forth on a schedule provided by Seller to Buyer on or prior to the Closing Date; or
     (b) any new Client account of the Van Kampen Business that has not actually been funded on or prior to the Closing Measurement Date (even if such account has not been formally opened), but for which such Client has provided an oral or written indication on or prior to the Closing Measurement Date that it plans to fund; provided that such Client account shall be considered a Contingent Account only to the extent of such unfunded investment amount previously indicated and only to the extent that such account together with such unfunded investment amount are set forth on a schedule provided by Seller to Buyer on or prior to the Closing Date;
provided that, in either case, in the event of a Fund Change Announcement in respect of any Fund or Client (other than any Fund Change Announcement relating to a portfolio management team change for the Funds set forth on Exhibit C), then the applicable Client shall be deemed not to be a Contingent Account (and the Assignment Requirement for such Client shall be deemed to have been satisfied) at and after any such announcement.
     “Contract” means, any agreement, undertaking, lease, sublease, license, sublicense, contract, note, mortgage, indenture, power of attorney, guarantee, arrangement, commitment or other binding obligation, whether oral or written, express or implied, in each case as amended, supplemented, waived or otherwise modified.
     “Control” means the possession, directly or indirectly, of the power to direct or cause the direction of the management or policies of a Person, whether through the ownership of voting securities, by contract or otherwise (and “Controlled” and “Controlling” shall have a correlative meaning). For purposes of this definition, a general partner or managing member of a Person shall always be considered to Control such Person.
     “Controlled Group Liability” means any and all liabilities (i) under Title IV of ERISA, (ii) under Section 302 of ERISA, (iii) under Sections 412 and 4971 of the Code, (iv) as a result of a failure to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, and (v) under corresponding or similar provisions of foreign Laws, in each case, other than such liabilities that arise solely out of, or relate solely to, the Assumed Benefit and Compensation Arrangements that are assumed by Buyer pursuant to Section 9.02(j).

     “Covered Distribution Agreements” means each dealer, distribution, selling or other agreement under which a broker-dealer or other distribution agent, on the one hand, and Seller or one of its Subsidiaries, on the one hand, have agreed that such broker-dealer or agent will sell, market or otherwise distribute interests in one or more Morgan Stanley-Branded Transferred Clients and other Funds managed, advised or sub-advised by Seller or one of its Subsidiaries (other than the Transferred Entities).
     “Deferred Assets” means the deferred assets relating to the Van Kampen Business that represent distribution-related or shareholder servicing-related expenses with respect to a Fund that are of the type reflected on the Balance Sheet as “deferred charges.”
     “Delegation Period” means, with respect to any Non-Consenting Morgan Stanley Client, the period beginning on the Closing Date and ending on the earlier of (i) the satisfaction of the Assignment Requirements with respect to such Client or (ii) a date following the end of the True-Up Period that permits Seller a reasonable amount of time following the end of such period to wind up, or make other reasonable arrangements for Seller or its nominee to provide investment management services to, such Client (which date, in any event, shall not be less than three months following the end of the True-Up Period).
     “Distribution Agreement” means the Distribution Agreement between Morgan Stanley Smith Barney LLC and Invesco A ·I ·M Distributors, Inc., substantially in the form attached hereto as Exhibit D.
     “Economic Compensation” means the total amount of compensation that Seller expects to communicate to an applicable employee at fiscal year-end, which amount does not reflect amortization of prior year long-term incentive awards or mark-to-market adjustments of deferred compensation or other long-term incentives.
     “Encumbrances” means any lien, pledge, debt, charge, claim, encumbrance, security interest, option, mortgage, assessment, easement or any other similar restriction or limitation of any kind.
     “Equivalent Buyer Preferred Stock” means a series of preferred stock of Buyer which shall be substantially equivalent to the Buyer Stock other than by reason of not having voting rights and which shall automatically convert into Buyer Stock upon transfer by Seller or its Affiliates to any third party which is not an Affiliate of Seller.
     “ERISA” means the Employee Retirement Income Security Act of 1974.
     “ERISA Affiliate” shall mean, with respect to any entity, trade or business, any other entity, trade or business that is, or was at the relevant time, a member of a group described in Section 414(b), (c), (m) or (o) of the Code or Section 4001(b)(1) of ERISA that includes or included the first entity, trade or business, or that is, or was at the relevant time, a member of the same “controlled group” as the first entity, trade or business pursuant to Section 4001(a)(14) of ERISA.
     “Exchange Act” means the United States Securities Exchange Act of 1934.
     “Excluded Assets” means all accounts receivable for all management and incentive fees and distribution payments accrued before the Closing Date under each Covered Distribution Agreement and each Existing Advisory Contract in respect of the Morgan Stanley-Branded Transferred Clients and any other current assets (to be determined based on the accounting principles applied in preparation of the Balance Sheet) accrued before the Closing Date in respect of the Morgan Stanley-Branded Transferred Clients.
     “Excluded Fund Change Announcement” means any public announcement by Buyer (or, after Closing, by any Fund) (or by Seller, any of its Subsidiaries or (before Closing) any Fund to the extent described in clause (iv) of the definition of Fund Change Announcement) of any intention or proposal relating to (i) any matter that represents a continuation of any strategy or plan currently contemplated by Seller or its Affiliates and described on Section 3.22(h) of the Seller Disclosure Schedule, (ii) any Fund Merger contemplated by Section 7.05 or (iii) any re-branding of any Fund to reflect the change in ownership contemplated hereby as further described on Section 1.01(a) of the Buyer Disclosure Schedule.
     “Excluded Payables” means all accounts payable accrued before the Closing Date for sales commissions under the Covered Distribution Agreements in respect of the Morgan Stanley-Branded Transferred Clients and any other current liabilities (to be determined based on the accounting principles applied in preparation of the Balance Sheet) accrued before the Closing Date in respect of the Morgan Stanley-Branded Transferred Clients.
     “Existing Advisory Contract” means any existing investment advisory, sub-advisory, investment management, supervisory (in the case of UIT Funds), trust or similar Contract that the Van Kampen Business has with any Fund or Advisory Client as of the Closing or the date of this Agreement, as applicable.
     “FDIA” means the Federal Deposit Insurance Act of 1950.
     “FINRA” means the Financial Industry Regulatory Authority created in July 2007 through the consolidation of the National Association of Securities Dealers, Inc. and the member regulation, enforcement and arbitration functions of the NYSE.
     “Foreign Benefit Plan” means any Benefit and Compensation Arrangement that is governed by the Laws of a jurisdiction outside of the United

States and maintained primarily for the benefit of one or more Foreign Employees.
     “Foreign Employee” means any (i) Van Kampen Business Employee who primarily resides or works in the United Kingdom or Japan, (ii) any former employee of the Van Kampen Business, who, while employed by the Van Kampen Business, primarily resided or worked in the United Kingdom or Japan or (iii) other Van Kampen Business Employee who primarily resides or works outside of the United States and who is added to Section 9.01(a) of the Seller Disclosure Schedule in accordance with the definition of Van Kampen Business Employees.
     “Fund” means, as of any date, any pooled investment vehicle, investment trust, investment company, unit investment trust, collective fund, collective trust, commodity pool or other collective or commingled investment vehicle, unit-linked life insurance fund, unit trust or where applicable, the corporation or trust of which it is a series, for which the Van Kampen Business acts or will, after a date prior to the Closing, act (i) as investment advisor, sub-advisor, trustee, manager, supervisor or sponsor or (ii) in a similar capacity under applicable Law, in each case, as of such date. Notwithstanding anything in this Agreement to the contrary, representations and warranties made by Seller in this Agreement with respect to Funds (except, for the avoidance of doubt, with respect to the calculation of Adjusted Assets Under Management and Revenue Run-Rate, and with respect to representations regarding Seller’s and its Affiliates actions with regard to the Funds) shall always be deemed to be made only with respect to, and only to the extent that, such Funds have been sponsored or created by, are 25% or more owned by, or have a majority of officers designated by Seller or its Affiliates.
     “Fund Change Announcement” means, other than an Excluded Fund Change Announcement, (i) any public announcement (whether before or after Closing, but prior to the date after which any applicable Assignment Requirement cannot be obtained in accordance with the terms of the applicable Existing Advisory Agreement or applicable law) by Buyer (or, after Closing, by any Fund) of any intention or proposal with respect to any particular Fund to effect any merger or closure of any Fund, (ii) in respect of any Fund branded “Van Kampen” or any derivative thereof, any public announcement (whether before or after Closing) by Buyer (or, after Closing, by any Fund) of any re-branding of the name of that Fund, (iii) any public announcement on or before Closing by Buyer of any intention or proposal with respect to any replacement of the portfolio management team (other than the replacement of any portfolio management team due to terminations by any such team members (unless such terminations result from such team members being informed by Buyer or its Subsidiaries that they will be terminated following the Closing) for any Fund or Advisory Client’s Investment Advisory Arrangement or (iv) any announcement by any Fund of any intention or proposal of Buyer to effect any of the changes described in any of the immediately preceding clauses (i), (ii) or (iii), which is announced during the respective time periods set forth in such immediately preceding clauses, but only to the extent that such intentions or proposals may be reasonably concluded to be required by Law to be disclosed in any filings required to be made by such Fund under the Investment Company Act, the Exchange Act or the Securities Act and subject to confirmation by Buyer regarding the accuracy of the description thereof.
     “Fund Merger” means (A) with respect to each ’40 Act Management Fund which is an open-end Fund, the merger or reorganization of such Fund with and into a newly created “shell” fund which is a series of one of the Delaware statutory trusts listed on Section 1.01(a) of the Buyer Disclosure Schedule, it being understood and agreed that as a result of such merger or reorganization, (i) the board of trustees of such surviving series fund shall consist of those persons set forth on Section 1.01(a) of the Buyer Disclosure Schedule and (ii) such surviving series fund shall become (or shall already be) party to a New Advisory Contract with a Subsidiary of Buyer, such New Advisory Contract to be on terms substantially comparable (but having the same advisory and same aggregate non-advisory fees) to those of such Fund’s Existing Advisory Contract as in effect on the date hereof and (B) with respect to each Fund that is Registered with any Government Entity as an investment fund (or the equivalent) and is not a ’40 Act Management Fund, a Japan Fund or a UIT Fund, the merger of such Fund (or a similar appropriate conversion or consolidation of such Fund or its assets and liabilities) with and into a newly created “shell” fund, it being understood and agreed that such surviving fund shall become (or shall already be) party to a New Advisory Contract with a Subsidiary of Buyer, such New Advisory Contract to be on terms substantially comparable (but having the same advisory and same aggregate non-advisory fees) to those of the applicable Existing Advisory Contract in effect on the date hereof.
     “GAAP” means generally accepted accounting principles in the United States as of the applicable reference date.
     “Government Entity” means any foreign or domestic, federal, state, provincial, county, city or local legislative, administrative or regulatory authority, agency, court, body or other governmental or quasi-governmental entity with competent jurisdiction, including any Self-Regulatory Organization and any such supranational body.
     “Home Owners’ Loan Act” means the Home Owners’ Loan Act of 1933.
     “HSR Act” means the Hart-Scott-Rodino Antitrust Improvements Act of 1976.
     “IFRS” means the International Financial Reporting Standards adopted by the European Union.

     “Indebtedness” means, with respect to any Person, without duplication, any of the following liabilities, whether secured (with or without limited recourse) or unsecured, contingent or otherwise: (i) all liabilities for borrowed money; (ii) all liabilities evidenced by bonds, debentures, notes or other similar instruments or under financing or capital leases; (iii) all liabilities for guarantees of another Person in respect of liabilities of the type set forth in clauses (i) and (ii); and (iv) all liabilities for accrued but unpaid interest expense and unpaid penalties, fees, charges and prepayment premiums that are payable, in each case, with respect to any of the obligations of a type described in clauses (i) through (iii) above.
     “Intellectual Property Rights” means all: (i) trademarks, service marks, domain names, logos, trade dress, and trade names, all applications and registrations for the foregoing, in any jurisdiction, and all goodwill associated therewith (collectively “Trademarks”); (ii) patents and patent applications registered or applied for in any jurisdiction (collectively “Patents”); (iii) trade secrets, confidential proprietary information, inventions and know-how (collectively, “Trade Secrets”); (iv) works of authorship and copyrights therein and thereto (including in software), and all registrations and applications therefor (collectively, “Copyrights”); and (v) any other similar type of proprietary intellectual property right to the extent entitled to legal protection as such.
     “Internal Revenue Service” or “IRS” means the Internal Revenue Service of the United States of America.
     “Investment Advisers Act” means the United States Investment Advisers Act of 1940.
     “Investment Advisory Arrangement” means a Contract under which a Person acts as (i) a trustee, an investment adviser or a sub-adviser to, or manages any investment or trading account of, any Client (including, with respect to Funds, as general partner, managing member or in a similar capacity) or (ii) a supervisor with respect to a UIT Fund.
     “Investment Company Act” means the United States Investment Company Act of 1940.
     “IP Matters Agreement” means the IP Matters Agreement between Seller (or Affiliates of Seller) and Buyer (or Affiliates of Buyer), substantially in the form attached hereto as Exhibit E.
     “Japanese Business Client” means any Client listed on Section 1.01(a) of the Seller Disclosure Schedule.
     “Japan Fund” means any Fund organized as, or as part of, a Japanese ITM structure.
     “Knowledge” means (i) when used with respect to Seller, the actual knowledge of the individuals listed on Section 1.01(a) of the Seller Disclosure

Schedule following reasonable inquiry under the circumstances (but without any obligation to notify any particular individuals of the transactions contemplated by this Agreement prior to the date hereof) and (ii) when used with respect to Buyer, the actual knowledge of the individuals listed on Section 1.01(a) of the Buyer Disclosure Schedule following reasonable inquiry under the circumstances (but without any obligation to notify any particular individuals of the transactions contemplated by this Agreement prior to the date hereof).
     “Law” means, with respect to any Person, any foreign, federal, state or local law (statutory, common or otherwise), constitution, treaty, convention, ordinance, code, rule, regulation, order, injunction, judgment, decree, ruling or other similar requirement enacted, adopted, promulgated or applied by a Government Entity that is binding upon or applicable to such Person or its properties or business, as amended unless expressly specified otherwise.
     “Legal Proceeding” means any judicial, legal, administrative, arbitral or other action, suit or other proceedings of any nature by or before any Government Entity.
     “Legacy Van Kampen Nonqualified Plans” means the Van Kampen Defined Contribution Equalization Plan f/k/a Defined Contribution Equalization Plan for Certain Employees of ACMR Profit Sharing and Savings Plan, the Van Kampen Investments Inc. Deferred Compensation Plan, the Retirement Benefit Equalization Plan for Certain Employees Participating in the American Capital Management & Research, Inc. Retirement Plan (VKBEP) and the Van Kampen Investments Inc. Long-Term Incentive Plan.
     “Material Adverse Effect” means, with respect to any Person or the Van Kampen Business, as applicable, a material adverse effect on (i) the condition (financial or otherwise), business, assets or results of operations of such Person and its Subsidiaries, taken as a whole, or the Van Kampen Business, taken as a whole, as applicable, excluding any effect to the extent resulting from (A) any change after the date hereof in Law or accounting standards, but only to the extent that such Person and its Subsidiaries, taken as a whole, or the Van Kampen Business, taken as a whole, as applicable, are not disproportionately adversely affected compared to other asset managers and providers of investment management products and services generally taking into account the relative mix of businesses of such Person or the Van Kampen Business (as applicable), on the one hand, and such other managers and providers, on the other hand; (B) any change arising after the date hereof in economic or business conditions locally or globally generally, but only to the extent that such Person and its Subsidiaries, taken as a whole, or the Van Kampen Business, taken as a whole, as applicable, are not disproportionately adversely affected compared to other asset managers and providers of investment management products and services generally taking into account the relative mix of businesses of such Person or the Van Kampen Business (as applicable), on the one hand, and such other managers and providers, on the other hand; (C) any events, conditions or trends in economic, business or financial conditions generally affecting the investment management industry and arising after the date hereof, including changes occurring after the date hereof in prevailing interest rates, currency exchange rates and price levels or trading volumes in the United States or foreign securities markets, but only to the extent that such Person and its Subsidiaries, taken as a whole, or the Van Kampen Business, taken as a whole, as applicable, are not disproportionately adversely affected compared to other asset managers and providers of investment management products and services generally taking into account the relative mix of businesses of such Person or the Van Kampen Business (as applicable), on the one hand, and such other managers and providers, on the other hand; (D) any change in assets under management resulting from market changes in asset valuation or market price fluctuations generally; (E) acts of war, sabotage or terrorism or natural disasters occurring after the date hereof, and not specifically related to a Person or its Subsidiaries or the Van Kampen Business, as applicable; (F) the effects of the actions that are (i) expressly and specifically required by this Agreement, (ii) taken by such Person or its Subsidiaries (or Seller or its Subsidiaries in respect of the Van Kampen Business (as applicable)) with the prior written consent of the other party hereto or (iii) not taken by such Person or its Subsidiaries (or Seller or its Subsidiaries in respect of the Van Kampen Business (as applicable)) at the written request of the other party hereto or due to such other party’s refusal to provide its consent therefor if such consent was required hereunder; (G) in and of themselves, any changes in the trading price or trading volume of such Person’s common stock (to the extent such Person’s common stock is publicly traded) or the failure of such Person to meet estimates, projections, forecasts or earnings predictions (it being understood that this clause (G) shall not prevent a party from asserting that any fact, change, event, occurrence or effect that may have contributed to such change or failure independently constitutes or contributes to a Material Adverse Effect); or (H) the announcement or, other than in the case of any matter relating to requirements under Contracts or Law, consummation of the transactions contemplated by this Agreement; or (ii) such Person’s (or Seller’s or its Subsidiaries’ in respect of the Van Kampen Business (as applicable)) ability to perform its obligations under this Agreement or to consummate the transactions contemplated by this Agreement.
     “Merger Consideration” means the Aggregate Equity Consideration.
     “Merger Subsidiary” means Mollusk Corporation, a Delaware corporation and wholly owned Subsidiary of Buyer.
     “Morgan Stanley-Branded Transferred Client” means any Client of the Van Kampen Business whose respective investment manager or investment advisor is not a Transferred Entity, which Clients, as of the date hereof, are listed on Section 1.01(a) of the Seller Disclosure Schedule.
     “Multiemployer Plan” means any “multiemployer plan” within the meaning of Section 3(37) of ERISA.

     “Multiple Employer Plan” means a plan that has two or more contributing sponsors at least two of whom are not under common control, within the meaning of Section 4063 of ERISA.
     “Net Assets” means, with respect to a Fund, the sum of the assets of such Fund minus its liabilities.
     “New Advisory Contract” means, if required under applicable Law or the terms of the Investment Advisory Arrangement applicable thereto, with respect to a Fund or an Advisory Client, a new investment advisory, investment management, supervisory (in the case of a UIT Fund), trust or similar agreement with the Fund or the Advisory Client to be entered into as a result of the transactions contemplated by this Agreement pursuant to the Assignment Requirements. For a ’40 Act Management Fund, the term “New Advisory Contract” means a New Advisory Contract (either advisory or sub-advisory) approved in accordance with the requirements of Section 15 of the Investment Company Act (as such requirements may be modified by applicable Law, including any effective and applicable exemptive order issued by the SEC) excluding any “interim” new advisory contract (either advisory or sub-advisory) approved in reliance on Rule 15a-4 under the Investment Company Act.
     “NYSE” means the New York Stock Exchange.
     “Organizational Documents” means (i) with respect to any Person that is a corporation, its articles or certificate of incorporation or memorandum and articles of association, as the case may be, and bylaws, (ii) with respect to any Person that is a partnership, its certificate of partnership and partnership agreement, (iii) with respect to any Person that is a limited liability company, its certificate of formation and limited liability company or operating agreement, (iv) with respect to any Person that is a trust or other entity, its declaration or agreement of trust or other constituent document, and (v) with respect to any other Person, its comparable organizational documents, in each case, as has been amended or restated.
     “Owned Seller Intellectual Property Rights” means all Intellectual Property Rights (i) owned by Seller or any of its Affiliates and included in the Purchased Assets or (ii) owned by any of the Transferred Entities.
     “Permit” means all licenses, franchises, permits, certificates, registrations, orders, concessions, declarations, and other authorizations and approvals that are issued by or obtained from any Government Entity.
     “Permitted Encumbrance” means: (i) Encumbrances specifically reflected or reserved against or otherwise specifically disclosed in the Financial Statements; (ii) mechanics’, materialmen’s, warehousemen’s, carriers’, workers’, or repairmen’s liens or other similar common law or statutory Encumbrances arising or incurred in the ordinary course of business consistent with past practice for sums not yet due and payable that are not, individually or in the aggregate with all other Permitted Encumbrances, material in respect of the Van Kampen Business, taken as a whole; (iii) statutory liens for Taxes, assessments and other governmental charges not yet due and payable or being contested in good faith by appropriate proceedings and for which adequate reserves have been established on the Financial Statements; and (iv) other Encumbrances incurred in the ordinary course of business consistent with past practice since the date of the Financial Statements that are not, individually or in the aggregate with all other Permitted Encumbrances, material in respect of the Van Kampen Business, taken as a whole.
     “Person” means an individual, corporation, partnership, limited liability company, association, trust or other entity or organization, including a Government Entity.
     “Post-Closing Tax Period” means any Tax period beginning after the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period beginning after the Closing Date.
     “Pre-Closing Tax Period” means any Tax period ending on or before the Closing Date; and, with respect to a Tax period that begins on or before the Closing Date and ends thereafter, the portion of such Tax period ending on the Closing Date.
     “Purchased Assets” means, other than the Excluded Assets, all right, title and interest of Seller and its Affiliates in and to all of the assets primarily related to the Van Kampen Business but only to the extent relating to the Morgan Stanley-Branded Transferred Clients, including, but not limited to:
     (a) all rights under the Existing Advisory Contracts in respect of the Morgan Stanley-Branded Transferred Clients (or, as applicable, the management, advisory, sub-advisory and/or related economic rights and interests of Seller or the applicable Affiliate of Seller that are part of the Van Kampen Business with respect to the Morgan Stanley-Branded Transferred Clients), in each case the sale or transfer of which is to be effected in the manner provided in this Agreement (whether by way of assignment, novation, merger or otherwise as further set forth herein);
     (b) all rights under the other Contracts primarily related to the Van Kampen Business but only to the extent relating to the Morgan Stanley-Branded Transferred Clients (other than (i) any Contract providing for the lease or sublease of real property not specifically identified as a Purchased Asset on Exhibit F and (ii) all Contracts of Seller or any of its Affiliates (other than any Transferred Entity) relating to the Van Kampen Business or any Fund or pursuant to which the Van Kampen Business or any Fund receives any benefit that will terminate with respect to, or otherwise be unavailable to, the Van Kampen Business or such

Fund, in each case as of Closing (all, as further described in Section 3.06 of the Seller Disclosure Schedule));
     (c) to the extent permitted by applicable Law, all information pertaining to, or necessary or useful in the calculation or demonstration of, the investment performance of the Morgan Stanley-Branded Transferred Clients (the “Track Record”), including, without limitation, to any Person, by publication or otherwise, the right to the Track Record and any information relating thereto;
     (d) all books and records relating to the Purchased Assets; provided that in the case of books and records that relate to the Van Kampen Business and to matters unrelated to the Van Kampen Business, Seller and its Subsidiaries may deliver or cause to be delivered copies of such books and records to the extent relating to the Van Kampen Business, including such materials relating to the portion of the Van Kampen Business conducted in connection with the Purchased Assets and Assumed Liabilities; and
     (e) all goodwill of Seller or its Affiliates associated with the Morgan Stanley-Branded Transferred Clients or the Purchased Assets, together with the right to represent to third parties that Buyer is the successor to the Van Kampen Business with respect to the Morgan Stanley-Branded Transferred Clients and the Purchased Assets.
     “Registered” means issued by, registered with, renewed by or the subject of a pending application before any Government Entity or domain name registrar.
     “Registrable Securities” means the Aggregate Equity Consideration and any securities which may be issued or distributed in respect thereof by way of stock dividend or stock split or other distribution, recapitalization or reclassification. As to any particular Registrable Securities, such Registrable Securities shall cease to be Registrable Securities when (i) a registration statement with respect to the sale by Seller thereof shall be or have been declared effective under the Securities Act and such securities shall have been disposed of in accordance with such registration statement, (ii) such securities shall have been sold to the public in compliance with Rule 144 under the Securities Act or (iii) such securities shall have ceased to be outstanding.
     “Registration Statement” means any registration statement of Buyer under the Securities Act that permits the public offering of any of the Registrable Securities and the Shelf Prospectus, amendments and supplements to such registration statement, including post-effective amendments, all exhibits and all material incorporated by reference or deemed to be incorporated by reference in such registration statement.
     “Revenue Run-Rate” means, as of any specified date, the aggregate amount, without duplication, of all investment advisory, sub-advisory, administrative and other management fees for each investment management account (excluding UIT Fund accounts) of each applicable Client of the Van Kampen Business payable to the Van Kampen Business pursuant to the relevant Investment Advisory Arrangement, determined by multiplying the Adjusted Assets Under Management for each such account at such date by the applicable stated annual fee rate for all such fees for such account in effect on such date or as provided for in Section 1.01(a) of the Buyer Disclosure Schedule. The calculation of the Revenue Run-Rate shall:
     (a) exclude (i) from revenue any performance-based, incentive, contingent or similar fees, securities lending fees and transaction revenues and (ii) the impact on fees of any increase or decrease in assets under management resulting from market appreciation or depreciation or currency fluctuation (except to the extent provided in clause (D) of Adjusted Assets under Management) from and after the Base Date (or in the case of an account established after the Base Date, after the date such account is established);
     (b) include only net revenues to the Van Kampen Business after giving effect to, and taking into account, any fee or expense waiver, rebate or cap, reimbursement obligation or similar offset, any amounts payable to a sub-adviser that is not a part of the Van Kampen Business (including any such amount deducted directly by or on behalf of a Client from the fee otherwise payable by such Client to the Van Kampen Business under the applicable Investment Advisory Arrangement);
     (c) with respect to any Fund Change Announcement, assume that the fee rate for the applicable Fund or Client was fixed at the amount thereof prior to the Fund Change Announcement; and
     (d) assume that the fee rates for all Japanese Business Clients were fixed at the amount thereof immediately prior to the date of this Agreement.
     “Scheduled Black-out Period” means the period from and including the fifteenth day of the third month of a fiscal quarter of Buyer to and ending two Business Days after the day on which Buyer publicly releases its earnings for such fiscal quarter.
     “SEC” means the United States Securities and Exchange Commission.
     “Securities Act” means the United States Securities Act of 1933.
     “Self-Regulatory Organization” means (i) any “self-regulatory organization” as defined in Section 3(a)(26) of the Exchange Act, (ii) any other United States or foreign securities exchange, futures exchange, commodities exchange or contract market and (iii) any other exchange or corporation or similar self-regulatory body or organization.

     “Seller Disclosure Schedule” means the disclosure schedule dated the date hereof regarding this Agreement that has been provided by Seller to Buyer prior to the execution of this Agreement.
     “Seller Equity Awards” means, collectively, the Seller Stock Options and the Seller RSUs.
     “Seller Equity Plan” means any Benefit and Compensation Arrangement under which Seller has granted compensatory stock options, restricted stock units or any other compensatory awards based on shares of Seller common stock.
     “Seller Group” means, with respect to federal income Taxes, the affiliated group of corporations (as defined in Section 1504(a) of the Code) of which Seller is a member and, with respect to state, local or foreign income or franchise Taxes, the consolidated, combined or unitary group of which Seller or any of its Affiliates is a member.
     “Seller RSU” means a right representing a contractual entitlement to one share of Seller common stock in accordance with the terms of the relevant Seller Equity Plan that is outstanding immediately prior to Closing.
     “Seller Stock Option” means a right representing a contractual entitlement to purchase one share of Seller common stock in accordance with the terms of the relevant Seller Equity Plan that is outstanding immediately prior to Closing.
     “Shelf Prospectus” means the prospectus included in any Shelf Registration Statement, as amended or supplemented by any prospectus supplement with respect to the terms of the offering of any portion of the Registrable Securities covered by such Shelf Registration Statement and all other amendments and supplements to such prospectus, including post-effective amendments, and all materials incorporated by reference in such prospectus.
     “Shelf Registration Statement” means a Registration Statement of Buyer filed with the SEC on either (a) Form S-3 (or any successor form or other appropriate form under the Securities Act) or (b) if Buyer is not permitted to file a Registration Statement on Form S-3, an evergreen Registration Statement on Form S-1 (or any successor form or other appropriate form under the Securities Act), in each case for an offering to be made on a continuous or delayed basis pursuant to Rule 415 under the Securities Act covering Registrable Securities. To the extent that Buyer is a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act), a “Shelf Registration Statement” shall be deemed to refer to an automatic shelf registration statement (as defined in Rule 405 under the Securities Act) on Form S-3.
     “Sub-Advised Fund” means any Fund for which the Van Kampen Business acts as sub-advisor and not as the primary investment advisor and that is specifically identified in Section 3.21(a) of the Seller Disclosure Schedule.

     “Subsidiary” means, with respect to any Person, any entity (i) of which such Person or a subsidiary of such Person is a general partner, managing member or the like or (ii) of which at least a majority of the securities or other ownership interests having ordinary voting power to elect a majority of the board of directors or other Persons performing similar functions with respect to such entity are at the time directly or indirectly owned by such Person and/or one or more of its Subsidiaries. Notwithstanding anything in this Agreement to the contrary, in no event shall any Fund of, or managed by, any Person be considered to be a Subsidiary of such Person.
     “Tax” means (i) any tax, governmental fee or other like assessment or charge of any kind whatsoever (including, but not limited to, withholding on amounts paid to or by any Person), together with any interest, penalty, addition to tax or additional amount imposed by any governmental authority (domestic or foreign) responsible for the imposition of any such tax (a “Taxing Authority”) and (ii) with respect to any Transferred Entity, any liability for the payment of any amount of the type described in the immediately preceding clause (i) as a result of any Transferred Entity being a member of an affiliated, consolidated, combined or unitary group with any other corporation at any time on or prior to the Closing Date.
     “Tax Returns” means all reports, returns, information returns, elections, agreements, declarations, or other documents of any nature or kind (including any attached schedules, supplements and additional or supporting material) filed or required to be filed with respect to Taxes, including any claim for refund, amended return or declaration of estimated Taxes (and including any amendments with respect thereto).
     “Temporary Investment Services Agreement” means the Temporary Investment Services Agreement, by and between Buyer (or Affiliates of Buyer) and Seller (or Affiliates of Seller), in the form attached hereto as Exhibit G with respect to open-end U.S. registered investment companies (and in respect of the arrangements contemplated by Section 7.05(a)(v)(A) of this Agreement) and, as applicable, any substantially similar agreements, mutatis mutandis, with respect to all other investment funds and/or separately managed accounts, of other types or in other jurisdictions, including jurisdictions outside of the United States, pursuant to which Buyer (or Affiliates of Buyer) and/or Seller (or Affiliates of Seller) may provide the temporary advisory, sub-advisory, delegated advisory or other similar services contemplated by Section 7.05(a)(v) of this Agreement. For the avoidance of doubt, the parties agree and acknowledge that the Temporary Investment Services Agreement may be modified, changed and/or otherwise altered from the form attached hereto as Exhibit G to the extent necessary (i) to comply with (A) applicable Law (including Rule 15a-4 under the Investment Company Act and any other rules and regulations of the applicable jurisdiction) or (B) any necessary policies and procedures with respect to the respective open-end U.S. registered investment company, other investment fund or separately managed account, or (ii) to implement the intent of Section 7.05(a)(v) of this Agreement.
     “Transferred Entities” means the Van Kampen Parent and its Subsidiaries, all of which are listed on Section 1.01(a) of the Seller Disclosure Schedule.
     “Transition Services Agreement” means the Transition Services Agreement between Seller (or Affiliates of Seller) and Buyer (or Affiliates of Buyer), substantially in the form attached hereto as Exhibit H.
     “True-Up Period” means the period beginning on the Closing Date and concluding on the date that is 180 days after the Closing Date.
     “UIT Fund” means a ’40 Act Fund that is classified under Section 4 of the Investment Company Act as a “unit investment trust.”
     “U.S. Benefit Plan” means any Benefit and Compensation Arrangement that is governed by the Laws of the United States and maintained in the United States primarily for the benefit of one or more Van Kampen Business Employees residing or working in the United States.
     “U.S. Fund” means a Fund organized under the Laws of any state of the United States.
     “Van Kampen Business” means the business of managing investment assets, mutual funds and other collective investment vehicles (including, for the sake of clarity, any UIT Fund) and providing investment management products and services, and any promotional, marketing, distribution or investor servicing services relating thereto and any administrative, custodial, transfer agency or other ancillary services, relating to any such products and services, as conducted by the Transferred Entities or by Seller or any of its Subsidiaries (other than the Transferred Entities) but in this latter case only in respect of the Morgan Stanley-Branded Transferred Clients. For the avoidance of doubt, a reference to the term “Van Kampen Business” (i) is not a reference to the Funds themselves and (ii) includes all of the businesses conducted by the Transferred Entities, other than the provision by the Transferred Entities of sub-advisory services to Funds outside the Van Kampen fund family (such fund family including, for purposes of this definition, Funds that are Morgan Stanley-Branded Transferred Clients) through portfolio managers that are not Van Kampen Business Employees as described on Section 1.01(a) of the Seller Disclosure Schedule (the “Excluded Transferred Entity Business”).
     “Van Kampen Business Employees” means those employees set forth on Section 9.01(a) of the Seller Disclosure Schedule, as such Section 9.01(a) of the Seller Disclosure Schedule is required to be updated pursuant to Section 9.01 and may otherwise be updated prior to the Closing Date to reflect terminations and hires (if applicable, to the extent permitted by Section 5.01(b)(iv)(E)) and reassignments (if applicable, to the extent permitted by Section 5.01(b)(iv)(E)) or as may be mutually agreed to by Buyer and Seller.
     “Van Kampen ’40 Act Funds” means the ’40 Act Management Funds that are neither Morgan Stanley-Branded Transferred Clients nor Sub-Advised Funds.
     “Van Kampen Material Adverse Effect” means a Material Adverse Effect in respect of the Van Kampen Business.
     “Van Kampen Parent” means Van Kampen Investments Inc., a Delaware corporation.
     “Van Kampen Seed Capital” means all of the equity interests held by Seller, any of its Subsidiaries or any of the Transferred Entities in the Van Kampen Seeded Funds as more fully described in Section 1.01(a) of the Seller Disclosure Schedule.
     “Van Kampen Seed Capital Closing NAV” means, as of the Business Day immediately preceding the Closing Date, the net asset value of the Van Kampen Seed Capital for the applicable Van Kampen Seeded Fund transferred to Buyer pursuant to Section 7.09 as calculated in accordance with the terms of the applicable Van Kampen Seeded Fund.
     “Van Kampen Seeded Funds” means all of the Funds listed in Section 1.01(a) of the Seller Disclosure Schedule under the heading “Van Kampen Seeded Funds”.
     (a) Each of the following terms is defined in the Section set forth opposite such term:

Term	Section
’40 Act Fund Financial Report	3.22(d)(i)
368 Reorganization	Recitals
2009 Bonus Plan Participant	9.02(b)(i)
2009 Bonus Plan	9.02(b)(i)
2009 Deferred Compensation Account	9.02(b)(ii)
2009 Long-Term Incentive Award	9.02(b)(i)
2009 LTI Qualifying Terms	9.02(b)(i)
2009 LTI Value	9.02(b)(ii)
2010 Incentive Compensation Programs	9.02(c)
Accounting Referee	5.08(e)
Affiliate Arrangement	3.30
Aggregate Post-Closing Buyer Cash Payments	2.10(b)(i)
Agreement	Preamble
Allocation Statement	2.07(b)
Alternative Transaction Structure	7.11

Term	Section
Alternative Transaction Structure Election	7.11
Anti-trust Counsel Only Material	7.01(c)
Apportioned Obligations	8.05
Balance Sheet	3.11(a)
Balance Sheet Date	3.11(a)
Base Revenue Schedule	3.21(a)
Buyer	Preamble
Buyer Adviser	4.13
Buyer Balance Sheet	4.09(a)
Buyer COI Price	2.10(b)(ii)
Buyer Deductible Cash Deferred Compensation Awards	9.02(c)
Buyer Deductible Dividend Equivalent Amounts	9.05(b)
Buyer Deductible Seller Equity Awards	9.05(b)
Buyer Financial Statements	4.08(d)
Buyer Indemnified Parties	11.02(a)
Buyer Paying Agent Costs	9.07(d)
Buyer Proposed Straddle Period Position	8.06(b)
Buyer Required Approvals	4.04
Buyer SEC Reports	4.08(a)
Cap	11.02(a)(i)(C)
Cash Deferred Compensation Awards	9.06(b)
Cash Increase Amount	2.05(b)(i)
Cash Reduction Amount	2.05(a)(i)
Closing	2.04(a)
Closing Balance Sheet	5.08(e)
Closing Revenue Run-Rate Purchase Price Adjustment	2.07(c)
Compensation Related Tax Benefit	9.07(c)
Composites	3.24(a)
Copyrights	1.01(a)
Corresponding Seller Straddle Period Position	8.06(b)
CTA	3.20(c)
Damages	11.02(a)
De Minimis Amount	11.02(a)(i)(A)
Dedicated Location	7.16
Deductible	11.02(a)(i)(B)
Delegation Arrangement	7.05(a)(v)(B)
Demand Registration Statement	6.06(b)
DGCL	2.02(a)
Disclosing Party	7.13(c)
Effective Time	2.02(b)
Equity Increase Amount	2.05(b)(ii)

Term	Section
Equity Reduction Amount	2.05(a)(ii)
Equity Rights	3.10(c)
Estimated Closing Balance Sheet	5.08(e)
Excess Post-Closing Buyer Cash Payment	2.10(a)
Excess Section 2.05(d) Amount	2.05(d)
Excluded Transferred Entity Business	1.01(a)
Financial Statements	3.11(a)
Form ADV	3.20(b)(i)
Form BD	3.20(e)
Fund Change	1.01(a)
Fund Financial Statements	3.22(d)(i)
Fund Merger Proxy Statement Prospectus	7.05(b)(ii)
Fundamental Representations	11.01
GIPS	3.24(a)
GRA	8.03(g)
Income Statement	3.11(a)
Indemnified Party	11.03(a)
Indemnifying Party	11.03(a)
Jersey City Site	7.16
Leave Recipients	9.01(d)
Loss	8.09(a)
Material Contract	4.20(a)
Merger	2.02(a)
Merger Consideration Percentage	2.10(b)(iii)
Necessary Arrangements and Systems	9.08(b)
Negative Consent Notice	7.05(d)
Non-Consenting Morgan Stanley Client	7.05(a)(v)(B)
Notice	7.05(c)
Other Included Employees	9.01(a)
Patents	1.01(a)
PFIC	4.22(b)(ii)
Post-Closing Cash Cap	2.10(b)(iv)
Potential Contributor	11.06
Potential Van Kampen Business Employees	9.01(a)
Process Agent	13.06(b)
Prospectus	3.22(e)
PTE 84-14	3.21(d)
QPAM	3.21(d)
Receiving Party	7.13(c)
Removed Van Kampen Business Employee	9.01(a)
Reports	3.22(e)
Section 8.06(b) Schedule	8.06(b)
Seller	Preamble
Seller 401(k) Plans	9.02(f)
Seller Compensation Committee	9.02(b)

Term	Section
Seller Indemnified Parties	11.02(b)
Seller Required Approvals	3.05(a)
Seller Retiree Welfare Benefits Arrangements	9.02(g)
Seller’s Ownership Limit	7.15(b)
Shelf Period	6.06(b)
Significant Contracts	3.18(b)
Specified Contracts	3.18(a)
Standstill Period	5.04(a)
Straddle Period	8.09(b)
Surviving Corporation	2.02(a)
Tax Benefit	8.09(c)
Taxing Authority	1.01(a)
Third Party Claim	11.03(a)
Trademarks	1.01(a)
Track Record	1.01(a)
Trade Secrets	1.01(a)
Transfer	5.03(b)
Transfer Date	9.01(c)
Transferred Employee	9.01(c)
Transferred Entities Required Approvals	3.05(b)
Transferred Employee Agreement	9.01(f)
Transferred Entity Employees	9.01(a)
Transfer Taxes	8.04
Transferring Team	7.05(c)
Treasury Rate	5.08(d)
Van Kampen Business Employee Information List	3.14(j)
Warranty Breach	11.02(a)(i)
Welfare Benefits	9.02(h)
Work-around	2.08
     Section 1.02. Other Definitional and Interpretative Provisions. The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein are hereby incorporated in and made a part of this Agreement as if set forth in full herein. Any capitalized terms used in any Exhibit or Schedule but not otherwise defined therein, shall have the meaning as defined in this Agreement. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any agreement or contract are to that agreement or contract as amended, modified or supplemented from time to time in accordance with the terms hereof and thereof; provided that with respect to any agreement or contract listed on any Schedules hereto, all such amendments, modifications or supplements must also exist prior to the date hereof and be listed in the appropriate Schedule. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. References to “law”, “laws” or to a particular statute or law shall be deemed also to include any and all applicable Law (including, for the sake of clarity, the rules and regulations thereunder), as amended.
ARTICLE 2
Sale and Merger Transactions
     Section 2.01. Sale and Purchase of the Purchased Assets. (a) Upon the terms and subject to the conditions of this Agreement (including, for the sake of clarity, Section 7.05 hereof), at the Closing:
     (i) Buyer agrees to purchase from Seller and Seller agrees to sell, convey, transfer, assign and deliver, or cause to be sold, conveyed, transferred, assigned and delivered, to Buyer at the Closing, free and clear of all Encumbrances, other than Permitted Encumbrances, all of Seller’s right, title and interest in, to and under the Purchased Assets; and
     (ii) Buyer agrees to assume all of the Assumed Liabilities.
     (b) In consideration for the sale of the Purchased Assets, Buyer shall pay Seller the Asset Consideration at the Closing pursuant to Section 2.04.
     Section 2.02. Merger of Van Kampen Parent. (a) Subject to the terms and conditions of this Agreement, at the Effective Time, Van Kampen Parent shall be merged (the “Merger”) with and into Merger Subsidiary in accordance with the Delaware General Corporation Law (the “DGCL”), whereupon the separate existence of Van Kampen Parent shall cease, and Merger Subsidiary shall be the surviving corporation (the “Surviving Corporation”). The Merger shall be effectuated pursuant to the Agreement and Plan of Merger.
     (b) On the Closing Date, Van Kampen Parent and Merger Subsidiary shall file a certificate of merger with the Delaware Secretary of State and make all other filings or recordings required by the DGCL in connection with the Merger. The Merger shall become effective at such date and time (the “Effective Time”)

as the certificate of merger is duly filed with the Delaware Secretary of State (or at such later date and time as may be specified in the certificate of merger).
     (c) From and after the Effective Time, the Surviving Corporation shall possess all the rights, powers, privileges and franchises and be subject to all of the obligations, liabilities, restrictions and disabilities of Van Kampen Parent and Merger Subsidiary, all as set forth in the DGCL.
     (d) The certificate of incorporation of Merger Subsidiary in effect at the Effective Time shall be the certificate of incorporation of the Surviving Corporation until amended in accordance with applicable Law, except that Item 1 thereof shall read as follows: “The name of the corporation is Van Kampen Investments Inc.” The bylaws of Merger Subsidiary in effect at the Effective Time shall be the bylaws of the Surviving Corporation until amended in accordance with applicable Law.
     (e) From and after the Effective Time, until successors are duly elected or appointed and qualified in accordance with applicable Law, (i) the directors of Merger Subsidiary at the Effective Time shall be the directors of the Surviving Corporation and (ii) the officers of Merger Subsidiary at the Effective Time shall be the officers of the Surviving Corporation.
     (f) At the Effective Time, by virtue of the Merger and without any action on the part of Van Kampen Parent, Merger Subsidiary, Buyer or any holder of such securities, each share of Van Kampen Parent common stock outstanding immediately prior to the Effective Time shall no longer be outstanding and shall automatically be converted into the right to receive the Merger Consideration to be paid by Buyer in the manner set forth in Section 2.04.
     (g) At the Effective Time, by virtue of the Merger and without any action on the part of Van Kampen Parent, Merger Subsidiary, Buyer or any holder of such securities, each share of common stock of Merger Subsidiary outstanding immediately prior to the Effective Time shall be converted into and become one share of common stock of the Surviving Corporation with the same rights, powers and privileges as the shares so converted and shall constitute the only outstanding shares of capital stock of the Surviving Corporation.
     Section 2.03. Purchase Price. (a) The aggregate amount payable by Buyer to Seller in consideration of the transactions contemplated by Sections 2.01 and 2.02 shall be the Aggregate Purchase Price.
     (b) The Aggregate Purchase Price shall be paid as provided in Section 2.04, and shall be subject to adjustment as provided in Sections 2.05, 2.06, and 5.08 and shall be allocated pursuant to Section 2.07.
     Section 2.04. Closing. (a) The closing (the “Closing”) of the transactions contemplated by Sections 2.01, 2.02 and 2.03 shall take place at the offices of Wachtell, Lipton, Rosen & Katz, 51 West 52nd Street, New York, New York, as

soon as possible, but in no event later than the month-end following two Business Days after the conditions set forth in Article 10 (other than conditions that by their nature are to be satisfied at the Closing, but subject to the satisfaction or, to the extent permissible, waiver of those conditions at the Closing) have been satisfied or, to the extent permissible, waived by the party or parties entitled to the benefit of such conditions, or at such other time or place as Buyer and Seller may agree. Notwithstanding the foregoing or anything else in this Agreement, (i) in no event shall Buyer be obligated to consummate the Closing prior to April 30, 2010 and (ii) Buyer shall be entitled to delay the Closing to a date not later than June 30, 2010 if, subject to receipt of the certificate contemplated by Section 10.02(c) as of April 30, 2010, Buyer agrees in writing that the conditions to Closing set forth in Sections 10.01(c), 10.02(a), 10.02(b) and 10.02(c) shall not be conditions to Closing under Article 10 hereof (other than Sections 10.02(a) and 10.02(c), but only in respect of Seller’s continuing obligation thereafter to comply with its covenants hereunder and the obligation to certify as such pursuant to Section 10.02(c)), in which case (x) references to the “Closing” shall be deemed references to April 30, 2010 for all purposes of determining the Closing Revenue Run-Rate Purchase Price Adjustment under Section 2.05 and the true-up under Section 2.06 (including the definitions used therein) and (y) Closing shall occur on or before the date specified by Buyer (in coordination with Seller) for the delayed Closing (and, in any event, on or before June 30, 2010).
     (b) At the Closing:
     (i) Buyer shall deliver to Seller (or any Affiliates of Seller designated by Seller) the Aggregate Cash Consideration (as adjusted in accordance with Section 2.05, if applicable) in immediately available funds by wire transfer to an account of Seller with a bank designated by Seller, by notice to Buyer, which notice shall be delivered not later than two Business Days prior to the Closing Date.
     (ii) Buyer shall issue to Seller (or any Affiliates of Seller designated by Seller in writing) the stock certificates representing the Aggregate Equity Consideration (as adjusted in accordance with Section 2.05, if applicable) or, if uncertificated, other appropriate evidence of ownership reasonably acceptable to Seller representing the Aggregate Equity Consideration, registered in the name of Seller or its designee, free and clear of any Encumbrances (other than restrictions on transfer which arise under applicable securities Laws and this Agreement).
     (iii) Seller and Buyer and their respective Subsidiaries that are a party thereto, if any, shall execute and deliver each of the Ancillary Agreements.
     (iv) Subject to the provisions hereof (including, for the sake of clarity, Section 7.05), Seller shall deliver to Buyer such deeds, bills of sale, endorsements, consents, assignments and other good and sufficient instruments of conveyance and assignment as the parties and their respective counsel shall deem reasonably necessary to vest in Buyer all right, title and interest in, to and under the Purchased Assets.
     (v) Seller shall deliver, or cause to be delivered, to Buyer or its designee certificates (to the extent such shares are held in certificated form), or other documentation or evidence reasonably acceptable to Buyer, representing the Van Kampen Seed Capital then owned by Seller or one of its Subsidiaries duly endorsed or accompanied by stock powers duly endorsed in blank, with any required transfer stamps affixed thereto, free and clear of any Encumbrances (other than restrictions on transfer which arise under applicable securities Laws and this Agreement).
     (vi) Seller shall deliver to Buyer a receipt acknowledging payment of the Aggregate Equity Consideration and the Aggregate Cash Consideration by Buyer in full satisfaction of Buyer’s obligations under Section 2.04(b)(i), Section 2.04(b)(ii) and Section 7.09(b) (but subject to any further obligations contained in this Agreement).
     (vii) Seller shall deliver to Buyer the certificates referenced in Section 10.02(c) and Section 10.02(e).
     (viii) Buyer shall deliver to Seller the certificates referenced in Section 10.03(c).
     Section 2.05. Closing Revenue Run-Rate Purchase Price Adjustment.
     (a) If the Closing Revenue Run-Rate is less than 0.85 multiplied by the Base Revenue Run-Rate, then the Aggregate Purchase Price shall be reduced as follows:
     (i) the Aggregate Cash Consideration shall be reduced by an amount (the “Cash Reduction Amount”) equal to (x) the Closing Revenue Run-Rate Purchase Price Reduction multiplied by (y) one-third; and
     (ii) the Aggregate Equity Consideration shall be reduced by a number of shares (the “Equity Reduction Amount”) equal to the quotient (rounded to the nearest whole share) of (A) the Closing Revenue Run-Rate Purchase Price Reduction minus the Cash Reduction Amount over (B) the Buyer Signing Price;
     (b) If the Closing Revenue Run-Rate is greater than 1.15 multiplied by the Base Revenue Run-Rate, then the Aggregate Purchase Price shall be increased as follows:

     (i) the Aggregate Cash Consideration shall be increased by an amount (the “Cash Increase Amount”) equal to (x) the Closing Revenue Run-Rate Purchase Price Increase multiplied by (y) one-third; and
     (ii) the Aggregate Equity Consideration shall be increased by a number of shares (the “Equity Increase Amount”) equal to the quotient (rounded to the nearest whole share) of (A) the Closing Revenue Run-Rate Purchase Price Increase minus the Cash Increase Amount over (B) the Buyer Signing Price.
     (c) Any adjustment resulting from the application of this Section 2.05 is referred to in this Agreement as the “Closing Revenue Run-Rate Purchase Price Adjustment”.
     (d) Notwithstanding anything to the contrary in this Section 2.05 or in Section 2.06, unless Seller exercises an Alternative Transaction Structure Election pursuant to Section 7.11, Buyer and Seller agree that (i) any Cash Increase Amount or Cash Reduction Amount, as the case may be, shall be allocated to the Purchased Assets (as opposed to the Transferred Entities), to the extent that any corresponding increase or reduction in the Aggregate Purchase Price pursuant to this Section 2.05 or to Section 2.06, as the case may be, is attributable to such Purchased Assets as determined pursuant to Section 2.05(e), and (ii) the remainder of such Cash Increase Amount or Cash Reduction Amount, if any, along with any Equity Increase Amount or Equity Reduction Amount, shall be allocated to the Transferred Entities; provided that, if any increase or reduction in the Aggregate Purchase Price pursuant to Section 2.05 or 2.06, as the case may be, that is attributable to such Purchased Assets as determined pursuant to Section 2.05(e), exceeds the amount of the corresponding Cash Increase Amount or Cash Reduction Amount, as the case may be (such excess, the “Excess Section 2.05(d) Amount”), then (x) the Cash Increase Amount or Cash Reduction Amount, as the case may be, shall be increased by an amount equal to such Excess Section 2.05(d) Amount, and (y) the Equity Increase Amount or Equity Reduction Amount shall be reduced by a number of shares equal to the quotient (rounded to the nearest whole share) of (A) such Excess Section 2.05(d) Amount over (B) the Buyer Signing Price.
     (e) The portion of any increase in the Aggregate Purchase Price pursuant to this Section 2.05 or to Section 2.06, as the case may be, that is attributable to the Purchased Assets shall be equal to a fraction, the numerator of which is (i) the excess, if any, of the Closing Revenue Run-Rate over the Base Revenue Run-Rate, determined in each case taking into account only the Purchased Assets, and (ii) the denominator of which is the excess of the Closing Revenue Run-Rate over the Base Revenue Run-Rate. The portion of any reduction in the Aggregate Purchase Price pursuant to this Section 2.05 or to Section 2.06, as the case may be, that is attributable to the Purchased Assets shall be equal to a fraction, the numerator of which is (i) the excess, if any, of the Base Revenue Run-Rate over the Closing Revenue Run-Rate, determined in each case taking into account only the Purchased Assets, and (ii) the denominator of which is the excess of the Base Revenue Run-Rate over the Closing Revenue Run-Rate. In the case that any fraction calculated under this Section 2.05(e) is greater than 1, such fraction shall be deemed to equal 1.
     Section 2.06. True-Up. (a) Upon the expiration of the True-Up Period, the parties shall recalculate the Closing Revenue-Run Rate Purchase Price Adjustment as of the Closing Date, except that the Adjusted Assets Under Management with respect to the Contingent Accounts shall be included in the calculation of such recalculated Closing Revenue Run-Rate Purchase Price Adjustment:
     (i) in the case of any Contingent Account pursuant to clause (a)(i) of the definition thereof that (A) has satisfied any Assignment Requirements applicable to such account not later than the final day of the True-Up Period or (B) (i) has not terminated the Investment Advisory Arrangement (or has, on or before the final day of the True-Up Period (and, in the case of a New Advisory Contract with the Van Kampen Business, after Closing), entered into a New Advisory Contract with the Van Kampen Business, Buyer or any of its Affiliates on terms substantially comparable (but having the same advisory and same aggregate non-advisory fees) to those of the applicable Existing Advisory Contract) and (ii) continues to be a Client of the Van Kampen Business, Buyer or any of its Affiliates on the final day of the True-Up Period (unless, in the case of this clause (B), Buyer or its applicable Affiliate will be required to terminate such Investment Advisory Arrangement due to the failure to satisfy the Assignment Requirements by such final day), to the extent of the amount by which (x) the reduction made to Adjusted Assets Under Management in respect of any such Contingent Account for purposes of the original calculation of the Closing Revenue Run-Rate (assuming that calculation had been done as of the Closing Date) exceeds (y) the amount of the redemptions, withdrawals or terminations that actually occur with respect to such account prior to the final day of the True-Up Period;
     (ii) in the case of any Contingent Account solely pursuant to clause (a)(ii) of the definition thereof that has satisfied any Assignment Requirements applicable to such account not later than the final day of the True-Up Period, to the extent of the reduction made to Adjusted Assets Under Management in respect of any such Contingent Account for purposes of the original calculation of the Closing Revenue Run-Rate (assuming that calculation had been done as of the Closing Date);
     (iii) in the case of any Contingent Account pursuant to clause (a)(iii) or (b) of the definition thereof, to the extent of amounts actually funded in the account not later than the final day of the True-Up Period; and

     (iv) in the case of any Contingent Account relating to a Fund with respect to which a Fund Change Announcement has occurred, and assuming, in the case of any Fund Change Announcement relating to a portfolio management team change for the Funds set forth on Exhibit C, that such Fund has satisfied any Assignment Requirements, to the extent of the full amount of such Contingent Account.
     (b) If such recalculation yields:
     (i) a reduced Closing Revenue Run-Rate Purchase Price Reduction, an increased Closing Revenue Run-Rate Purchase Price Increase or an amount that would give rise for the first time to a Closing Revenue Run-Rate Purchase Price Increase, then Buyer shall pay to Seller an amount that is equal to the amount of such reduction to the Closing Revenue Run-Rate Purchase Price Reduction, the amount of such increase to the Closing Revenue Run-Rate Purchase Price Increase or the amount of such Closing Revenue Run-Rate Purchase Price Increase (as applicable) as soon as is reasonably practicable after, but in any event within three Business Days of, the date upon which the recalculation described in this Section 2.06(b)(i) is made, with such payment increasing the Aggregate Cash Consideration and the Aggregate Equity Consideration in the manner described in Section 2.05(b); or
     (ii) an increased Closing Revenue Run-Rate Purchase Price Reduction, a reduced Closing Revenue Run-Rate Purchase Price Increase or an amount that would give rise for the first time to a Closing Revenue Run-Rate Purchase Price Reduction, then Seller shall pay to Buyer an amount that is equal to the amount of such increase to the Closing Revenue Run-Rate Purchase Price Reduction, the amount of such reduction to the Closing Revenue Run-Rate Purchase Price Increase or the amount of the Closing Revenue Run-Rate Purchase Price Reduction (as applicable) as soon as is reasonably practicable after, but in any event within three Business Days of, the date upon which the recalculation described in this Section 2.06(b)(ii) is made, with such payment reducing the Aggregate Cash Consideration and the Aggregate Equity Consideration in the manner described in Section 2.05(b).
     (c) Any reduction or increase in the Aggregate Cash Consideration pursuant to this Section 2.06 shall be payable in immediately available funds by wire transfer to an account of Buyer or Seller, as the case may be, with a bank designated by such receiving party. Any reduction or increase in the Aggregate Equity Consideration shall be payable by delivering to Buyer or Seller, as the case may be, stock certificates representing such adjustment to the Aggregate Equity Consideration pursuant to this Section 2.06 (with the number of shares of Buyer Stock to be delivered calculated based on the Buyer Signing Price) or, if the Aggregate Equity Consideration is uncertificated, other appropriate evidence of ownership reasonably acceptable to such receiving party.

     (d) For purposes of this Section 2.06, all references to the Closing Measurement Date included in the definitions of Adjusted Assets Under Management and Closing Revenue Run-Rate shall be deemed references to the Closing Date.
     Section 2.07. Allocation of Purchase Price. (a) Buyer and Seller agree that (i) the Asset Consideration shall consist solely of a portion of the Aggregate Cash Consideration, (ii) the Merger Consideration shall consist solely of the Aggregate Equity Consideration and (iii) notwithstanding anything to the contrary in Section 7.09(b), the consideration for the sale of the Van Kampen Seed Capital of the Van Kampen Seeded Funds shall consist solely of an amount of cash equal to the Van Kampen Seed Capital Closing NAV for the Van Kampen Seeded Funds, which amount shall consist of a portion of the Aggregate Cash Consideration. Exhibit I attached hereto sets forth the parties allocation of the Aggregate Cash Consideration and the Aggregate Equity Consideration in accordance with the preceding sentence.
     (b) As soon as practicable, but in no event later than 60 days, after the Closing, Buyer shall deliver to Seller a statement (the “Allocation Statement”) allocating the Asset Consideration (plus Assumed Liabilities, to the extent properly taken into account under Section 1060 of the Code) among the Purchased Assets in accordance with Section 1060 of the Code. If within 20 days after the delivery of the Allocation Statement Seller notifies Buyer in writing that Seller objects to the allocation set forth in the Allocation Statement, Buyer and Seller shall use reasonable best efforts to resolve such dispute within 30 days. In the event that Buyer and Seller are unable to resolve such dispute within 30 days, Buyer and Seller shall jointly cause the Accounting Referee to resolve the disputed items. Upon resolution of the disputed items, the allocation reflected on the Allocation Statement shall be adjusted to reflect such resolution. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.
     (c) Seller and Buyer agree to (i) be bound by the final Allocation Statement and (ii) act in accordance with the final allocation in the preparation, filing and audit of any Tax return (including filing Form 8594 with its federal income Tax return for the taxable year that includes the date of the Closing).
     (d) If an adjustment is made with respect to the Aggregate Purchase Price pursuant to any of Sections 2.06, 2.07, 2.08 or 11.02, Exhibit I and the Allocation Statement shall be adjusted as mutually agreed by Buyer and Seller (and, in the case of the Allocation Statement, in accordance with Section 1060 of the Code), using the procedures set forth in Section 2.07(b), mutatis mutandis.
     (e) Not later than 60 days prior to the filing of their respective Forms 8594 relating to this transaction, each party shall deliver to the other party a copy of its Form 8594.

     Section 2.08. Assignment of Contracts and Rights. Notwithstanding anything in this Agreement to the contrary, this Agreement shall not constitute an agreement to assign any Purchased Asset or any right thereunder if an attempted or actual assignment, without the consent of a third party, would constitute a breach or in any way adversely affect the rights of Buyer or Seller thereunder. Seller will use reasonable best efforts to obtain, or cause to be obtained, on or prior to the Closing Date, the consent of the other parties to any such Purchased Asset or any claim or right or any benefit arising thereunder for the assignment thereof to Buyer as Buyer may request. Buyer will cooperate with Seller, at no additional cost to Buyer, in such manner as may reasonably be requested in connection therewith. If such consent is not obtained on or prior to the Closing Date, Seller shall continue to use reasonable best efforts to obtain any such consent for a period of 90 days after the Closing Date, and in the event that any such consent is not obtained by the Closing Date, or if an attempted assignment thereof would be ineffective or would adversely affect the rights of Seller thereunder so that Buyer would not in fact receive all such rights, Seller and Buyer will cooperate in a mutually agreeable arrangement (a “Work-around”) under which Buyer would obtain the benefits and assume the obligations thereunder in accordance with this Agreement, including sub-contracting, sub-licensing, or sub-leasing to Buyer, or under which Seller would enforce for the benefit of Buyer, with Buyer assuming Seller’s obligations to the extent Buyer would have been responsible therefor if such consent had been obtained and to the extent Buyer or its Affiliates receive the benefits thereof, any and all rights of Seller against a third party thereto. Seller will promptly pay to Buyer when received all monies received by Seller under any Purchased Asset or any claim or right or any benefit arising thereunder. Notwithstanding the foregoing, the provisions of this Section 2.08 shall not apply to any Contracts that are subject to Section 7.05.
     Section 2.09. Certain Adjustments. If, during the period between the date of this Agreement and the Closing, the outstanding shares of capital stock of Buyer shall have been increased, decreased, changed into or exchanged for a different number or kind of shares or securities as a result of any reorganization, reclassification, recapitalization, stock split or reverse stock split, combination, exchange or readjustment of shares, or any stock dividend thereon with a record date during such period or other similar change in capitalization, the Aggregate Equity Consideration shall be appropriately and proportionately adjusted.
     Section 2.10. Post-Closing Cash Cap. (a) Notwithstanding anything to the contrary in this Agreement, unless Seller exercises an Alternative Transaction Structure Election pursuant to Section 7.11, to the extent that any cash payment otherwise required to be made by Buyer to Seller under this Agreement after the Closing would result in the Aggregate Post-Closing Buyer Cash Payments being in excess of the Post-Closing Cash Cap (any such excess, an “Excess Post-Closing Buyer Cash Payment”), then:

     (i) Buyer shall not be required under this Agreement to make such Excess Post-Closing Buyer Cash Payment to Seller, and
     (ii) in lieu thereof, Buyer shall (x) pay to Seller in cash an amount equal to 60% of such Excess Post-Closing Buyer Cash Payment, and (y) deliver to Seller a number of shares of Buyer Stock equal to the quotient (rounded down to the next whole share) of (A) 40% of such Excess Post-Closing Buyer Cash Payment over (B) the Buyer COI Price; provided that to the extent delivery of the Buyer Stock pursuant to this clause (ii) would cause Seller’s beneficial ownership (as defined in Rule 13d of the Exchange Act) of Buyer Stock to exceed the Common Stock Cap, Buyer shall deliver to Seller (x) the maximum number of shares of Buyer Stock that can be owned by Seller without Sellers’ and its Affiliates’ collective ownership exceeding the Common Stock Cap plus (y) a number of shares of Equivalent Buyer Preferred Stock that is convertible into the number of shares of Buyer Stock that would have been delivered absent this proviso less the number of shares of Buyer Stock referred to in clause (x).
     (b) For purposes of this Agreement,
     (i) “Aggregate Post-Closing Buyer Cash Payments” means, at any time, the aggregate amount of cash payments previously made or to be made at such time by Buyer to Seller after the Closing.
     (ii) “Buyer COI Price” means $22.75.
     (iii) “Merger Consideration Percentage” means 66.755%.
     (iv) “Post-Closing Cash Cap” means the value determined for X, expressed in dollars, where:

X	=	((A * B) / .40) – (A * B) – C

and

A	=	the Buyer COI Price;

B	=	the excess of (i) the product of the Aggregate Equity Consideration, prior to any adjustment to such number pursuant to this Agreement, and the Merger Consideration Percentage, over (ii) the amount of any reduction (expressed as a number of shares) in the Aggregate Equity Consideration pursuant to Section 2.05 or 2.06(b); and

C	=	the product of (i) the Aggregate Cash Consideration, prior to any adjustment to such amount pursuant to this Agreement, and (ii) the Merger Consideration Percentage.
ARTICLE 3
Representations and Warranties of Seller
     Subject to Section 13.11, except as set forth in the Seller Disclosure Schedule, Seller represents and warrants to Buyer as of the date of this Agreement and as of the Closing Date as follows:
     Section 3.01. Organization and Qualification. Seller and each of its Subsidiaries that owns Purchased Assets is a legal entity duly organized or incorporated, validly existing and, to the extent such concept is relevant in the applicable jurisdiction, in good standing under the Laws of its jurisdiction of organization or incorporation. To the extent relating to the Van Kampen Business or the ability of Seller to enter into or consummate the transactions contemplated hereby: (i) Seller and each of its Subsidiaries that owns Purchased Assets has the requisite corporate or other similar power and authority to own or lease all of its properties and assets and to carry on its business as conducted as of the date of this Agreement and to own, lease and operate all of its properties and assets, in all material respects as conducted, owned, leased or operated as of the date of this Agreement; and (ii) Seller and each of its Subsidiaries that owns Purchased Assets is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary other than any failure to be so qualified that would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. Seller has made available to Buyer prior to the date of this Agreement complete and correct copies of the Organizational Documents of Seller and each of its Subsidiaries that owns Purchased Assets as in effect as of the date of this Agreement.
     Section 3.02. Ownership. Seller or one of its Subsidiaries (including, in the case of a portion of the Van Kampen Seed Capital, one or more of the Transferred Entities) is, and, subject to Section 7.05, as of the Closing Date will be, the legal and beneficial owner of all of the issued and outstanding equity interests in the Transferred Entities, the Van Kampen Seed Capital and, subject to Section 7.05, the Purchased Assets and at the Closing will deliver to Buyer good and valid title to the Transferred Entities, the Van Kampen Seed Capital and the Purchased Assets, free and clear of any Encumbrances, other than (in the case of the Purchased Assets only) Permitted Encumbrances. Van Kampen Parent owns, directly or indirectly, all of the outstanding ownership interests in each of its

Subsidiaries and all such ownership interests are owned free and clear of any Encumbrance. As of the date hereof, the number of shares of Buyer Common Stock that Seller beneficially owns (as defined in Rule 13d of the Exchange Act) is set forth in Section 3.02 of the Seller Disclosure Schedule (as determined by Seller based on its reporting and compliance policies and procedures in respect thereof) and discussed with Buyer.
     Section 3.03. Corporate Authority. (a) Seller has (or any of its Affiliates who may be a party to any Ancillary Agreement has) full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it (or any such Affiliate) is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by Seller (or any such Affiliate) of this Agreement and each of the Ancillary Agreements to which it is or will be a party, and each of the transactions contemplated hereunder (including the Merger) and thereunder, have been duly and validly authorized and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Seller (or any such Affiliate) of this Agreement and each of the Ancillary Agreements to which it (or any such Affiliate) is or will be a party or any of the transactions contemplated hereunder or thereunder.
     (b) The board of directors of Van Kampen Parent has approved and declared advisable this Agreement, the Agreement and Plan of Merger and the transactions contemplated hereby (including the Merger) and resolved to recommend approval and adoption of this Agreement and the Agreement and Plan of Merger and (including the Merger) by the sole stockholder of Van Kampen Parent. The sole stockholder of Van Kampen Parent has approved and adopted this Agreement and the Agreement and Plan of Merger (including the Merger). No other corporate proceedings on the part of Van Kampen Parent or its sole stockholder are necessary to approve this Agreement, the Agreement and Plan of Merger or to consummate the Merger or other transactions contemplated hereby.
     Section 3.04. Binding Effect. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by Buyer (or, in the case of the Ancillary Agreements, Buyer or an Affiliate of Buyer), this Agreement constitutes, and each Ancillary Agreement when executed and delivered will constitute, a valid and legally binding obligation of Seller (or, in the case of the Ancillary Agreements, of Seller or an Affiliate of Seller) enforceable against Seller or such Affiliate in accordance with its terms, subject (in the case of enforceability) to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     Section 3.05. Governmental Consents and Approvals. (a) Other than in connection with (i) the HSR Act or any other Antitrust Laws, (ii) any applicable banking, securities or other financial services Laws of any banking commission or any securities or other financial services regulator, (iii) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State or (iv) such other Law, in each case of (i) through (iv) above, that is set forth on Section 3.05(a) of the Seller Disclosure Schedule (the matters covered under clauses (i) through (iv) above, collectively, the “Seller Required Approvals”), Seller and its Affiliates are not required to obtain any authorization, waiver, consent or approval of, make any filing or registration with, or give any notice to, any Government Entity or to obtain any Permit in connection with the execution, delivery and performance by Seller of this Agreement or the execution, delivery and performance by Seller or its Affiliates of each of the Ancillary Agreements to which Seller or any of its Affiliates is or will be a party or the consummation by Seller or its Affiliates of any of the transactions contemplated hereunder (including the Merger) or thereunder, other than any authorization, waiver, consent, approval, filing, registration, notice or Permit, the failure of which to obtain, make or give would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. As of the date hereof, Seller is not aware of any reason why any Seller Required Approvals will not be received in order to permit the consummation of the transactions contemplated hereby.
     (b) Other than the Seller Required Approvals or as set forth on Section 3.05(b) of the Seller Disclosure Schedule (the “Transferred Entities Required Approvals”), no Transferred Entity is required to obtain any authorization, waiver, consent or approval of, or make any filing or registration with, or give any notice to, any Government Entity or to obtain any Permit in connection with the execution, delivery and performance by Seller of this Agreement, the execution, delivery and performance by Seller or its Affiliates of each of the Ancillary Agreements to which Seller or any of its Affiliates is or will be a party or the consummation by Seller or its Affiliates of any of the transactions contemplated by this Agreement (including the Merger) or the Ancillary Agreements, other than any authorization, waiver, consent, approval, filing, registration, notice or Permit the failure of which to obtain, make or give would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. As of the date hereof, Seller is not aware of any reason why any Transferred Entities Required Approvals will not be received in order to permit the consummation of the transactions contemplated hereby.
     Section 3.06. Non-Contravention. The execution, delivery and performance by Seller of this Agreement and by Seller and its Affiliates of each of the Ancillary Agreements to which Seller or any of its Affiliates is or will be a party, and the consummation by Seller and its Affiliates of the transactions contemplated hereunder and thereunder, do not and will not (i) conflict with or violate any provision of the Organizational Documents of Seller, any Subsidiary of Seller that owns Purchased Assets, any Affiliate that is a party to an Ancillary Agreement, any Transferred Entity, or the Funds, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings referred to in Section 3.05 or Section 7.05, conflict with, or result in the breach of, or constitute a default under, or result in the termination, Encumbrance, cancellation, modification or acceleration of any right or obligation of Seller, any Subsidiary of Seller that owns Purchased Assets, any Affiliate that is a party to an Ancillary Agreement, any Transferred Entity, any Fund or the Van Kampen Business under, or give rise to any payment conditioned, in whole or in part, on a change of control of a Transferred Entity or Fund or approval or consummation of the transactions contemplated hereby, or result in a loss of any benefit to which Seller, any Subsidiary of Seller that owns Purchased Assets, any Affiliate that is a party to an Ancillary Agreement, any Transferred Entity, any Fund or the Van Kampen Business is entitled, with or without the giving of notice, the lapse of time or both, under any Contract or other agreement or instrument binding upon Seller, any Subsidiary of Seller that owns Purchased Assets, any Affiliate that is a party to an Ancillary Agreement, any Transferred Entity, the Funds, the Van Kampen Business or to which the property of Seller, any Subsidiary of Seller that owns Purchased Assets, any Affiliate that is a party to an Ancillary Agreement, any Transferred Entity, the Funds or the Van Kampen Business is subject or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings (A) referred to in Section 3.05 or Section 7.05 or (B) required to be received or made by Buyer or any of its Affiliates, violate or result in a breach of or constitute a default under any Law to which Seller, any Subsidiary of Seller that owns Purchased Assets, any Affiliate that is a party to an Ancillary Agreement, any Transferred Entity, the Funds or the Van Kampen Business is subject or under any Permit of Seller or its Subsidiaries that is related to the Van Kampen Business, other than, in the case of clauses (ii) and (iii), any conflict, breach, default, termination, Encumbrance, cancellation, modification, acceleration or loss that would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect (excluding, for this purpose only, clause (H) of the definition of Material Adverse Effect).
     Section 3.07. Investment Purpose. Seller is acquiring the Aggregate Equity Consideration for its own account, solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or state securities or “blue sky” Law, or with any present intention of distributing or selling such Aggregate Equity Consideration in violation of any such Law. Seller has requested, received, reviewed and considered all information that Seller deems relevant in making an informed decision to invest in the Buyer Stock or the Equivalent Buyer Preferred Stock, as the case may be, and has had an opportunity to discuss Buyer’s business, management and financial affairs with its management and also had an opportunity to ask questions of officers of Buyer that were answered to Seller’s satisfaction; provided that such inquires do not impair the rights of Seller to rely on the representations and warranties of Buyer as set forth in Article 4. Seller understands that Buyer is relying on the statements contained herein to establish an exemption from registration under U.S. federal and state securities Laws. Subject to provisions of Section 6.06, Seller acknowledges that the shares constituting the Aggregate Equity Consideration are not registered under the

Securities Act or any other applicable Law and that such shares may not be transferred, sold or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to Laws and regulations of other jurisdictions as applicable.
     Section 3.08. Legal Proceedings. (a) As of the date of this Agreement, there is no Legal Proceeding pending against, or to the Knowledge of Seller, threatened against or affecting Seller, any Subsidiary of Seller (including the Transferred Entities) or any Fund that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated by this Agreement.
     (b) Section 3.08(b) of the Seller Disclosure Schedule contains a complete and correct list, as of the date hereof, of all material pending and, to the Knowledge of Seller, material threatened Legal Proceedings concerning the Van Kampen Business. There are no Legal Proceedings pending against or, to the Knowledge of Seller, threatened against or affecting any Transferred Entity or the Van Kampen Business, except as would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect.
     (c) There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction imposed upon or entered into by the Transferred Entities or Seller or its Affiliates relating to or impacting the Van Kampen Business (or that, upon consummation of the transactions contemplated by this Agreement, would apply to Buyer or any of its Subsidiaries).
     Section 3.09. Organization and Qualification. Each Transferred Entity is, as of the date of this Agreement, and each Transferred Entity will be, as of the Closing, a legal entity duly organized or incorporated, validly existing and, to the extent such concept is relevant in the applicable jurisdiction, in good standing under the Laws of its jurisdiction of organization. Each Transferred Entity has, as of the date of this Agreement, and each Transferred Entity will have, as of the Closing, all requisite corporate or other similar power and authority to own, lease and operate all of its properties and assets and to carry on its businesses in all material respects as conducted, owned, leased or operated as of the date of this Agreement. Each Transferred Entity is, as of the date of this Agreement, and each Transferred Entity will be, as of the Closing, duly qualified to do business in each jurisdiction where the ownership or operation of its properties and assets or the conduct of its businesses requires such Transferred Entity to be so qualified, except for any failure to be so qualified that would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. Seller has made available to Buyer, prior to the date of this Agreement, complete and correct copies of the Organizational Documents of each of the Transferred Entities, in each case, as in effect on the date of this Agreement.
     Section 3.10. Capitalization. (a) Section 3.10(a) of the Seller Disclosure Schedule sets forth, for each Transferred Entity, (A) the name and jurisdiction of organization of such Transferred Entity, (B) the number of shares of authorized and outstanding capital stock or other equity interests of such Transferred Entity and the names of the holders thereof and (C) the number of shares of authorized and outstanding capital stock or other equity interests of such Transferred Entity that are held in treasury by such Transferred Entity.
     (b) All of the outstanding shares of capital stock and other equity interests of the Transferred Entities have been duly authorized and are validly issued, fully paid and non-assessable.
     (c) There are no other outstanding securities, preemptive or other rights, rights of first refusal, options, warrants, calls, conversion rights, stock appreciation rights, redemption rights, repurchase rights, agreements, plans, “tag along” or “drag along” rights, agreements, arrangements, undertakings or commitments (collectively, “Equity Rights”) (i) under which any Transferred Entity is or may become obligated to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, or in any way dispose of, any shares of the capital stock or other equity interests, or any securities or obligations that are exercisable or exchangeable for, or convertible into, any shares of the capital stock or other equity interests, of such Transferred Entity, and no securities or obligations evidencing such rights are authorized, issued or outstanding, (ii) giving any Person a right to subscribe for or acquire any equity interest in any Transferred Entity or (iii) obligating any of the Transferred Entities to issue, grant, adopt or enter into any such Equity Right in respect of any Transferred Entity. None of the Transferred Entities has any (x) outstanding Indebtedness that could convey to any Person the right to vote, or that is convertible into or exercisable for Transferred Equity Interests or equity of any Transferred Entity or (y) rights that entitle or convey to any Person the right to vote with the holders of the equity interests of the Transferred Entities on any matter. The outstanding capital stock and other equity interests of the Transferred Entities are not subject to any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such capital stock or other equity interests. There are no outstanding or authorized phantom stock, profit participation or similar rights providing economic benefits based, directly or indirectly, on the value or price of the capital stock or other equity interests of the Transferred Entities.
     Section 3.11. Financial Information. (a) The unaudited interim combined balance sheet (the “Balance Sheet”) as of June 30, 2009 (the “Balance Sheet Date”) of the Van Kampen Business (for the avoidance of doubt, including the Purchased Assets and Assumed Liabilities), (i) has been based on financial records of the Seller and its Subsidiaries that are in accordance with GAAP and (ii) fairly presents, on such basis, in all material respects the combined financial position of the Transferred Entities, together with the Purchased Assets, as of the date thereof (subject to normal year-end audit adjustments, none of which would be expected to be material). The unaudited interim combined statement of income (the “Income Statement”) for the six months ended June 30, 2009 of the

Transferred Entities, together with the Purchased Assets, (i) has been based on financial records of the Seller and its Subsidiaries that are in accordance with GAAP and (ii) fairly presents, on such basis, in all material respects the combined results of operations of the Transferred Entities, together with the Purchased Assets, for such period (subject to normal year-end audit adjustments, none of which is expected to be material). It is understood that (i) expenses on the income statement referred to in the preceding sentence fully comprise the direct and indirect expenses incurred to support the Van Kampen Business, (ii) such direct expenses include investment team and distribution compensation reported on the basis of Economic Compensation, occupancy, equipment, information processing and marketing fees and (iii) such expenses include support services costs (Operations, IT, HR, Finance, Internal Audit and Legal/Compliance), and reflect both direct expenses and an allocation of the Van Kampen Business’ share of the costs of services and functions that support Seller’s global investment management business (with any compensation costs also reported on the basis of Economic Compensation). Complete and correct copies of the unaudited financial statements described in the first two sentences of this Section 3.11(a) (the “Financial Statements”) are set forth on Section 3.11(a) of the Seller Disclosure Schedule.
     (b) The Balance Sheet does not reflect any asset, other than deferred tax assets attributable to differences between tax and book accounting treatment, that will not be transferred to Buyer either as a Purchased Asset or pursuant to the Merger after giving effect to the transactions contemplated hereunder (excluding routine dispositions of assets in the ordinary course of business consistent with past practice and permitted by Section 5.01(b)) and the Income Statement reflects the results of the operations of the Van Kampen Business as conducted as part of Seller. The Financial Statements reflect all costs that historically have been incurred in connection with the operation of the Van Kampen Business.
     (c) Seller and its Subsidiaries (including the Transferred Entities) maintain in all material respects internal control over financial reporting to provide reasonable assurance regarding the reliability of financial reporting and the preparation of financial statements for external purposes in accordance with GAAP, including policies and procedures that (i) pertain to the maintenance of records that in reasonable detail accurately and fairly reflect the transactions and dispositions of the assets of the Transferred Entities, (ii) provide reasonable assurance that transactions are recorded as necessary to permit preparation of financial statements in accordance with GAAP, and that receipts and expenditures of the Transferred Entities are being made only in accordance with authorizations of management and directors of the Transferred Entities and (iii) provide reasonable assurance regarding prevention or timely detection of unauthorized acquisition, use or disposition of the assets of the Transferred Entities that could have a material effect on the financial statements.
     (d) Section 3.11(d) of the Seller Disclosure Schedule correctly sets forth all Indebtedness of the Van Kampen Business to third parties (which, for the avoidance of doubt, does not include Seller and its Affiliates) as of the date set forth on such Schedule, and for each item of such Indebtedness set forth thereon, identifies the debtor, the principal amount as of the date of this Agreement, the creditor, the maturity date and the collateral, if any, securing the Indebtedness.
     Section 3.12. Absence of Undisclosed Liabilities. There are no liabilities or obligations of the Van Kampen Business (whether known, absolute, accrued, contingent or otherwise and whether due or to become due), except for (a) liabilities or obligations to the extent reflected or reserved against on the Financial Statements, (b) liabilities or obligations that were incurred by the Van Kampen Business as a result of this Agreement or any Ancillary Agreement, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the Balance Sheet Date or (d) other undisclosed liabilities, which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Van Kampen Material Adverse Effect.
     Section 3.13. Taxes. (a) All material Tax Returns with respect to the Transferred Entities required to be filed have been duly and timely filed with the appropriate Government Entity, and all such Tax Returns are true, correct and complete in all material respects, and the Transferred Entities have timely paid all material Taxes due with respect to the periods covered by such Tax Returns. All other material Taxes of the Transferred Entities have been paid, or an adequate provision has been made therefor on the appropriate financial statements in accordance with GAAP, IFRS, or other relevant applicable accounting principles.
     (b) Each of the Transferred Entities has withheld from its employees, independent contractors or Affiliates, and other third parties all material amounts required to be withheld with respect to any amounts paid or benefits furnished to any such Person and timely paid such amounts withheld to the appropriate Government Entity (or other authority) or set aside in an account for such purpose such amounts for all periods, in each case, in material compliance with all Tax withholding provisions under applicable Laws.
     (c) There are no material audits, examinations, investigations or other proceedings pending or threatened in writing in respect of Taxes of or with respect to any of the Transferred Entities, no material issues that have been raised by a Government Entity in connection with any examination of the Tax Returns referred to in Section 3.13 are currently pending, and all material deficiencies asserted or material assessments made, if any, as a result of such examinations have been paid in full, or an adequate provision has been made therefor on the appropriate financial statements in accordance with GAAP, IFRS, or other relevant applicable accounting principles.
     (d) None of the Transferred Entities has any material liability for the Taxes of any Person under Treas. Reg. Section 1.1502-6 (or any similar provision of U.S. state or local or foreign Tax Law), or as a transferee or successor, other than with respect to (i) the consolidated, combined or unitary group of which Van

Kampen Parent was the common parent or (ii) the consolidated, combined or unitary group of which Seller is the common parent.
     (e) None of the Transferred Entities has any material liability for the Taxes of any Person by Contract.
     (f) There are no Encumbrances for Taxes, other than Permitted Encumbrances, upon any of the assets of any Transferred Entity or any Purchased Assets. The Seller and each other entity transferring an interest in United States real property hereunder is not a foreign person within the meaning of Section 1445(b)(2) of the Code.
     (g) There is no (i) waiver of any statute of limitations in respect of material income Taxes, (ii) agreement for any extension of time with respect to a material income Tax assessment or deficiency or (iii) power of attorney has been granted with respect to material Taxes, in each case, relating to any Transferred Entity or the assets thereof. None of the Transferred Entities is a party to, is bound by, or has any obligation or liability under, any material income Tax allocation or sharing agreement or arrangement.
     (h) None of the Transferred Entities will be required to include any item of income in, or exclude any item of deduction from, taxable income for any period ending after the Closing as a result of any (i) request for a ruling, advance pricing agreement or “closing agreement” as defined in Section 7121 of the Code (or any corresponding or similar provision of U.S. state or local or foreign Tax Law); (ii) material installment sale or open transaction disposition made on or before the Closing Date; or (iii) adjustment pursuant to Section 481(a) of the Code or any similar provision of U.S. state or local Tax Law.
     (i) None of the Transferred Entities has constituted either a “distributing corporation” or “controlled corporation” (within the meaning of Section 355(e)(1)(A) of the Code) in a distribution of stock qualifying for tax-free treatment under Section 355 of the Code (i) in the two (2) years prior to the date of this Agreement or (ii) in a distribution which could otherwise constitute a “plan” or “series of related transactions” (within the meaning of Section 355 of the Code) with the transactions contemplated by this Agreement.
     (j) No Transferred Entity has participated in any “listed transaction” within the meaning of Treas. Reg. Section 1.6011-4(c)(3)(i)(A).
     (k) Neither Seller nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance, that could reasonably be expected to prevent the Merger from qualifying as a 368 Reorganization. This Section 3.13(k) shall not be applicable if Seller has made an Alternative Transaction Structure Election pursuant to Section 7.11.
     (l) With respect to the Purchased Assets, (i) all Taxes which will have been required to be paid on or prior to the date hereof, the non-payment of which would result in a Lien on any Purchased Asset have been paid, and (ii) Seller has established or caused to be established, in accordance with GAAP applied on a basis consistent with that of preceding periods, adequate reserves for the payment of, and will timely pay, all Taxes which arise from or with respect to the Purchased Assets or the operation of the Van Kampen Business and are incurred in or attributable to the Pre-Closing Tax Period, the non-payment of which would result in a Lien on any Purchased Asset.
     Section 3.14 . Employee Benefits.
     (a) Each material Benefit and Compensation Arrangement is listed on Section 3.14(a)(i) of the Seller Disclosure Schedule. Each Assumed Benefit and Compensation Arrangement and each material Foreign Benefit Plan is separately identified on Section 3.14(a)(ii) and Section 3.14(a)(iii), respectively, of the Seller Disclosure Schedule. Each Assumed Benefit and Compensation Arrangement is maintained exclusively for the benefit of Van Kampen Business Employees or former employees of a Transferred Entity. Seller has made available to Buyer (i) a copy of each Assumed Benefit and Compensation Arrangement and a copy or summary of each material Benefit and Compensation Arrangement that is not an Assumed Benefit and Compensation Arrangement, and (ii) with respect to each Assumed Benefit and Compensation Arrangement (where applicable), (A) the most recent summary plan description, (B) the most recent determination letter received from the Internal Revenue Service, (C) the most recent Form 5500 Annual Report, (D) the most recent audited financial statement and actuarial valuation report and (E) the version effective as of the date of this Agreement of all related agreements (including trust agreements) and insurance Contracts and other Contracts which implement such Assumed Benefit and Compensation Arrangement.
     (b) Except as would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect, (i) each Assumed Benefit and Compensation Arrangement is and has been operated in compliance with all applicable Laws of the relevant jurisdiction (including any local regulatory or Tax approval requirements) and, to the extent relevant, the governing provisions of such Assumed Benefit and Compensation Arrangement and (ii) no Legal Proceeding is pending or, to the Knowledge of Seller, threatened with respect to any Assumed Benefit and Compensation Arrangement.
     (c) Each Assumed Benefit and Compensation Arrangement that is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service stating that the plan is so qualified and to the Knowledge of Seller no event exists that is reasonably likely to result in the loss of such qualification.
     (d) As of the date of this Agreement, none of Seller nor any of the Transferred Entities nor any of their respective ERISA Affiliates has (i) failed to make any contribution or payment to any U.S. Benefit Plan that is (A) an

“employee pension benefit plan,” within the meaning of Section 3(2) of ERISA, that is subject to Title IV of ERISA or Section 412 of the Code, (B) a Multiemployer Plan or (C) a Multiple Employer Plan, in each case, which failure has resulted or could reasonably be expected to result in the imposition of any liability on the Transferred Entities or Purchaser or its Affiliates on or after the Closing Date, (ii) incurred any liability under Title IV of ERISA (other than a liability to the Pension Benefit Guaranty Corporation for premiums under Section 4007 of ERISA), which liability is or could reasonably be expected to become a liability of the Transferred Entities or Purchaser or its Affiliates on or after the Closing Date or (iii) failed to comply with the continuation coverage requirements of Section 601 et seq. of ERISA and Section 4980B of the Code, which liability is or could reasonably be expected to become a liability of the Transferred Entities or Purchaser or its Affiliates on or after the Closing Date.
     (e) Each Assumed Benefit and Compensation Arrangement that is a “nonqualified deferred compensation plan” (as defined for purposes of Section 409A(d)(1) of the Code) that is subject to Section 409A of the Code has since (i) January 1, 2005, been maintained and operated in good faith compliance with Section 409A of the Code and Notice 2005-1, (ii) October 3, 2004, not been “materially modified” (within the meaning of Notice 2005-1) and (ii) January 1, 2009, been in documentary and operational compliance with Section 409A of the Code.
     (f) With respect to each Assumed Benefit and Compensation Arrangement: (i) all material contributions, reserves or premium payments required to be made with respect to any Van Kampen Business Employee or former employee of the Van Kampen Business have been made or have been accrued or otherwise adequately reserved for in the Financial Statements or will otherwise be timely made prior to the Closing Date and reflected on the Closing Balance Sheet; and (ii) there are no unfunded liabilities with respect to any such arrangements (including for termination indemnities) that are not reflected in the Financial Statements, other than any unfunded liabilities that have not had, and would not reasonably be expected to have, individually or in the aggregate, a Van Kampen Material Adverse Effect.
     (g) There has been no amendment to, or announcement by Seller or any of its Affiliates in respect of the Van Kampen Business Employees relating to, or change in employee participation or coverage under, any Assumed Benefit and Compensation Arrangement that would either (i) increase the expense of maintaining such Assumed Benefit and Compensation Arrangement above the level of the expense incurred therefor for the year ended December 31, 2008 or (ii) increase the compensation and benefits that are or could become payable or provided to the Van Kampen Business Employees above the levels of compensation and benefits provided to them for the year ended December 31, 2008. No condition exists that would prevent any Assumed Benefit and Compensation Arrangement from being merged, amended or terminated in accordance with its terms and applicable Law.

     (h) Neither the execution of this Agreement nor the consummation of the transactions contemplated by this Agreement (whether alone or in connection with other events) will (i) entitle any Van Kampen Business Employees to severance pay or benefits or any increase in severance pay or benefits or result in an increase in the applicable notice period upon any termination of employment on or after the date of this Agreement or (ii) accelerate the time of any payment or vesting or result in any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or result in any other obligation pursuant to any of the Assumed Benefit and Compensation Arrangements.
     (i) No U.S. Benefit Plan that is an Assumed Benefit and Compensation Arrangement provides, or reflects or represents any liability to provide, retiree health or life benefits (including, without limitation, death or medical benefits), whether or not insured, with respect to any Van Kampen Business Employee or former employee of the Van Kampen Business, or any spouse or dependent of any such Van Kampen Business Employee or former employee of the Van Kampen Business, beyond such employee’s retirement or other termination of employment with Seller and its Subsidiaries other than (i) coverage mandated by Part 6 of Title I of ERISA or Section 4980B of the Code or any similar state or local Law or any similar continuation coverage provided with respect to such employee’s domestic partner, (ii) retirement or death benefits under any plan intended to be qualified under Section 401(a) of the Code or (iii) disability benefits that have been fully provided for by insurance under a Benefit and Compensation Arrangement that constitutes an “employee welfare benefit plan” within the meaning of Section 3(1) of ERISA.
     (j) Seller has provided Buyer the following information with respect to each Van Kampen Business Employee: his or her current rate of annual base salary or current wages; 2009 bonus guarantee, if applicable; job title; employment status (full- or part-time, absent or on leave); work location; credited service date; fiscal year 2008 bonus and the makeup of such bonus (i.e., the portion that was granted in cash and the portion that was granted in long-term incentive compensation); the aggregate number of equity-based compensation awards that he or she holds as of the most recent practicable date; and date of hire (the “Van Kampen Business Employee Information List”).
     (k) Each Seller Equity Award held by a Transferred Employee that is outstanding under any Seller Equity Plan on such Transferred Employee’s Transfer Date will, pursuant to the terms of any such Seller Equity Plan, if unvested, become fully vested and, to the extent applicable, exercisable, on such Transfer Date.
     Section 3.15. Permits. The Transferred Entities hold all Permits required to own or lease their properties and assets and to conduct the Van Kampen Business conducted by them under and pursuant to all applicable Laws, in each case, other than any failure to hold any Permit that would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. All such Permits are valid and in full force and effect, except for those the failure of which to be valid or to be in full force and effect would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. No violations with respect to such Permits have occurred and no Legal Proceedings are pending or, to the Knowledge of Seller, threatened to suspend, cancel, modify, revoke or materially limit any such Permits, except, in each case, as would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. Each Van Kampen Business Employee who is required to be registered or licensed as a registered representative, investment adviser representative, sales person or an equivalent person with any Government Entity is duly registered as such and such registration is in full force and effect, except for such failures to be so registered or for such registration to remain in full force and effective that, individually or in the aggregate, would not reasonably be expected to have a Van Kampen Material Adverse Effect.
     Section 3.16. Intellectual Property. (a) Section 3.16(a) of the Seller Disclosure Schedule lists all material Contracts (excluding licenses for commercial off the shelf computer software) pursuant to which (i) with respect to the Van Kampen Business only, the Seller or any of its Subsidiaries and/or (ii) any of the Transferred Entities, in each case obtains or grants the right to use any Intellectual Property Right.
     (b) Section 3.16(b) of the Seller’s Disclosure Schedules includes a complete and accurate list of all United States, foreign and multinational: (i) Patents and Patent applications; (ii) registered Trademarks and Trademark applications; (iii) Internet domain names and (iv)Copyright registrations and applications, in each case, that are material to the conduct of the Van Kampen Business and are owned by one or more of the Transferred Entities or included in the Purchased Assets.
     (c) The material Owned Seller Intellectual Property Rights are exclusively owned by the Seller, its Subsidiaries, and/or the Transferred Entities free and clear of all Encumbrances, other than Permitted Encumbrances and neither Seller nor any of its Subsidiaries (including the Transferred Entities) has granted any exclusive license of or right to use any such Owned Seller Intellectual Property Rights to any other party except for any such license of or right to use which does not materially affect the operation of the Van Kampen Business.
     (d) Except as would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect:
     (i) To the Knowledge of Seller, the conduct of the Van Kampen Business as currently conducted does not infringe or misappropriate the Intellectual Property Rights of any other Person. Neither Seller nor any of its Subsidiaries (including the Transferred

Entities) has within the past two years received any written notice or written claim asserting that the conduct of the Van Kampen Business or the Transferred Entities infringes or misappropriates the Intellectual Property Rights of any other Person. To the Knowledge of the Seller, none of the Owned Seller Intellectual Property Rights is being infringed or misappropriated by any other Person. None of the Owned Seller Intellectual Property Rights has been adjudged invalid or unenforceable in whole or part, and, to the Knowledge of the Seller, all such Intellectual Property Rights are valid and enforceable.
     (e) Seller and its Subsidiaries, with respect to the Van Kampen Business, and the Transferred Entities have taken commercially reasonable steps to protect their rights in the material Trade Secrets owned by any of them, excluding any information that any such Person, in the exercise of its business judgment, determined was of insufficient value to protect as a Trade Secret
     (f) Except as otherwise set forth in this Agreement and subject to the terms and conditions of the IP Matters Agreement, immediately following the Closing, Buyer (including through the Transferred Entities) will own or have the right to use pursuant to written Contracts all Trademarks used in the conduct of the Van Kampen Business as of the date of this Agreement.
     Section 3.17. Labor. None of the Transferred Entities is a party to or bound by any labor agreement, union contract or collective bargaining agreement, and there are no labor unions or other organizations representing any Van Kampen Business Employee, works councils or employee representative bodies within the Transferred Entities or affecting the Van Kampen Business Employees. Except as would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect, each Transferred Entity and Seller and any other Affiliate of Seller (in respect of the employment of any of the Van Kampen Business Employees) which employs any Van Kampen Business Employee is or has been in compliance with all applicable Laws in respect of employment and employment practices including all Laws in respect of terms and conditions of employment, health and safety, employee independent contractor classifications, wages and hours of work, child labor, immigration, employment discrimination, disability rights or benefits, equal opportunity, plant closures and layoffs, affirmative action, workers’ compensation, labor relations, employee leave issues, unemployment insurance and the collection and payment of withholding or social security Taxes and any similar Tax. Since January 1, 2008, there has not been, and there is not now pending or, to the Knowledge of Seller, threatened (a) any material strike, lockout, slowdown, picketing or work stoppage with respect to the Van Kampen Business Employees or (b) any unfair labor practice charge against the Van Kampen Business, in the case of (b), that have had or resulted in or would, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. None of the Van Kampen Business Employees are employed in jurisdictions other than the United States, United Kingdom or Japan.

     Section 3.18. Contracts. (a) Section 3.18(a) of the Seller Disclosure Schedule contains a complete and correct list of all of the following Contracts in effect as of the date of this Agreement pursuant to which the Van Kampen Business is conducted or otherwise primarily related to the Van Kampen Business (other than any such Contracts of Seller or any of its Affiliates (other than any Transferred Entity) relating to the Van Kampen Business or any Fund or pursuant to which the Van Kampen Business or any Fund receives any benefit where such Contract is not an Assumed Liability) (the “Specified Contracts”):
     (i) any Contract for the placement, distribution or sale of shares, units or other ownership interests of a Fund that is reasonably expected to provide for payments to, or provide for payments from, the Van Kampen Business in excess of $300,000 in 2009 or 2010, other than, in each case, Contracts in respect of the Purchased Assets where such Contract is not an Assumed Liability;
     (ii) any administration agreement or any other Contract for the provision of administrative services that is reasonably expected to provide for payments to, or provide for payments from, the Van Kampen Business in 2009 or 2010 in excess of $300,000 and by its terms is not terminable without penalty upon notice of 60 days or less, other than, in each case, Contracts in respect of the Purchased Assets where such Contract is not an Assumed Liability;
     (iii) any other Contract, other than a Benefit and Compensation Arrangement and other than Contracts in respect of the Purchased Assets where such Contract is not an Assumed Liability, that is reasonably expected to provide for payments to, or provide for payments from, the Van Kampen Business in excess of $300,000 in 2009 or 2010;
     (iv) any Contract prohibiting or restricting in any material respect the ability of any Transferred Entity or the Van Kampen Business (or, following the Closing, Buyer and its Affiliates) to conduct its business, to engage in any business, to solicit any Person, to operate in any geographical area or to compete with any Person, that limits in any material respect the freedom of any Transferred Entity or the Van Kampen Business (or, following the Closing, Buyer and its Affiliates) to solicit or hire employees, or that requires any Transferred Entity or the Van Kampen Business (or, following the Closing, Buyer and its Affiliates) to deal exclusively with any Person;
     (v) any Contract for any joint venture, strategic alliance, partnership or similar arrangement involving a sharing of profits or expenses or payments based on revenues, profits or assets under management of any Affiliate of Seller or any Fund that is reasonably expected to account for revenue to the Van Kampen Business in 2009 or 2010 in excess of $300,000 on an annual (or annualized) basis or that would reasonably be expected to be material to the Van Kampen Business, taken as a whole;
     (vi) any Contract relating to any Indebtedness of the Van Kampen Business in an amount in excess of $500,000, other than: (A) any Indebtedness solely between Transferred Entities; or (B) any Indebtedness for which the Van Kampen Business will not be liable following the Closing;
     (vii) any Contract (including any so-called take-or-pay or keep well agreements) under which (A) any Person has directly or indirectly guaranteed or assumed Indebtedness, liabilities or obligations of the Van Kampen Business, or (B) the Van Kampen Business has directly or indirectly guaranteed or otherwise agreed to be responsible for Indebtedness or liabilities of any Person (other than any Transferred Entity);
     (viii) any Affiliate Arrangement that will be in effect after the Closing;
     (ix) any Contract, other than a Benefit and Compensation Arrangement, that provides for earn-outs or other similar contingent obligations;
     (x) any Contract relating to the acquisition or disposition of any assets or business (whether by merger, sale of stock, sale of assets or otherwise) with any outstanding obligations as of the date of this Agreement that are or could be material to the Van Kampen Business or containing any right of first refusal, right of first offer or similar right;
     (xi) any Contract which contains (A) a “clawback” or similar undertaking by the Van Kampen Business requiring the reimbursement or refund of any fees or (B) a “most favored nation” or similar provision; and
     (xii) any other Contract not made in the ordinary course of business consistent with past practice that is material to the Van Kampen Business.
     (b) Each (i) Specified Contract, (ii) Investment Advisory Arrangement which accounts for more than $150,000 of revenue to the Van Kampen Business on an annualized basis and (iii) Contract that contains key person provisions pertaining to Van Kampen Business Employees ((i), (ii) and (iii) being the “Significant Contracts”) is in full force and effect, and is valid and binding on the Transferred Entity that is a party thereto, and, to the Knowledge of Seller, on each other party thereto, except as would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. Seller has made available to Buyer prior to the date of this Agreement a complete and correct copy of each Significant Contract, including all material amendments, modifications and supplements thereto as in effect on the date of this Agreement. There exists no breach, violation or default of any Significant Contract on the part of any Transferred Entity or the Van Kampen Business which (with or without notice or lapse of time or both) would, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. No Transferred Entity or any of its Affiliates has received any written notice that it has breached, violated or defaulted under, or of an intention to terminate, not to renew or to challenge the validity or enforceability of any Significant Contract, except for any such breach, violation, default, termination, failure to renew or challenge of which would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect.
     (c) As of the date hereof, the Van Kampen Business has not entered into and is not bound by or subject to any of the following:
     (i) other than investment management and distribution Contracts entered into in the ordinary course of business consistent with past practice and standard indemnities contained in the Organizational Documents for the Transferred Entities in favor of current or former directors, officers and employees of the Van Kampen Business for operating in that capacity, any Contract providing for the indemnification of any Person with respect to liabilities that would reasonably be expected to result in aggregate indemnification payments by the Van Kampen Business in excess of $250,000;
     (ii) other than Contracts entered into in the ordinary course of business consistent with past practice, any type of Contract to cap fees, share fees or other payments, share expenses, waive fees or to reimburse or assume any or all fees or expenses thereunder that in any such case would be material to the Van Kampen Business, taken as a whole; or
     (iii) other than Contracts entered into in the ordinary course of business consistent with past practice, any Contract requiring the Van Kampen Business (A) to co-invest with any other Person, (B) to provide seed capital or similar investment or (C) to invest in any investment product.
     (d) Notwithstanding anything to the contrary contained in this Agreement, in no event shall Specified Contracts include any Investment Advisory Arrangement.
     (e) Section 3.18(e) of the Seller Disclosure Schedule sets forth a list of all Investment Advisory Arrangements that contain any “most favored nation” provisions.

     (f) Section 3.18(f) of the Seller Disclosure Schedule sets forth a description of any “key person” provision pertaining to Van Kampen Business Employees in any Contract.
     Section 3.19. Absence of Changes. Since June 30, 2009, (a) no event or events have occurred or circumstance or circumstances have arisen or condition or conditions exist which has had or would reasonably be expected to have, individually or in the aggregate, a Van Kampen Material Adverse Effect and (b) prior to the date of this Agreement, except, in the case of clause (i), for any actions taken in connection with any transactions contemplated by this Agreement or any Ancillary Agreement or any efforts to sell the Van Kampen Business (i) the Van Kampen Business has been conducted in the ordinary course consistent with past practices of the Van Kampen Business and (ii) no Transferred Entity has, and neither Seller nor any of its Subsidiaries has in connection with the Van Kampen Business, taken any action that would be prohibited by Sections 5.01(b)(A), 5.01(b)(B), 5.01(b)(D), 5.01(b)(F), 5.01(b)(G), 5.01(b)(I), 5.01(b)(J), 5.01(b)(K), 5.01(b)(Q) or 5.01(b)(S) (but only with respect to actions prohibited by the subsections of 5.01(b) listed in this clause) had such terms been applicable during such period.
     Section 3.20. Compliance with Laws. (a) Except with respect to Taxes (which is specifically provided for in Section 3.13 and Article 8), in the past three years, the Van Kampen Business and the Funds have complied with, and are currently in compliance with, and currently operate and maintain their businesses in compliance with, all applicable Laws, except for such failures to comply as would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. No unresolved investigation by any Government Entity with respect to the Van Kampen Business or the Funds is pending or, to the Knowledge of Seller, threatened, and no Government Entity has notified Seller or its Subsidiaries (including any Transferred Entity) in writing or, to the Knowledge of Seller, orally of its intention to conduct the same, except in any such case, such investigations as would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. None of Seller or its Subsidiaries (with respect to the Van Kampen Business), the Transferred Entities or the Funds has received any written or, to the Knowledge of Seller, oral notice or communication (i)of any unresolved violation or exception by any Government Entity relating to any examination of the Van Kampen Business, (ii) threatening to revoke or condition the continuation of any Permit or (iii)restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally), except in any such case, as would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect.
     (b) Seller has made available to Buyer prior to the date of this Agreement correct and complete copies of (i) each current Uniform Application for Investment Adviser Registration on Form ADV as on file with the SEC as of the date of this Agreement relating to any of the Transferred Entities and including Part II thereof (or a brochure in lieu thereof), reflecting all amendments thereto to the date of this Agreement (each, a “Form ADV”), and (ii) the currently effective version of any other similar applications, forms and filings that are material to the Van Kampen Business and required to be filed with a Government Entity by any Transferred Entity or by Seller or its Subsidiaries with respect to the Van Kampen Business under any applicable Law in connection with its business as an investment adviser. Such applications, forms and filings are in compliance in all material respects with the applicable requirements of the Investment Advisers Act and such other applicable Laws, and the Van Kampen Business is in compliance in all material respects with applicable requirements of the Investment Advisers Act and such other Laws applicable to the Van Kampen Business as an investment adviser.
     (c) The Van Kampen Business and the Transferred Entities are in compliance in all material respects with applicable requirements of the Commodity Exchange Act and the rules of the National Futures Association. Except as would not reasonably be expected to have, individually or in the aggregate, a Van Kampen Material Adverse Effect, (i) each Fund (or the Transferred Entity that is the operator thereof) that is exempt from registration as a commodity pool operator under the Commodity Exchange Act has filed an appropriate claim of exclusion or exemption to the extent required and (ii) each Fund (or such operator thereof) (x) has filed all required documentation with the National Futures Association and (y) conducts its business in compliance in all material respects with applicable requirements of the Commodity Exchange Act and the rules of the National Futures Association. Except as would not reasonably be expected to have, individually or in the aggregate, a Van Kampen Material Adverse Effect, each Transferred Entity that is a commodity trading advisor (“CTA”) as defined in the Commodity Exchange Act (i) has either filed an appropriate claim of exemption or has registered as a CTA with the National Futures Association and (ii) has filed all required documentation and conducts its business in compliance in all material respects with applicable requirements of the Commodity Exchange Act and the rules of the National Futures Association.
     (d) The Broker-Dealer is the only Transferred Entity registered as a broker or dealer under the Exchange Act. The Broker-Dealer is duly registered under the Exchange Act as a broker-dealer with the SEC, and is in compliance in all material respects with the applicable provisions of the Exchange Act, including the net capital requirements and customer protection requirements thereof. The Broker-Dealer is a member in good standing with FINRA and in compliance in all material respects with all applicable rules and regulations of FINRA. Except as would not reasonably be expected to have, individually or in the aggregate, a Van Kampen Material Adverse Effect, (i) the Broker-Dealer is duly registered as a broker-dealer under, and in compliance with, the Laws of all jurisdictions in which it is required to be so registered and (ii) each non-U.S. broker dealer that is a Transferred Entity has all Permits and memberships, and operates in compliance with all applicable Laws.

     (e) Seller has made available to Buyer prior to the date of this Agreement correct and complete copies of the Broker-Dealer’s Uniform Application for Broker-Dealer Registration on Form BD filed since January 1, 2007 and through the date of this Agreement, reflecting all amendments thereto filed with the SEC prior to and as of the date of this Agreement (a “Form BD”). The Form BD of the Broker-Dealer is in compliance in all material respects with the applicable requirements of the Exchange Act.
     (f) None of the Broker-Dealer, any other Transferred Entity required to be registered as a broker-dealer or, to the Knowledge of Seller, any “associated person” of any such Person is subject to a “statutory disqualification” as such terms are defined in the Exchange Act, and there is no investigation pending or to the Knowledge of Seller threatened against any Transferred Entity, whether formal or informal, that is reasonably likely to result in such a statutory disqualification, except in either case for a “statutory disqualification” (or its equivalent under any applicable state or foreign Law), that would not reasonably be expected to be material to such broker-dealer.
     (g) No Seller, Subsidiary of Seller (including any Transferred Entity) or any of their respective “affiliated persons” (as that term is defined in the Investment Company Act as interpreted by the SEC or its equivalent under any applicable state or foreign Law) has any express or implied understanding or arrangement that would impose an unfair burden on any ’40 Act Fund as a result of the transactions contemplated by this Agreement or would in any way make unavailable to Seller the benefits of Section 15(f) of the Investment Company Act, or any similar safe harbors provided by any applicable state or foreign Law, with respect to such Fund.
     (h) The Broker-Dealer and any Transferred Entity that is an investment adviser or an entity required to be registered as a broker-dealer or an investment adviser with any Government Entity, has, where required by applicable Law, adopted written policies and procedures that, in each case, are reasonably designed to prevent, detect and correct any material violations under applicable securities Laws. In the past three years, there has been no non-compliance by such Persons with respect to the foregoing requirements or their own internal procedures and policies related to the foregoing, other than those that have been satisfactorily remedied or would not reasonably be expected to have a Van Kampen Material Adverse Effect.
     (i) In the past three years, Seller and its Subsidiaries and each of the Transferred Entities have filed all regulatory reports, schedules, forms, registrations and other documents that relate to the Van Kampen Business and the Transferred Entities, as applicable, together with any amendments required to be made with respect thereto, that they were required to file with (i) any applicable domestic or foreign Self-Regulatory Organization and (ii) all other applicable Government Entities, and have paid all fees and assessments due and payable in connection therewith, except in any such case, such matters that would not reasonably be expected to have a Van Kampen Material Adverse Effect.
     (j) All interest rate swaps, caps, floors, option agreements, futures and forward Contracts and other similar risk management arrangements and derivative financial instruments in effect as of the date of this Agreement or the Closing Date, other than arrangements and instruments of a de minimis value, entered into by the Van Kampen Business, or for the account of one or more of the Clients of the Van Kampen Business or any Transferred Entity, were entered into (i) to the extent entered into for the account of such a Client, in accordance with investment guidelines, prospectuses or offering memoranda applicable to such Client, (ii) in accordance in all material respects with all applicable Laws and (iii) with counterparties as directed by the applicable Client (where the Client so directs), in all cases except where failure to do so would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. Neither any Transferred Entity, the Van Kampen Business, nor, to the Knowledge of Seller, any other party thereto is in material breach of any of its obligations under any such Contract.
     (k) As of the date hereof, none of the Transferred Entities (or Seller or its Subsidiaries with respect to the Van Kampen Business), which is required to maintain a certain amount of regulatory capital in accordance with applicable Law has any agreement, arrangement or understanding with any Government Entity to increase its regulatory capital above the amount required to be maintained as of the date of this Agreement.
     (l) To the Knowledge of Seller, except as not prohibited under applicable Law, in the past three years, the Van Kampen Business has not offered or given anything of value to any official of a Government Entity, any political party or official thereof, or any candidate for political office (i) with the intent of inducing such Person to use such Person’s influence with any Government Entity to affect or influence any act or decision of such Government Entity or to assist the obtaining or retaining of business for, or with, or the directing of business to the Van Kampen Business, or (ii) constituting a bribe, kickback or illegal or improper payment to assist the Van Kampen Business in obtaining or retaining business for or with any Government Entity.
     Section 3.21. Assets Under Management; Investment Advisory Activities.
     (a) Prior to the execution of this Agreement, Seller has delivered to Buyer a list attached as Exhibit J hereto, as of the Base Date (the “Base Revenue Schedule”), with respect to each Client of the Van Kampen Business of:
     (i) the name of such Client (except as set forth in Section 3.21(a) of the Seller Disclosure Schedule);

     (ii) the Adjusted Assets Under Management (calculated in accordance with clause (a) of the definition of such term) of such Client as of the Base Date;
     (iii) the stated annualized fee rate payable to the Van Kampen Business by such Client under the applicable Existing Advisory Agreement and the amount of any related fee paid by such Client to any Person other than a Transferred Entity and, if such Client is a Fund, the terms of any fee waivers, expense reimbursement (or assumption) arrangements and unreimbursable payments being made by Seller or its Subsidiaries to brokers, dealers or other Persons with respect to the distribution of shares of a Fund or to services provided to its Fund holders;
     (iv) if such Client is a Fund, the rate and method of computation of any subadvisory, administration or other fees payable to any Person (other than another Transferred Entity) by a Seller Subsidiary with respect to such Fund;
     (v) the terms and methods of computation of any referral or servicing fees, if any, payable by Seller or its Subsidiaries to any Person (other than a Transferred Entity) in respect of such Client; and
     (vi) the Revenue Run-Rate in respect of such Client as of the Base Date.
     For purposes of this Section 3.21(a) and the Base Revenue Schedule, all natural persons and investment vehicles of natural persons that invest through separately managed accounts opened through the same broker-dealer or other financial institution shall be considered a single Client.
     (b) Each Existing Advisory Contract and any amendment, continuance or renewal thereof, in each case, in effect as of the date of this Agreement, (i) has been duly authorized, executed and delivered by a Transferred Entity and (ii) is a valid and legally binding agreement, enforceable against the applicable Transferred Entity and, to the Knowledge of Seller, each other party thereto, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles, except, in any such case, for such matters that would not reasonably be expected to have a Van Kampen Material Adverse Effect. Other than reimbursement obligations pursuant to Existing Advisory Agreements as in effect on the date hereof and included on the list referenced in Section 3.21(a), none of Seller or its Affiliates has any arrangements or agreements with any of the Funds pursuant to which Seller or any such Affiliate has agreed to pay, reimburse or otherwise be responsible for any material expense of or material claims against any of the Funds.

     (c) None of the Transferred Entities that is an investment adviser or any other Transferred Entity Controlling or Controlled by such Transferred Entity or, with respect to the Van Kampen Business, Seller or its Subsidiaries or, to the Knowledge of Seller, any other person “associated” (as defined under the Investment Advisers Act) with any such Transferred Entity that is an investment adviser, Seller or its Subsidiaries has been in the past three years or is subject to disqualification pursuant to Section 203(e)-(f) of the Investment Advisers Act to serve as an investment adviser or as an associated person of a registered investment adviser, except for any such disqualification that would not reasonably be expected to be material to such Transferred Entity or the Van Kampen Business, unless, in each case, such Transferred Entity, Person or associated person has received exemptive relief from the SEC or any other applicable Government Entity with respect to any such disqualification. Seller has made available to Buyer, prior to the date of this Agreement, a copy of any exemptive order in respect of any such disqualification. As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the Knowledge of Seller, threatened by any Government Entity against any of the Transferred Entities that would result in any such disqualification, except for any such disqualification that would not reasonably be expected to be material to such Transferred Entity. None of the Transferred Entities or, to the Knowledge of Seller, any “affiliated person” (as defined under the Investment Company Act) thereof has been in the past three years or is subject to disqualification as an investment adviser or subject to disqualification to serve in any other capacity described in Sections 9(a) and 9(b) of the Investment Company Act for an investment company registered under the Investment Company Act, except for any such disqualification that would not reasonably be expected to be material to such Transferred Entity, unless, in each case, such Person, as applicable, has received, to the Knowledge of Seller, exemptive relief from the SEC or any other applicable Government Entity with respect to any such disqualification. Seller has made available to Buyer, prior to the date of this Agreement, a copy of any exemptive order or other relief issued by the SEC in respect of any such disqualification. There is no Legal Proceeding pending and served or, to the Knowledge of Seller, threatened by a Government Entity against any of the Transferred Entities that would result in any such disqualification, except for any such disqualification that would not reasonably be expected to be material to such Transferred Entity.
     (d) No Transferred Entity acting as a qualified professional asset manager (a “QPAM”) as defined in Department of Labor Class Exemption 84-14 (“PTE 84-14”) prior to the Closing, any affiliate thereof (as defined for purposes of PTE 84-14) or any direct or indirect owner of a 5% or more interest in such Transferred Entity (as determined for purposes of PTE 84-14) has been convicted of or released from imprisonment with respect to any felony or other crime that would prevent such Transferred Entity from qualifying as a QPAM after the Closing.
     Section 3.22. Funds. (a) Organization. Each Fund has been duly organized and is validly existing and in good standing under the Laws of the jurisdiction of its organization and has, and at all times in the past three years (or, if later, since its launch date), had the requisite power, right and authority to carry on its business as it is now (or was then) being conducted in each jurisdiction where it is organized or listed on an exchange, except where such lack of such power, right or authority would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect, and, with respect to a U.S. Fund either (i) is not required to register with the SEC as an investment company under the Investment Company Act or (ii) is duly registered with the SEC as an investment company under the Investment Company Act. Each Fund that is required to be registered as a regulated fund or investment company under the Laws of any jurisdiction other than the United States is so registered, other than any failure to be so registered that would not reasonably be expected to have a Van Kampen Material Adverse Effect.
     (b) Fund Boards. Each of the ’40 Act Funds is governed by a board of trustees or board of directors (if any) at least 75% of whom are not “interested persons” (as defined in the Investment Company Act) of the investment adviser to such ’40 Act Fund (or, in the case of a ’40 Act Fund that is a Sub-Advised Fund, of the Van Kampen Business sub-adviser to such Fund).
     (c) Compliance. (i) Each Fund has complied in the past three years (or, if later, since its launch date) and is in compliance in all material respects with its investment policies and restrictions, if any, as such policies and restrictions may be set forth in its offering or plan documents (as they may be amended from time to time) and in applicable Laws, if any, and (ii) the value of the Net Assets of each Fund has been determined in the past three years (or, if later, since its launch date) and is being determined using portfolio valuation methods that comply in all material respects with the methods described in its offering or plan documents, if any, and the requirements of any applicable Laws, other than, in each case of (i) and (ii), any non-compliance that would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. There is no Legal Proceeding pending and served on any Fund or, to the Knowledge of Seller, threatened against any Fund except as would not reasonably be expected, individually or in the aggregate, to have a Van Kampen Material Adverse Effect. There is no material injunction, order, award, judgment, settlement, decree or regulatory restriction not generally imposed on similarly situated investment funds imposed upon or entered into by any Fund.
     (d) Fund Financial Statements.
     (i) Seller has made available to Buyer, or directed Buyer to, prior to the date of this Agreement copies of the financial statements for the most recently completed fiscal year, to the extent that they exist, of each of the top 50 Funds of the Van Kampen Business based on Net Assets as of June 30, 2009 (the “Fund Financial Statements”). Each of the Fund Financial Statements for such top 50 Funds and all other Funds for such period fairly presents in all material respects the results of operations and changes in Net Assets of the respective Fund as of the date thereof
     (ii) (A) The annual report to shareholders of each of the ’40 Act Funds with respect to such ’40 Act Fund’s most recently completed fiscal year and all other documents filed subsequent to such fiscal year end under Section 30(a) or 30(b) of the Investment Company Act, in each case in the form filed with the SEC or delivered to shareholders (each, a “’40 Act Fund Financial Report”), did not, as of their respective dates (without giving effect to any amendment thereto filed after the date hereof) contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances under which they were or are made, not misleading, and (B) each of the financial statements contained in or incorporated by reference into the ’40 Act Fund Financial Reports (including the related notes and schedules thereto) fairly presents in all material respects the financial position of the entity or entities to which it relates as of its date, in accordance with generally accepted accounting principles consistently applied, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements, except in the cases of clauses (A) and (B) for instances of noncompliance that would not, individually or in the aggregate, have a Van Kampen Material Adverse Effect.
     (e) Principal Offering Documents for Funds. To the extent a prospectus, statement of additional information or offering memorandum (“Prospectus”) is used as of the date of this Agreement to offer shares or other interests in a Fund that is one of the top 50 Funds of the Van Kampen Business based on Net Assets as of June 30, 2009, a copy of such Prospectus has been made available to Buyer prior to the date of this Agreement. Each Prospectus used as of the date of this Agreement to offer shares or other interests in a Fund has been prepared in compliance with the requirements of applicable Laws, except for any failure to comply that would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. In the past three years, each Fund has timely filed all material Prospectuses, financial statements, other forms, reports, sales literature and advertising, and any other documents required to be filed with any applicable Government Entity (the “Reports”), except where the failure to timely file a Report would not reasonably be expected to have a Van Kampen Material Adverse Effect. In the past three years, the Reports have been prepared in compliance with the requirements of applicable Laws, except for any failure to comply that would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect.
     (f) Fund Shares and Other Interests. All issued and outstanding Fund shares and other interests have been duly and validly issued, are fully paid and, unless otherwise required by applicable Law, nonassessable, and were not issued in violation of preemptive or similar rights or applicable Law, except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. In the past three years, all outstanding Fund shares and other Fund interests that were required to be registered under the Securities Act have been sold in all material respects pursuant to an effective registration statement filed thereunder (and, where applicable, under the Investment Company Act) and are qualified in all material respects for sale, or an exemption from any requirement to so qualify is in full force and effect, in each state and territory of the United States and the District of Columbia and in any foreign jurisdiction to the extent required under applicable Law and no such registration statement contained, as of its effective date, any untrue statement of material fact or omitted to state a material fact required to be stated therein or necessary to make the statements therein not misleading or is subject to any stop order or similar order restricting its use, other than, in each case, any failure to be registered or qualified or exempt, any inclusion of an untrue statement of a material fact or any failure to state a material fact that is required to be stated or any order restricting its use that would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect.
     (g) Contracts. No Fund is party to or subject to any Contract which is in violation, breach or event of default, or event or condition that, after notice or lapse of time or both, would constitute a violation, breach or event of default thereunder, on the part of the Fund, or to the Knowledge of Seller, any other Person, except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. All investment advisory services rendered to the Funds by the Transferred Entities have been rendered by them pursuant to Contracts that were approved by the boards of the Funds and annually continued in effect by such boards where such approval and annual continuances are required under applicable Law and, to the extent required by applicable Law, the holders of shares of beneficial interest or of common stock in each Fund, except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect.
     (h) Policies and Procedures. Each ’40 Act Fund has written policies and procedures adopted pursuant to Rule 38a-1 of the Investment Company Act that are reasonably designed to prevent, detect and correct material violations of the Federal Securities Laws, as such term is defined in Rule 38a-1(e)(1) under the Investment Company Act. In the past three years, there have been no Material Compliance Matters, as such term is defined in Rule 38a-1(e)(2) under the Investment Company Act, for any ’40 Act Fund, other than those which (i) have been reported to the applicable Fund board (or in the case of a UIT Fund, the applicable depositor or principal underwriter) and satisfactorily remedied or are in the process of being remedied or (ii) would not reasonably be expected to have a Van Kampen Material Adverse Effect. Each Fund that is required to be registered under any other applicable Law has, to the extent required by such other applicable Law, written policies and procedures that are reasonably designed to prevent, detect and correct material violations of such applicable Law, and, in the past three years, no such violations have been detected other than those that have been satisfactorily remedied or are in the process of being remedied or would not reasonably be expected to have a Van Kampen Material Adverse Effect. Section 3.22(h) of the Seller Disclosure Schedule sets forth a true, correct and complete list of all strategies or plans currently contemplated by Seller or its Affiliates with respect to the Funds to effect any merger or closure (or, in respect of the Funds branded “Van Kampen” or any derivative thereof, re-branding of the Fund name) of, or any replacement of the portfolio management team for, any Fund or other Client Investment Advisory Arrangement, other than as contemplated by Section 7.05.
     (i) Proxy Solicitation Materials. Except to the extent it relates to Buyer, its Affiliates or the Buyer Funds or includes information provided by Buyer, its Affiliates or the Buyer Funds specifically for inclusion or incorporation by reference therein (to which extent no representation by Seller is made) and except in the case of a Fund Merger Proxy Statement/Prospectus, the proxy solicitation, or other consent solicitation, materials prepared by Seller or its Subsidiaries and distributed to the investors in a Fund or to Advisory Clients in connection with the Assignment Requirements will not, at the time of the mailing of such proxy, or other consent, materials or any amendments or supplements thereto, or at the time of the shareholders or investors meeting held in relation thereto, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and will contain all information necessary in order to make the disclosure of information therein satisfy the requirements of applicable Laws in all material respects. None of the information supplied or to be supplied by or on behalf of Seller, its Affiliates or the Seller Funds specifically for inclusion or incorporation by reference in a Fund Merger Proxy Statement/Prospectus will, at the time of the mailing of such document or any amendments or supplements thereto, or at the time of the shareholders or investors meeting held in relation thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading.
     (j) Existing Advisory Contracts. Each Existing Advisory Contract subject to Section 15 of the Investment Company Act has been duly approved, continued and at all times in the past three years has been in compliance with the Investment Company Act, except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. Each such Existing Advisory Contract has been performed by the Van Kampen Business in the past three years in accordance with its terms, except for such matters that would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect.

     (k) Taxes. Section 3.22(k) of the Seller Disclosure Schedule sets forth with respect to each Fund the intended classification of such Fund as:
     (i) a regulated investment company taxable under Subchapter M of Chapter 1 of the Code and under any similar provisions of state or local Law in any jurisdiction in which such Fund filed, or is required to file, a Tax Return;
     (ii) a partnership for U.S. federal income tax purposes and any similar provisions of state or local law in any jurisdiction in which such Fund filed or was required to file, a Tax Return;
     (iii) a grantor trust taxable under Subchapter J of Chapter 1 of the Code and under any similar provisions of state or local Law in any jurisdiction in which such Fund filed, or is required to file, a Tax Return; or
     (iv) an entity organized under the laws of a foreign country that qualifies for the special Tax treatment under the laws of such foreign country specified on Section 3.22(k) of the Seller Disclosure Schedule with respect to such Fund;
and, to the Knowledge of Seller, each such Fund has qualified, for all taxable years since its inception, to be so classified. Except as would not reasonably be expected to have a Van Kampen Material Adverse Effect, each Fund (i) has duly and timely filed with the appropriate Government Entity all material Tax Returns required to be filed and all such Tax Returns are true, correct and complete in all material respects, (ii) has timely paid, or withheld and paid over, all Taxes due or claimed to be due by any Government Entity or with respect to Taxes not yet due and payable, made an adequate provision on its financial statements in accordance with GAAP, IFRS or other relevant applicable accounting principles, (iii) is in compliance with all applicable Laws regarding the filing, solicitation, collection and maintenance of any forms, certifications and other information required in connection with federal, state, local or foreign Tax reporting requirements, (iv) that is intended to be a tax-exempt municipal bond fund has satisfied the requirements of Section 852(b)(5) of the Code, and is qualified to pay exempt interest dividends as defined therein, and (v) with variable insurance trust portfolios has complied with the diversification requirements of Section 817 of the Code.
     Section 3.23. Advisory Clients. (a) In the past three years, each account of an Advisory Client has been operated in compliance with the terms of the relevant Contract under which the Van Kampen Business acts as an investment adviser or sub-adviser to, or manages any investment or trading account of, such Advisory Client, except for such matters as would not reasonably be expected to have a Van Kampen Material Adverse Effect.

     (b) In the past three years, for each account of any Advisory Client maintained by the Van Kampen Business or any Fund, and in both cases only where the Van Kampen Business is responsible for pricing, there has existed no unremedied “out of balance” condition, pricing error or similar condition, except for such matters as would not reasonably be expected to have a Van Kampen Material Adverse Effect.
     (c) The Transferred Entities that are investment advisers registered under the Investment Advisers Act have adopted and implemented procedures or practices for the allocation of securities purchased for its Advisory Clients that comply with the Investment Advisers Act and other applicable Law in all material respects.
     Section 3.24. Product Performance Record. (a) The Van Kampen Business currently maintains the investment management performance composites listed in Section 3.24 of the Seller Disclosure Schedule (the “Composites”), which schedule also lists the legal entity that maintains each such Composite. The performance history of the Composites is accurate and complete and has been prepared in accordance with the Global Investment Performance Standards (“GIPS”) in all material respects. All of the investment decision makers responsible for the investment performance reflected in the Composites who are currently employed by Seller or its Affiliates are Van Kampen Business Employees, and the Van Kampen Business will own, and Seller will not object to the Van Kampen Business’s use of, all Composites following the Closing. Seller and its Affiliates have taken commercially reasonable actions necessary for the continued use of the Composites by the Van Kampen Business following the Closing in compliance with GIPS. The Van Kampen Business claims firm-wide compliance with GIPS.
     (b) All performance information provided by the Van Kampen Business to potential Clients in the past three years has been presented in a GIPS compliant manner and constitutes a GIPS compliant performance presentation or in a presentation that complies in all material respects with the GIPS advertising guidelines, as appropriate.
     (c) In the past three years, the GIPS compliance of the Van Kampen Business has undergone verification completed by Ernst & Young for the annual period ending December 31, 2006, and such verification has been provided or made available to Buyer.
     (d) The Van Kampen Business maintains all documentation necessary to form the basis for, demonstrate or recreate the calculation of the performance or rate of return of all accounts that the Van Kampen Business includes in a Composite as required by GIPS to support the claim of GIPS compliance by the Van Kampen Business in all material respects.

     (e) In the past three years, there has been no investment performance presented by the Van Kampen Business that was earned outside the Van Kampen Business.
     Section 3.25. ERISA Compliance. To the extent any Transferred Entity or the Seller and its Subsidiaries, on behalf of the Van Kampen Business, has acted as a fiduciary (within the meaning of ERISA) with respect to the assets of any Client that is (i) an “employee benefit plan” (as defined in Section 3(3) of ERISA) that is subject to Title I of ERISA, (ii) a Person acting on behalf of such a plan or (iii) any Person whose assets are “plan assets” within the meaning of Department of Labor Regulation Section 2510.3-101, such Person has acted in compliance with the applicable requirements of ERISA, except for any failure to act in compliance as would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. To the extent any such Person has relied upon any statutory or administrative exemption from the prohibited transaction rules of Section 406 of ERISA and Section 4975 of the Code with respect to the Van Kampen Business, such Person is eligible to rely on such exemption and has satisfied the requirements of such exemption, except for any failure to be so eligible or to so satisfy as would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect.
     Section 3.26. Property. (a) The Van Kampen Business does not own any real property or interests therein.
     (b) The Transferred Entities have valid leasehold interests in all leased real property and assets reflected on the Balance Sheet or acquired after the Balance Sheet Date. None of such property is subject to any Encumbrance, except for Permitted Encumbrances or Encumbrances which do not materially detract from the value or materially interfere with any present or intended use of such property or assets.
     (c) All leases of such real property are in good standing and are valid, binding and enforceable in accordance with their respective terms and there is not under any such lease any existing default by one of the Transferred Entities or, to the Knowledge of Seller, any other party thereto, or any event which with notice or lapse of time or both would constitute such a default and the Transferred Entities have not received any notice of default under any lease which has not been cured or waived, except as would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect. Section 3.26(c) of the Seller Disclosure Schedule sets forth a list of all leased, subleased or licensed real properties of the Van Kampen Business or to which a Transferred Entity is a party as of the date hereof.
     Section 3.27. Sufficiency of Assets. Assuming replacement by Buyer (or, as applicable, continued effectiveness) of all Contracts described in Section 3.06 of the Seller Disclosure Schedule, except for those assets and services to be provided pursuant to the terms of the Ancillary Agreements (other than the Agreement and Plan of Merger), and those services and operations that are being assumed upon Closing by Buyer pursuant to the Conversion Plan, (a) the Purchased Assets and the assets, properties and rights owned by the Transferred Entities, taken together, are in all material respects sufficient (i) for the conduct of the Van Kampen Business immediately following the Closing in substantially the same manner as currently conducted and (ii) to provide the services as currently provided by the Seller and its Affiliates in connection with the Van Kampen Business in all material respects, and (b) there are no material assets, properties or rights used in the conduct of the Van Kampen Business as presently conducted which are not owned, leased or licensed by the Transferred Entities other than the Purchased Assets.
     Section 3.28. Finders’ Fees. There is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Seller or any of its Affiliates who would be entitled to any fee or commission from any Person (other than Seller or one of its Affiliates other than a Transferred Entity) in connection with this Agreement, any of the Ancillary Agreements or the transactions contemplated hereunder and thereunder.
     Section 3.29. Insurance. Section 3.29 of the Seller Disclosure Schedule sets forth a true, correct and complete list and a brief description of all material insurance policies in force on the date hereof with respect to the business and assets of the Van Kampen Business (other than the Purchased Assets). The Transferred Entities maintain, or Seller or one of its Subsidiaries maintains on behalf of the portion of the Van Kampen Business owned by them, such worker’s compensation, comprehensive property and casualty, liability, errors and omissions, directors’ and officers’, fidelity and other insurance as they may be required to maintain under applicable Laws. Seller and its Subsidiaries (with respect to the Van Kampen Business) and the Transferred Entities have complied in all material respects with the terms and provisions of such policies and bonds. The Van Kampen Business is insured against such losses and risks and in such amounts as are customary in the businesses in which they are engaged.
     Section 3.30. Affiliate Arrangements. Other than ordinary course Contracts, liabilities or obligations that will not survive the Closing by virtue of Section 7.04, there is no material Contract, liability or obligation (whether or not evidenced by a writing) between a Transferred Entity, on the one hand, and Seller or any of its Affiliates (other than the Transferred Entities), on the other hand (any such Contract, liability or obligation, an “Affiliate Arrangement”).
     Section 3.31. Inspections; No Other Representations. Seller is an informed and sophisticated purchaser, and has engaged expert advisors, experienced in the evaluation and investment in companies such as Buyer as contemplated hereunder. Seller has undertaken such investigation and has been provided with and has evaluated such documents and information as it has deemed necessary to enable it to make an informed and intelligent decision with respect to the execution, delivery and performance of this Agreement. Seller agrees to accept the Aggregate Equity Consideration based upon its own inspection, examination and determination with respect thereto as to all matters, and without reliance upon any express or implied representations or warranties of any nature made by or on behalf of or imputed to Buyer, except as expressly set forth in this Agreement. Without limiting the generality of the foregoing, Seller acknowledges that Buyer makes no representation or warranty with respect to (i) any projections, estimates or budgets delivered to or made available to Seller of future revenues, future results of operations (or any component thereof), future cash flows or future financial condition (or any component thereof) of Buyer and its Subsidiaries or the future business and operations of Buyer and its Subsidiaries or (ii) any other information or documents made available to Seller or its counsel, accountants or advisors with respect to Buyer or its Subsidiaries or their respective businesses or operations, except as expressly set forth in this Agreement.
     Section 3.32. Filings. None of the information regarding Seller, any of its Affiliates or any Fund supplied or to be supplied by Seller, any of its Affiliates or any Fund in writing specifically for inclusion in any application, filing or other document to be filed by Buyer, its Subsidiaries or a Buyer Fund with any Government Entity in connection with the transactions contemplated by this Agreement will, at the respective times such documents are filed with any such Government Entity, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
ARTICLE 4
Representations and Warranties of Buyer
     Subject to Section 13.11, except as set forth in the Buyer Disclosure Schedule, Buyer represents and warrants to Seller as of the date of this Agreement and as of the Closing Date as follows:
     Section 4.01. Organization and Qualification. Buyer is a company duly incorporated, validly existing and in good standing under the Laws of Bermuda. Buyer has the requisite corporate power and authority to carry on its business as conducted as of the date of this Agreement and to own, lease and operate all of its properties and assets, in all material respects as conducted, owned, leased or operated as of the date of this Agreement. Buyer is duly qualified to do business in each jurisdiction in which the nature of its business or the character or location of the properties and assets owned, leased or operated by it makes such qualification necessary other than any failure to be so qualified that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. Buyer has made available to Seller, prior to the date of this

Agreement, complete and correct copies of the Organizational Documents of Buyer as in effect on the date of this Agreement.
     Section 4.02. Capitalization. (a) The authorized capital stock of Buyer as of the date of this Agreement consists of 1,070,000,000 shares divided into (i) 1,050,000,000 shares of Buyer Stock and (ii) 20,000,000 undesignated shares. As of October 15, 2009, there were (i) 427,916,244 shares of Buyer Stock issued and outstanding, (ii) no undesignated shares, (iii) employee stock options to purchase an aggregate of 18,952,728 shares of Buyer Stock, all of which were fully vested and exercisable, (iv) 19,431,039 shares of unvested Buyer Stock issuable pursuant to Buyer’s equity compensation plans, (v) 2,214,492 unvested performance based share awards, and (vi) other rights to purchase an aggregate of 188,170 shares of Buyer Stock outstanding pursuant to Buyer’s equity compensation plans and arrangements.
     (b) All outstanding shares of capital stock of Buyer have been, and all shares that may be issued pursuant to any employee stock option or other equity compensation award or equity compensation plan or arrangement will be, when issued in accordance with the respective terms thereof, duly authorized and validly issued, fully paid and nonassessable and free of preemptive rights. As of October 15, 2009, except as set forth in Section 4.02(a), there are no outstanding (i) shares of capital stock or other voting securities or equity ownership interests in Buyer or (ii) Equity Rights under which Buyer is or may become obligated to issue, deliver, redeem, purchase or sell, or cause to be issued, delivered, redeemed, purchased or sold, or in any way dispose of, any shares of its capital stock or other equity interests, or any securities or obligations that are exercisable or exchangeable for, or convertible into, any shares of its capital stock or other equity interests, and no securities or obligations evidencing such rights are authorized, issued or outstanding. As of October 15, 2009, Buyer did not have any (x) outstanding Indebtedness that could convey to any Person the right to vote, or that is convertible into or exercisable for capital stock or other equity interests of Buyer or (y) rights that entitle or convey to any Person the right to vote with the holders of capital stock of Buyer on any matter. As of October 15, 2009, the outstanding capital stock and other equity interests of Buyer were not subject to any Contract restricting or otherwise relating to the voting, dividend rights or disposition of such capital stock or other equity interests. As of October 15, 2009, there were no outstanding or authorized phantom stock, profit participation or similar rights providing economic benefits based, directly or indirectly, on the value or price of the capital stock or other equity interests of Buyer.
     Section 4.03. Corporate Authorization. (a) Buyer has full corporate power and authority to execute and deliver this Agreement and each of the Ancillary Agreements to which it is or will be a party and to perform its obligations hereunder and thereunder and to consummate the transactions contemplated hereunder and thereunder. The execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement to which it is or will be a party, and each of the transactions contemplated hereunder (including the Merger) and thereunder, have been duly and validly authorized, and no additional corporate or shareholder authorization or consent is required in connection with the execution, delivery and performance by Buyer of this Agreement and each Ancillary Agreement or any of the transactions contemplated hereunder or thereunder.
     (b) The board of directors of Merger Subsidiary has approved and declared advisable this Agreement, the Agreement and Plan of Merger and the transactions contemplated hereby (including the Merger) and has resolved to recommend approval and adoption of this Agreement and the Agreement and Plan of Merger (including the Merger) by the sole stockholder of Merger Subsidiary. The sole stockholder of Merger Subsidiary has approved and adopted this Agreement and the Agreement and Plan of Merger (including the Merger). No other corporate proceedings on the part of Merger Subsidiary or its sole stockholder are necessary to approve this Agreement, the Agreement and Plan of Merger or to consummate the Merger or other transactions contemplated hereby.
     Section 4.04. Consents and Approvals. Other than in connection with (i) the HSR Act or any other Antitrust Laws, (ii) any applicable banking, securities or other financial services Laws of any banking commission or any securities or other financial services regulator, (iii) the filing of a certificate of merger with respect to the Merger with the Delaware Secretary of State, (iv) filings with the NYSE and compliance with any applicable requirements of the Securities Act, the Exchange Act and any other applicable state or federal securities laws or (v) such other Laws, in each case of (i) through (v), that are set forth on Section 4.04 of the Buyer Disclosure Schedule (the matters covered under clauses (i) through (v) above, collectively, the “Buyer Required Approvals”), Buyer and its Affiliates are not required to obtain any authorization, waiver, consent or approval of, make any filing or registration with, or give any notice to, any Government Entity or to obtain any Permit in connection with the execution, delivery and performance by Buyer of this Agreement or the execution, delivery and performance by Buyer and its Affiliates of each of the Ancillary Agreements to which Buyer or any of its Affiliates is or will be a party or the consummation by Buyer or its Affiliates of any of the transactions contemplated hereunder (including the Merger) or thereunder, other than any authorization, waiver, consent, approval, filing, registration notice or Permit, the failure of which to obtain, make or give would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. As of the date hereof, Buyer is not aware of any reason why any Buyer Required Approvals will not be received in order to permit the consummation of the transactions contemplated hereby.
     Section 4.05. Non-Contravention. The execution, delivery and performance by Buyer of this Agreement and by Buyer and its Affiliates of each of the Ancillary Agreements to which Buyer or any of its Affiliates is or will be a party, and the consummation by Buyer and its Affiliates of the transactions contemplated hereunder and thereunder, do not and will not (i) conflict with or violate any provision of the Organizational Documents of Buyer or any of its Affiliates, (ii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of the notices and filings referred to in Section 4.04, conflict with, or result in the breach of, or constitute a default under, or result in the termination, Encumbrance, cancellation, modification or acceleration of any right or obligation of Buyer or any of its Affiliates under, or give rise to any payment conditioned, in whole or in part, on approval or consummation of the transactions contemplated hereby, or result in a loss of any benefit to which Buyer or any of its Affiliates is entitled, with or without the giving of notice, the lapse of time or both, under any Contract or other agreement or instrument binding upon Buyer or any of its Affiliates or to which the property of Buyer or any of its Affiliates is subject or (iii) assuming the receipt of all consents, approvals, waivers and authorizations and the making of notices and filings (A) referred to in Section 4.04 or (B) required to be received or made by any of the Transferred Entities or by Seller of any of its Affiliates, violate or result in a breach of or constitute a default under any Law to which Buyer or any of its Affiliates is subject or under any Permit of Buyer or any of its Affiliates, other than, in the case of clauses (ii) and (iii), any conflict, breach, default, termination, Encumbrance, cancellation, modification, acceleration or loss that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect (excluding, for this purpose only, clause (H) of the definition of Material Adverse Effect).
     Section 4.06. Binding Effect. Assuming the due authorization, execution and delivery of this Agreement and the Ancillary Agreements by Seller (or, in the case of the Ancillary Agreements, Seller or an Affiliate of Seller), this Agreement constitutes, and each Ancillary Agreement when executed and delivered will constitute, a valid and legally binding obligation of Buyer (or, in the case of the Ancillary Agreements, of Buyer or an Affiliate of Buyer) enforceable against Buyer or such Affiliate in accordance with its terms, subject to bankruptcy, insolvency, fraudulent transfer, reorganization, moratorium and similar Laws of general applicability relating to or affecting creditors’ rights and to general equity principles.
     Section 4.07. Aggregate Equity Consideration. The Aggregate Equity Consideration, when issued to Seller pursuant to this Agreement, shall be validly issued, fully paid, non-assessable and free and clear of any Encumbrance (other than restrictions on transfer which arise under applicable securities Laws or under this Agreement) and shall not have been issued in violation of any preemptive rights.
     Section 4.08. SEC Matters. (a) Buyer has filed or furnished, as applicable, on a timely basis all forms, statements, certifications, reports and documents required to be filed, furnished or submitted by it with the SEC under the Exchange Act or the Securities Act in the last three years (the forms, statements, reports and documents filed, furnished or submitted in the last three years and those filed or furnished subsequent to the date hereof including any amendments thereto, the “Buyer SEC Reports”). Each of the Buyer SEC Reports, at the time of its filing or being furnished or submitted, complied in all material respects with the applicable requirements of the Securities Act and the Exchange Act, and any rules and regulations promulgated thereunder applicable to the Buyer SEC Reports, except for such noncompliance that would not, individually or in the aggregate, reasonably be expected to result in a Buyer Material Adverse Effect. As of their respective dates (or, if amended prior to the date of this Agreement, as of the date of such amendment) the Buyer SEC Reports did not, and, with respect to Buyer SEC Reports filed or furnished after the date hereof will not, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements made therein, in light of the circumstances in which they were made (or will be made), not misleading.
     (b) Buyer is in compliance in all material respects with the applicable listing and corporate governance rules and regulations of the NYSE.
     (c) Buyer has established and maintained disclosure controls and procedures required by Exchange Act Rules 13a-14 and 15d-14, except as disclosed in the Buyer SEC Reports. Such disclosure controls and procedures are adequate and effective to ensure that information required to be disclosed by Buyer, including information relating to its consolidated Affiliates, is recorded and reported on a timely basis to its chief executive officer and chief financial officer by others within those entities.
     (d) Each of the consolidated financial statements of Buyer and its Subsidiaries contained in the Buyer SEC Reports filed in respect of periods from and after December 31, 2007 (the “Buyer Financial Statements”), together with related schedules and notes, presents fairly, in conformity with GAAP applied on a consistent basis (except as may be indicated in the notes thereto), the consolidated financial position of Buyer and its consolidated Subsidiaries at the dates indicated and their consolidated results of operations and cash flows for the periods specified (subject to normal year-end adjustments in the case of any unaudited interim financial statements).
     Section 4.09. Absence of Undisclosed Liabilities. There are no liabilities or obligations of Buyer or its Subsidiaries (whether known, absolute, accrued, contingent or otherwise and whether due or to become due), except for (a) liabilities or obligations to the extent reflected or reserved against on the last balance sheet included in the Buyer Financial Statements (the “Buyer Balance Sheet”), (b) liabilities or obligations that were incurred by Buyer or its Subsidiaries as a result of this Agreement or any Ancillary Agreement, (c) liabilities or obligations incurred in the ordinary course of business consistent with past practice since the date of the Buyer Balance Sheet or (d) other undisclosed liabilities which have not had, and would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect.

     Section 4.10. Absence of Certain Changes. Since June 30, 2009, except as set forth in Buyer’s SEC reports, (i) no event has occurred or circumstance arisen or condition existed which has had or would reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect and (ii) prior to the date of this Agreement, except, in the case of clause (a), for any actions taken in connection with any transactions contemplated by this Agreement or any Ancillary Agreement, (a) each of Buyer and its Affiliates has conducted its business in the ordinary course of business consistent with past practice and (b) neither Buyer nor any of its Affiliates has taken any action that would be prohibited by the terms of Section 6.01(b) had such terms been applicable during such period.
     Section 4.11. Financial Capability. Buyer has, or will have at the Closing, funds sufficient to pay the amounts (including the Aggregate Cash Consideration) required to be paid under Article 2 and to pay all related fees and expenses.
     Section 4.12. Investment Purpose. Buyer is acquiring the interests in the Transferred Entities for its own account solely for the purpose of investment and not with a view to, or for sale in connection with, any distribution thereof in violation of the Securities Act or state securities or “blue sky” Law, or with any present intention of distributing or selling such interests in violation of any such Law. Buyer has requested, received, reviewed and considered all information that Buyer deems relevant in making an informed decision to acquire the Transferred Entities, and has had an opportunity to discuss the business, management and financial affairs of the Transferred Entities with management of the Van Kampen Business and also had an opportunity to ask questions of officers of Seller or its Affiliates (including the Transferred Entities) that were answered to Buyer’s satisfaction; provided that such inquires do not impair the rights of Buyer to rely on the representations and warranties of Seller as set forth in Article 3. Buyer understands that Seller is relying on the statements contained herein to establish an exemption from registration under U.S. federal and state securities Laws. Buyer acknowledges that the interests in the Transferred Entities are not registered under the Securities Act and that the interests in the Transferred Entities may not be transferred, sold or otherwise disposed of except pursuant to the registration provisions of the Securities Act or pursuant to an applicable exemption therefrom and pursuant to Laws and regulations of other jurisdictions as applicable.
     Section 4.13. Investment Advisory Activities. None of Buyer or any of its Affiliates that is an investment adviser subject to the Investment Advisers Act (a “Buyer Adviser”) or, to the Knowledge of Buyer, any other person “associated” (as defined under the Investment Advisers Act) with Buyer or any such Affiliate has been in the past three years or is subject to disqualification pursuant to Sections 203(e)-(f) of the Investment Advisers Act to serve as an investment adviser or as an associated person of a registered investment adviser, except for any such disqualification that would not reasonably be expected to be material to

Buyer or such Buyer Adviser, unless, in each case, Buyer, such Affiliate or associated person has received exemptive relief from the SEC or any other applicable Government Entity with respect to any such disqualification. As of the date of this Agreement, there is no Legal Proceeding pending and served or, to the Knowledge of Buyer, threatened by any Government Entity against any of Buyer or the Buyer Advisers that would result in any such disqualification, except for any such disqualification that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. None of Buyer or the Buyer Advisers or, to the Knowledge of Buyer, any “affiliated person” (as defined under the Investment Company Act) thereof has been in the past three years or is subject to disqualification as an investment adviser or subject to disqualification to serve in any other capacity described in Sections 9(a) and 9(b) of the Investment Company Act for an investment company registered under the Investment Company Act, except for any such disqualification that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect, unless, in each case, such Person, as applicable, has received, to the Knowledge of Buyer, exemptive relief from the SEC or any other applicable Government Entity with respect to any such disqualification. There is no Legal Proceeding pending and served or, to the Knowledge of Buyer, threatened by a Government Entity against any of Buyer or the Buyer Advisers that would result in any such disqualification, except for any such disqualification that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
     Section 4.14. Information in Proxy and Consent Solicitation Materials. None of the information supplied or to be supplied by or on behalf of Buyer, its Affiliates or the Buyer Funds specifically for inclusion or incorporation by reference in the proxy solicitation, or other consent solicitation, materials distributed to the investors in a Fund or to Advisory Clients in connection with the Assignment Requirements will, at the time of the mailing of such proxy, or other consent, materials or any amendments or supplements thereto, or at the time of the shareholders or investors meeting held in relation thereto, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading. Except to the extent it relates to Seller, its Affiliates or the Seller Funds or with respect to information provided by Seller, its Affiliates or the Seller Funds specifically for inclusion or incorporation by reference therein (to which extent no representation by Buyer is made), each Fund Merger Proxy Statement/Prospectus will not, at the time of the mailing of such document or any amendments or supplements thereto, or at the time of the shareholders or investors meeting held in relation thereto, contain any untrue statement of a material fact or omit any material fact required to be stated therein or necessary to make the statements therein, in light of the circumstances under which they were made, not misleading and will contain all information necessary in order to make the disclosure of information therein satisfy the requirements of applicable Laws in all material respects.

     Section 4.15. Section 15(f) of the Investment Company Act. None of Buyer or any of its respective “interested persons” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) has any express or implied understanding or arrangement which would impose an “unfair burden” (as such term is used in Section 15(f) of the Investment Company Act) on any of the ‘40 Act Funds for purposes of Section 15(f) of the Investment Company Act as a result of the transactions contemplated hereby or which would in any way cause Section 15(f) of the Investment Company Act to be unavailable to Seller.
     Section 4.16. Filings. None of the information regarding Buyer, any of its Affiliates or any Buyer Fund supplied or to be supplied by Buyer, any of its Affiliates or any Buyer Fund in writing for inclusion in any application, filing or other document to be filed with any Government Entity in connection with the transactions contemplated by this Agreement will, at the respective times such documents are filed with any such Government Entity, contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary in order to make the statements therein, in light of the circumstances under which they were made, not misleading.
     Section 4.17. Compliance with Laws. In the past three years, Buyer, its Subsidiaries and the Buyer Funds have complied with, are currently in compliance with, and currently operate and maintain their businesses in compliance with, all applicable Laws, except for such failures to comply as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. No unresolved investigation by any Government Entity with respect to any of Buyer, its Subsidiaries or the Buyer Funds is pending or, to the Knowledge of Buyer, threatened, and no Government Entity has notified Buyer or any of its Subsidiaries in writing or, to the Knowledge of Buyer, orally of its intention to conduct the same, except, in any such case, such investigations as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect. None of Buyer or its Affiliates or the Buyer Funds has received any written or, to the Knowledge of Buyer, oral notice or communication (i) of any unresolved violation or exception by any Government Entity, (ii) threatening to revoke or condition the continuation of any Permit or (iii) restricting or disqualifying their activities (except for restrictions generally imposed by rule, regulation or administrative policy on similarly regulated Persons generally), except in any such case, as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
     Section 4.18. Finders’ Fees. Except for fees that will be paid by Buyer, there is no investment banker, broker, finder or other intermediary that has been retained by or is authorized to act on behalf of Buyer or any of its Affiliates who might be entitled to any fee or commission from Buyer or any of its Affiliates in connection with the transactions contemplated by this Agreement or any Ancillary Agreement.

     Section 4.19. Legal Proceedings. As of the date of this Agreement, there is no Legal Proceeding pending against, or to the Knowledge of Buyer, threatened against, or affecting Buyer or any of its Affiliates that challenges the validity or enforceability of this Agreement or seeks to enjoin or prohibit consummation of the transactions contemplated by this Agreement. There is no Legal Proceeding pending against, or to the Knowledge of Buyer, threatened against, or affecting Buyer or any of its Affiliates, except for any such Legal Proceeding that would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
     Section 4.20. Material Contracts. (a) Neither Buyer nor any of its Subsidiaries is party to or bound by any Contract that is a “material contract” (as such term is defined in Item 601(b)(10) of Regulation S-K of the SEC) that has not been filed with the SEC in accordance with applicable Law (each of the foregoing, a “Material Contract”).
     (b) Each Material Contract is valid and binding and in full force and effect and, to Buyer’s knowledge, enforceable against the other party or parties thereto in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors’ rights or by general equity principles). Except for breaches, violations or defaults which would not reasonably be expected to have, individually or in the aggregate, a Buyer Material Adverse Effect, neither Buyer nor any of its Subsidiaries, nor to Buyer’s knowledge any other party to a Material Contract, has violated any provision of, or taken or failed to take any act which, with or without notice, lapse of time, or both, would constitute a default under the provisions of such Material Contract, and neither Buyer nor any of its Subsidiaries has received written notice that it has breached, violated or defaulted under any Material Contract.
     Section 4.21. Antitakeover Statutes. No antitakeover or similar statute or regulation or provision of the Organizational Documents of Buyer applies or purports to apply to this Agreement, any Ancillary Agreement or the transactions contemplated hereby or thereby. No “control share acquisition,” “fair price,” “moratorium” or other antitakeover laws or any comparable provision of the Organizational Documents of Buyer apply to this Agreements, the Ancillary Agreement or the transactions contemplated hereby or thereby.
     Section 4.22. Certain Tax Matters. (a) Neither Buyer nor any of its Affiliates has taken or agreed to take any action, or is aware of any fact or circumstance relating to Buyer or a Transferred Entity after Closing, that could reasonably be expected to prevent the Merger from qualifying as a 368 Reorganization. This Section 4.22 shall not be applicable if Seller has made an Alternative Transaction Structure Election pursuant to Section 7.11.
     (b) Buyer (i) if the acquisition were to occur on the date hereof, would satisfy the “active trade or business test” with respect to the acquisition of Van

Kampen set forth in Treas. Reg. Section 1.367(a)-3(c)(1)(iv), and does not have any plan or intention to take any action that would be reasonably expected to result in such test failing to be satisfied at the Closing Date, (ii) to its knowledge, was not a “passive foreign investment company” under Section 1297 of the Code (a “PFIC”) for the year ending December 31, 2008, and, to its knowledge, does not reasonably expect to be a PFIC for the years ending December 31, 2009 or December 31, 2010, and (iii) to its knowledge, is not currently a “controlled foreign corporation” under Section 957 of the Code, and is not aware of any facts or circumstances that would be reasonably expected to result in Buyer becoming such a corporation. Clause (i) of this Section 4.22(b) shall not be applicable if Seller has made an Alternative Transaction Structure Election pursuant to Section 7.12.
ARTICLE 5
Covenants of Seller
     Section 5.01. Conduct of the Van Kampen Business.
     Seller agrees that:
     (a) From the date of this Agreement to and through the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (i) as set forth in Section 5.01(a) of the Seller Disclosure Schedule, (ii) as otherwise expressly contemplated by this Agreement, (iii) as required by any applicable Law or (iv) with Buyer’s prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall and shall cause its Subsidiaries (including the Transferred Entities) to conduct the Van Kampen Business in the ordinary course consistent with past practice in all material respects and use reasonable best efforts to (x) preserve intact its material business and operations and preserve intact its material rights, franchises, goodwill and relationships with the Funds (including the boards of directors and shareholders thereof), any applicable Government Entity and its Advisory Clients and other material clients, customers, lessors, suppliers and others with whom it does business and (y) keep available the services of the Van Kampen Business Employees.
     (b) Without limiting the generality of Section 5.01(a), from the date of this Agreement to and through the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (i) as set forth in the corresponding subsection of Section 5.01(b) of the Seller Disclosure Schedule, (ii) as otherwise expressly contemplated by this Agreement, (iii) as required by any applicable Law, (iv) with Buyer’s prior consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Seller shall not, and shall cause its Subsidiaries (including the Transferred Entities) and the Van Kampen Business not to, do any of the following with respect to the Van Kampen Business:

     (A) sell, lease, license (other than ordinary course intellectual property licenses), transfer, pledge, convey, assign, mortgage or otherwise dispose of any material rights, properties or assets, tangible or intangible, of the Van Kampen Business, other than (1) obsolete or non-used assets or rights or properties or assets with a net book value not in excess of $1,000,000 in the aggregate or (2) any dividend or distribution (or declaration thereof) to or by any Transferred Entity (other than dividends or distributions of Deferred Assets or any non-current assets);
     (B) other than transactions between or among Transferred Entities, issue, sell, deliver, pledge, transfer, dispose of or encumber (1) any equity interests or capital stock of or other equity or voting interest in any Transferred Entity or (2) any Equity Rights in respect of, securities convertible into, exchangeable for or evidencing the right to subscribe for or acquire either any securities convertible into or exchangeable for, or evidencing the right to subscribe for or acquire, any shares of the capital stock of, or other equity or voting interest in, any Transferred Entity or make any other changes in the capital structure of any Transferred Entity;
     (C) other than in the ordinary course of business consistent with past practice, amend, cancel, waive, modify, transfer or otherwise dispose of or permit to lapse any material Intellectual Property Rights used in connection with the Van Kampen Business or grant any material license or other material rights thereunder to any Person;
     (D) except as required by Law, the terms of any Benefit and Compensation Arrangement in effect as of the date of this Agreement or as set forth in Section 5.01(b)(iv)(D)(1)(y) of the Seller Disclosure Schedule, (1) increase or agree to increase the compensation of any Van Kampen Business Employee, other than (x) with respect to 2009, payment of incentive compensation in the ordinary course of business consistent with past practice and (y) with respect to 2010, salary increases in the ordinary course of business consistent with past practice for Van Kampen Business Employees with the title below Vice President, (2) materially increase or agree to materially increase any pension, welfare, retirement allowance, severance or other employee benefits under any Benefit and Compensation Arrangement, (3) convert a Benefit and Compensation Arrangement into an Assumed Benefit and Compensation Arrangement (other than with respect to an employment agreement, offer letter or similar individual Contract of an individual who becomes a Van Kampen Business Employee that is set forth on Section 9.01(f) of the

Seller Disclosure Schedule), (4) amend or terminate any Benefit and Compensation Arrangement, to the extent that such amendment or termination would primarily result in a material benefit or material detriment to the Van Kampen Business Employees, or amend or terminate any Assumed Benefit and Compensation Arrangement, (5) (I) establish or adopt any Benefit and Compensation Arrangement or (II) enter into or adopt any new change in control or severance agreement, arrangement, plan or policy, in the case of any item in clause (I) or (II), for the primary benefit of, or with, any Van Kampen Business Employees or (6) grant or agree to grant any award to any Van Kampen Business Employee (other than any new hire whose annual compensation does not exceed $300,000), or accelerate the time of vesting or payment of any award held by any Van Kampen Business Employee, under any Assumed Benefit and Compensation Arrangement;
     (E) (1) hire any person who would be a Van Kampen Business Employee or individual independent contractor of a Transferred Entity, other than any individual hired to replace a terminated employee (and then only if such replacement employee would not have annual compensation in excess of $300,000 and is hired to work at the same location as the terminated employee) or (2) terminate any Van Kampen Business Employee with annual compensation in excess of $300,000 except under circumstances that constitute cause or due to misconduct reasonably deemed by Seller to be detrimental to Seller or any of its Affiliates or (3) except as set forth in Section 5.01(b)(iv)(E)(3) of the Seller Disclosure Schedule, promote, transfer or reassign any Van Kampen Business Employee;
     (F) (1) commence or pay, discharge, settle or satisfy any Legal Proceedings except settlements involving only monetary remedies with a value not in excess of $2,000,000 for any individual Legal Proceeding or $10,000,000 in the aggregate, other than the commencement of any such Legal Proceeding in the ordinary course of business consistent with past practice or (2) waive or release any material rights or claims, or agree or consent to the issuance of any injunction, decree, order or judgment restricting or otherwise affecting its business or operations;
     (G) make or incur any capital expenditures requiring payments in excess of $1,000,000 individually or $5,000,000 in the aggregate;
     (H) (1) enter into any Contract between Seller or any of its Affiliates, on the one hand, and any Transferred Entity, on the other hand, (2) enter into a Contract containing a “most favored nation” provision which could be applicable to Buyer and its Affiliates (excluding ordinary course “most favored nation” provisions only applicable to the Transferred Entities) following the Closing, (3) amend any existing Contract in a manner to provide that a “most favored nation” provision contained therein would have a similar effect, (4) except in the ordinary course of business consistent with past practice, materially amend, modify, terminate, renew or cancel any Significant Contract or enter into any new Contract that would be a Significant Contract if in existence as of the date hereof, or (5) enter into any Contract prohibiting or restricting the ability of the Van Kampen Business (or, following the Closing, Buyer and its Affiliates) to conduct its business, to engage in any business, to solicit any Person, to operate in any geographical area or to compete with any Person, that limits the freedom of the Van Kampen Business (or, following the Closing, Buyer and its Affiliates) to solicit or hire employees, or that requires the Van Kampen Business (or, following the Closing, Buyer and its Affiliates) to deal exclusively with any Person;
     (I) amend in any material respect any provision of any Organizational Document of any Transferred Entity or of any term of any outstanding security issued by any Transferred Entity;
     (J) other than acquisitions of assets or securities in the ordinary course of business consistent with past practice, merge or consolidate with any other Person or acquire (by merger, consolidation, purchase of assets or equity interests or otherwise) any businesses, assets, properties, or interests in any other Person;
     (K) adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, in each case with respect to any Transferred Entity;
     (L) (1) other than pursuant to short-term borrowings under facilities in existence as of the date hereof and set forth on Section 3.18(a)(vi) of the Seller Disclosure Schedule in the ordinary course of the UIT Fund business consistent with past practice, incur, assume or guarantee any Indebtedness that will remain outstanding following the Closing (2), cancel or waive any claims under any material Indebtedness or amend or modify in any material respect the terms relating to any such Indebtedness, (3) other than in the ordinary course of business consistent with past practice, assume, guarantee, endorse or otherwise as an accommodation become responsible for obligations of any other

Person, or (4) other than in the ordinary course of business consistent with past practice make any material loans or advances;
     (M) other than in the ordinary course of business consistent with past practice, reduce the amount of insurance coverage or fail to renew any material existing insurance policies of the Transferred Entities;
     (N) materially amend, terminate or allow to lapse any material Permit;
     (O) form, organize or sponsor any Fund except (1) as contemplated by or consistent with the current business plans of the Van Kampen Business as previously delivered to Buyer or (2) in the ordinary course of business consistent with past practice;
     (P) take any action that would prevent any Fund which is required to be registered with the SEC or comparable regulatory or self-regulatory authority of any jurisdiction as a pooled investment vehicle from qualifying as a “regulated investment company” under Section 851 of the Code or comparable pass-through regime in any other applicable jurisdiction to the extent such status is intended in such Fund’s constituent documents or marketing materials;
     (Q) make any material changes in its methods, practices, principles or policies of financial accounting, except as may be required under GAAP and approved in writing by Seller’s independent public accountants;
     (R) take any action that, if taken after the Closing without Buyer’s consent, would constitute a breach of Section 7.15 (it being understood that, for purposes of this Section 5.01(b)(iv)(R), Buyer may withhold, condition or delay its consent in its sole discretion); or
     (S) authorize or enter into any Contract or commitment with respect to any of the foregoing.
     Section 5.02. Access to Information; Presentment of Audited and Unaudited Financial Statements. (a) From the date hereof until the Closing Date, Seller will (i) give Buyer, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, personnel, books and records of Seller and its Subsidiaries relating to the Van Kampen Business, (ii) furnish to Buyer, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to the Van Kampen Business as such Persons may reasonably request and (iii) instruct the employees, counsel and financial advisors of Seller and its

Subsidiaries to cooperate with Buyer in its investigation of the Van Kampen Business. Any investigation pursuant to this Section 5.02(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Seller and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 5.02(a) shall affect or be deemed to modify any representation or warranty made by any party hereunder. In addition to the foregoing, Seller will deliver or cause to be delivered to Buyer at, or promptly after, Closing all books, records and other documents (or copies thereof) relating to the Van Kampen Business (or, in the case of books, records or other documents that relate to the Van Kampen Business and to matters unrelated to the Van Kampen Business, shall deliver or cause to be delivered copies of all books, records or other documents to the extent relating to the Van Kampen Business) that are not in the possession of the Transferred Entities as of the Closing and that are reasonably necessary to the continuing operation of the Van Kampen Business, including such materials relating to the portion of the Van Kampen Business conducted in connection with the Purchased Assets and Assumed Liabilities.
     (b) From and after the Closing Date, upon reasonable notice and subject to applicable Laws relating to the exchange of information, Seller will promptly provide Buyer and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent reasonably necessary for Buyer in connection with Buyer’s preparation of its annual and periodic public financial reporting obligations (including Annual Reports on Form 10-K, Quarterly Reports on Form 10-Q and Current Reports on Form 8-K), any audit, investigation relating to the Van Kampen Business, dispute or litigation relating to the Van Kampen Business or any other reasonable business purpose relating to the Van Kampen Business including to the extent reasonably necessary to permit Buyer to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Buyer shall not unreasonably interfere with the conduct of the business of Seller. No information or knowledge obtained in any investigation pursuant to this Section 5.02(b) shall affect or be deemed to modify any representation or warranty made by any party hereunder.
     (c) In furtherance of the obligations of Seller set forth in Section 5.02(b), Seller shall, at Seller’s expense, in respect of the Van Kampen Business (for the avoidance of doubt, including the Purchased Assets and Assumed Liabilities):
     (i) No later than 15 Business Days prior to the Closing Date, provide Buyer with:
     (A) an audited combined balance sheet as of December 31, 2008 and accompanying notes for the foregoing, prepared in accordance with GAAP, together with an unqualified

(except for qualifications relating to any Accounting Policies) audit report of Seller’s independent accountants, with respect to such financial statements;
     (B) quarterly unaudited combined balance sheet as of June 30, 2009, and income statements for the periods ending March 31, June 30 and September 30, 2009, prepared in accordance with GAAP; and
     (C) annual unaudited combined balance sheet as of December 31, 2009 and related unaudited combined statements of income and cash flows for the year ended December 31, 2009 and accompanying notes for the foregoing, prepared in accordance with GAAP.
     (ii) No later than May 15, 2010, provide Buyer with annual audited combined balance sheet as of December 31, 2009 and related audited combined statements of income and cash flows for the year ended December 31, 2009 and accompany notes for the foregoing, prepared in accordance with GAAP, together with an unqualified audit report of Seller’s independent accountants, with respect to such financial statements.
     (iii) No later than the earlier of (i) 45 days after the Closing Date or (ii) ten days before the SEC filing deadline for the first Annual Report on Form 10-K or Quarterly Report on Form 10-Q, as the case may be, that Buyer is required to file with the SEC following the Closing Date, provide Buyer with:
     (A) one or more quarterly unaudited combined balance sheets as of the end of each calendar quarter ending after December 31, 2009, and one or more income statements for each such quarter, prepared in accordance with GAAP; and
     (B) an unaudited combined income statement for the period commencing since the last calendar quarter covered by the income statements to be provided pursuant to clause (A) and ending as of the Closing Date, prepared in accordance with GAAP.
     (d) Notwithstanding the foregoing, Buyer shall not have access to (i) materials entitled to legal privilege (or which could jeopardize the attorney-client privilege of Seller or its Affiliates), (ii) personnel records of Seller or its Subsidiaries (including the Transferred Entities) relating to individual performance or evaluation records, medical histories or other information which in Seller’s good faith opinion is sensitive or the disclosure of which could subject Seller or its Subsidiaries (including the Transferred Entities) to risk of liability or

(iii) other information which in Seller’s good faith opinion could reasonably be expected to subject Seller or its Subsidiaries to liability. The parties shall endeavor in good faith to make appropriate substitute disclosure arrangements, if practicable, in a manner that does not give rise to any of the circumstances referred to in the preceding sentence.
     (e) Notwithstanding the foregoing, access to information with respect to Tax matters shall be provided as designated in Section 8.07.
     Section 5.03. Transfer Restrictions. (a) Subject to the restrictions on Transfer imposed by applicable Law and this Section 5.03, Seller and its Affiliates are permitted to Transfer any and all shares of the Aggregate Equity Consideration at any time.
     (b) Seller shall not, and shall cause its Affiliates not to, Transfer any shares of the Aggregate Equity Consideration:
     (i) (A) in one or more transactions in which any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) purchases 2.5% or more of the outstanding shares of Buyer Stock (for the avoidance of doubt, after giving effect to the conversion of the Equivalent Buyer Preferred Stock into Buyer Stock upon Transfer) or (B) to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) who, after giving effect to such Transfer, would, to the knowledge of Seller after reviewing the most recent filings with respect to ownership of Buyer Stock by third parties on any of Schedules 13D or 13G or Form 13F under the Exchange Act, beneficially own 10% or more of the outstanding shares of Buyer Stock; provided that the foregoing restrictions in clauses (A) and (B) shall not apply to any Transfer of such shares in connection with open market sales at prevailing market prices obtainable at the time of such transfer through brokers in transactions on the NYSE (including such sales under Rule 144); or
     (ii) on any given day in an amount greater than 20% of the average daily trading volume of Buyer Stock for the 20-day period immediately preceding the date of such Transfer; provided that the foregoing restriction shall not apply to underwritten offerings of Buyer Stock.
     As used herein, “Transfer” means any direct or indirect offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), either voluntary or involuntary, or entry into any contract, option or other arrangement or understanding with respect to any offer, sale, lease, assignment, encumbrance, pledge, hypothecation, disposition or other transfer (by operation of Law or otherwise), of any capital stock or interest in any capital stock; provided, that a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction in which Seller is a constituent corporation (or otherwise a party including, for the avoidance of doubt, a transaction pursuant to which a Person acquires all or a portion of Seller’s outstanding capital stock, whether by tender or exchange offer, by share exchange, or otherwise) shall not be deemed to be the Transfer of any Buyer Stock or Equivalent Buyer Preferred Stock, as the case may be, provided that the primary purpose of any such transaction is not to avoid the provisions of this Agreement and that the successor or surviving Person to such a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction, if not Seller, expressly assumes all obligations of Seller under this Agreement. For purposes of this Agreement, the term Transfer shall include the sale of an Affiliate of Seller or Seller’s interest in an Affiliate which owns any Buyer Stock or Equivalent Buyer Preferred Stock, as the case may be, unless such Transfer is in connection with a merger, amalgamation, plan of arrangement or consolidation or similar business combination transaction referred to in the first proviso of the previous sentence.
     (c) Any certificates for shares of the Aggregate Equity Consideration issued pursuant to this Agreement or issued subsequent to the Closing Date as a result of any transfer of such shares or any stock dividend, stock split or other recapitalization shall bear a legend or legends (and appropriate comparable notations or other arrangements will be made with respect to any uncertificated shares) referencing restrictions on transfer of such shares under the Securities Act and under this Agreement which legend shall state in substance:
“The securities evidenced by this certificate have been issued and sold without registration under the United States Securities Act of 1933, as amended (the “Securities Act”), or the securities laws of any state of the United States (a “State Act”) in reliance upon certain exemptions from registration under said acts. The securities evidenced by this certificate cannot be sold, assigned or otherwise transferred within the United States unless such sale, assignment or other transfer is (1) made pursuant to an effective registration statement under the Securities Act and in accordance with each applicable State Act or (2) exempt from, or not subject to, the Securities Act and each applicable State Act. If the proposed sale, assignment or other transfer within the United States will be made pursuant to clause (2) above, the holder must, prior to such sale, assignment or other transfer, furnish to the issuer such certifications, legal opinions and other information as the issuer may reasonably require to determine that such sale, assignment or other transfer is being made in accordance with such clause.

The securities evidenced by this certificate are subject to restrictions on transfer set forth in a Transaction Agreement dated October 19, 2009 between Morgan Stanley and Invesco Ltd.”
Notwithstanding the foregoing, the holder of any certificate(s) for shares of the Aggregate Equity Consideration shall be entitled to receive from Buyer new certificates for a like number of shares not bearing such legend (or the elimination or termination of such notations or arrangements) upon the request of such holder at (x) such time as such restrictions are no longer applicable, and (y) with respect to the restriction on transfer of such shares under the Securities Act, delivery of an opinion of counsel to such holder, which opinion is reasonably satisfactory in form and substance to the Buyer and its counsel, that the restriction referenced in such legend (or such notations or arrangements) is no longer required for purposes of applicable securities Law.
     Section 5.04. Standstill. (a) Subject to Section 5.04(b), from the Closing Date until the second anniversary of the Closing Date (the “Standstill Period”), Seller shall not, and shall not permit any of its Subsidiaries (or any successor to Seller, whether by merger, consolidation, share exchange or other business combination transaction), directly or indirectly, to, without Buyer’s prior written consent, (i) acquire, agree to acquire, propose or offer to acquire, or facilitate the acquisition or ownership of, any Buyer Stock, other than as provided for in this Agreement, or any other securities or assets of Buyer or any of its Subsidiaries, (ii) deposit any shares of Buyer Stock in a voting trust or similar arrangement or subject any shares of Buyer Stock to any voting agreement, pooling arrangement or similar arrangement, or grant any proxy with respect to any shares of Buyer Stock to any Person or “group” (within the meaning of Section 13(d)(3) of the Exchange Act) (other than Buyer or a Person specified by Buyer in a proxy card provided to Seller by or on behalf of Buyer), (iii) enter, agree to enter, propose or offer to enter into or facilitate any merger, business combination, recapitalization, restructuring, change in control transaction or other extraordinary transaction involving the Buyer or any of its Subsidiaries, (iv) make, or in any way participate or engage in, any “solicitation” of “proxies” (as such terms are used in the proxy rules of the SEC) to vote, or seek to advise or influence any person with respect to the voting of, any voting securities of Buyer or its Subsidiaries, (v) call, or seek to call, a meeting of the shareholders of Buyer or initiate any shareholder proposal for action by shareholders of Buyer, (vi) form, join or in any way participate in a “group” (within the meaning of Section 13(d)(3) of the Exchange Act) with respect to any voting securities of Buyer, (vii) otherwise act, alone or in concert with others, to seek to Control or influence the management or the policies of Buyer, (viii) disclose any intention, plan or arrangement prohibited by, or inconsistent with, the foregoing or (ix) advise, assist or encourage or enter into any discussions, negotiations, agreements or arrangements with any other persons in connection with the foregoing. Seller further agrees that, during the Standstill Period, neither Seller nor any of its Affiliates (nor any Person acting on behalf of or in concert with Seller or any of its Affiliates) shall, without the written consent of Buyer, (x) request Buyer, directly or indirectly, to amend or waive any provision of this Section 5.04(a) (including this sentence) or (y) take any action that might require Buyer to make a public announcement regarding the possibility of a business combination, merger or other type of transaction described in this Section 5.04(a) with Seller or any of its Affiliates
     (b) The restrictions contained in Section 5.04(a) shall not apply to any brokerage, investment advisory, financial advisory, anti-raid advisory, merger advisory, financing, proprietary and third party asset management, derivatives transactions, investment activities, insurance service and activities, trading, market making, underwriting, arbitrage or other similar activities conducted by Seller or any of its Affiliates in the ordinary course of their respective businesses; provided that the purpose of any such action by such parties is not to avoid the provisions of Section 5.04(a).
     Section 5.05. Non-Solicitation of Alternative Transactions. (a) Unless and until this Agreement will have been terminated in accordance with its terms, Seller shall not, and Seller shall cause its Affiliates not to, and shall cause its and its Affiliates’ officers, directors, employees, investment bankers, attorneys, accountants, consultants or other agents or advisors not to, directly or indirectly, (i) solicit, initiate or take any action to facilitate or encourage the submission of any proposal to acquire or purchase any capital stock of, or merger consolidation, combination, sale of assets, reorganization or similar transaction involving the Transferred Entities or the Van Kampen Business, (ii) enter into or participate in any discussions or negotiations with or authorize any financial advisor or other Person to solicit or participate in discussions or negotiations with, furnish any non-public information relating to the Van Kampen Business (other than as to the existence of these provisions) or afford access to the business, employees, properties, assets, books or records of the Van Kampen Business to, otherwise knowingly cooperate in any way with, or knowingly assist, participate in, facilitate or encourage any effort by any Person other than Buyer and its Affiliates to make such a proposal, (iii) enter into any agreement with any party other than the Buyer and its Affiliates with respect to such a proposal, or (iv) authorize any of the foregoing actions.
     (b) Seller shall, and shall cause its Affiliates, to immediately terminate and cause to be terminated any and all existing discussions or negotiations with any Persons (other than Buyer and its Affiliates) conducted heretofore with respect to any of the foregoing actions described in Section 5.04(a). Seller shall, and shall cause its Affiliates to, enforce their respective rights under, and shall not, release any third party from, the confidentiality and standstill provisions of any agreement to which Seller or its Affiliates is a party with respect to a potential sale of capital stock of, or merger, consolidation, combination, sale of assets, reorganization or similar transaction involving the Transferred Entities or the Van Kampen Business and shall promptly take all steps necessary to terminate any approval that may have been heretofore given under any such provisions authorizing any such third party to make any proposal regarding the foregoing.

     Section 5.06. Resignations. On or prior to the Closing Date, Seller will deliver to Buyer the resignations (with effect as of Closing) from their positions with any Transferred Entity of all officers of any Transferred Entity who will be employed by Seller or any of its Affiliates after the Closing Date.
     Section 5.07. Non-Solicit. (a) In order to induce Buyer to enter into the transactions contemplated by this Agreement, Seller hereby covenants and agrees that from the date hereof until the second anniversary of the Closing Date, it will not, and it shall cause its Subsidiaries not to, directly or indirectly, solicit (including through internal job postings) or hire, or assist in the hiring of, or otherwise engage or assist in engaging any employee of the Van Kampen Business as of the Closing Date; provided that, solely with respect to the two-year period after the Closing Date (and not the period prior thereto) general, non-targeted advertising (other than through internal job postings) or the use of an independent search firm that contacts employees of the Van Kampen Business without direction or advice by Seller or its Subsidiaries shall not be deemed to be direct or indirect solicitations, and any person not solicited in violation hereof may be hired by Seller; provided further that, during such two-year period, notwithstanding the foregoing proviso, in no event shall Seller or its Subsidiaries hire (i) any Executive Director of any Transferred Entity or the Van Kampen Business who provides distribution services or (ii) any managing director of any Transferred Entity or the Van Kampen Business. The foregoing prohibition shall not apply to any employee whose employment has been terminated by a Transferred Entity, Buyer or any of their respective Affiliates after the Closing.
     (b) It is the intent of the parties to this Agreement that the provisions of this Section 5.07 shall be enforced to the fullest extent permissible under the Laws and public policies applied in each jurisdiction in which enforcement is sought. If any particular provision or portion of this Section 5.07 shall be adjudicated to be invalid or unenforceable, such provision or portion thereof shall be deemed amended to the minimum extent necessary to render such provision or portion valid and enforceable, such amendment to apply only with respect to the operation of such provision or portion in the particular jurisdiction in which such adjudication is made.
     (c) The parties acknowledge that damages and remedies at Law for any breach of this Section 5.07 would be inadequate and that Buyer shall be entitled to specific performance and other equitable remedies (including an injunction) and such other relief as a court or tribunal may deem appropriate in addition to any other remedies Buyer may have in the event of a breach of this Section 5.07.
     Section 5.08. Regulatory Capital; Other Cash in the Business. (a) Seller shall take such actions as may be required to ensure that, as of the Closing, and after taking into consideration any dividends or distributions by the Transferred Entities and any settlement of intercompany arrangements, the Broker-Dealer has stockholder’s equity equal to at least $46 million (and such other cash and cash equivalents as may be required under Section 5.08(c) and referred to in the last sentence thereof).
     (b) In furtherance and not in limitation of the foregoing, Seller shall identify those current assets and current liabilities of the Transferred Entities that can be validly assigned and assumed at the Closing by it or one of its Subsidiaries, and, subject to Buyer’s agreement as to the current assets being assigned and current liabilities being assumed, Seller and the Transferred Entities shall effect such transaction at the Closing pursuant to an assignment and assumption agreement that is in form and substance acceptable to both Seller and Buyer; provided that the parties understand and agree that the asset described on Section 5.08(b) of the Seller Disclosure Schedule shall be transferred to Seller or an Affiliate of Seller pursuant to this Section, including the long-term portion thereof (and these items will be excluded for purposes of the calculations required by clauses (iv) and (v) of Section 5.08(c)). Seller and Buyer shall cooperate and use their respective reasonable best efforts to reach agreement on mechanisms to effect an assignment and assumption of all current assets and current liabilities of the Transferred Entities as of the Closing Date (subject to any regulatory restrictions in relation to the Broker-Dealer).
     (c) Seller shall take such actions as may be required to ensure that, as of the Closing, and after taking into account any dividends or distributions by the Transferred Entities, any settlement of intercompany arrangements, accounts and balances pursuant to Section 7.04 and any assignment of current assets and assumption of current liabilities of the Transferred Entities by Seller or a Subsidiary of Seller that may be effected pursuant to Section 5.08(b), the Transferred Entities hold cash and cash equivalents (except to the extent this calculation results in a negative number) in an amount that is at least equal to (i) $28,000,000 plus (ii) the 2009 Deferred Compensation Amount plus (iii) the 2010 Compensation Accrual plus (iv) an amount equal to the excess (if any) of the current liabilities of the Van Kampen Business reflected on the Closing Balance Sheet over the current assets of the Van Kampen Business reflected on the Closing Balance Sheet (excluding, in the case of this calculation, the entire current portion (if any) of the 2009 Deferred Compensation Amount and the 2010 Compensation Accrual) minus (v) an amount equal to the excess (if any) of the current assets of the Van Kampen Business reflected on the Closing Balance Sheet over the current liabilities of the Van Kampen Business reflected on the Closing Balance Sheet (excluding, in the case of this calculation, the entire current portion (if any) of the 2009 Deferred Compensation Amount and the 2010 Compensation Accrual) plus (vi) an amount equal to the excess (if any) of the long term liabilities of the Van Kampen Business reflected on the Closing Balance Sheet constituting compensation, retirement and/or benefits expenses for the Transferred Employees over the long term liabilities of the Van Kampen Business reflected on the Balance Sheet constituting compensation, retirement and/or benefits expenses for the Transferred Employees (excluding, in the case of this calculation, the entire long-term portion of the 2009 Deferred Compensation Amount and the 2010 Compensation Accrual) but only to the extent such excess results from such long term liabilities of which Seller was aware as of the date hereof and which would have been required to be reflected on a balance sheet prepared as of the date hereof in accordance with GAAP; provided that, when calculating the amount of cash and cash equivalents that are required to be held by the Transferred Entities under this Section 5.08(c) (or paid to Seller pursuant to the next sentence), all calculations with respect to the Closing Balance Sheet shall exclude (1) all cash or cash equivalents required to be retained by the Van Kampen Business pursuant to Section 5.08(a) or this Section 5.08(c), (2) all Tax assets and liabilities (including deferred Tax assets and liabilities) and (3) the Van Kampen Seed Capital and the Deferred Assets. Further, if the calculation required by the prior sentence results in a negative number, then Buyer shall make a payment in that amount to Seller at Closing. For all purposes of this Section 5.08(c), the term “Transferred Entities” shall not include the Broker Dealer, except that, in partial satisfaction of its obligations under this Section 5.08(c), Seller shall be entitled to leave cash and cash equivalents with the Broker-Dealer in an aggregate amount that is equal to the portions of the 2009 Deferred Compensation Amount and the 2010 Compensation Accrual (as determined in accordance with this Section 5.08 and the definitions thereof) that have accrued on the balance sheet of the Broker-Dealer in respect thereof as the date of the Closing Balance Sheet.
     (d) For purposes of the Closing, references above to Closing Balance Sheet shall be deemed references to the Estimated Closing Balance Sheet. Promptly following the finalization of the Closing Balance Sheet pursuant to Section 5.08(e), the cash amount required to be held by the Transferred Entities (or paid to Seller) under Section 5.08(c) shall be re-calculated based on the Closing Balance Sheet. If the cash amount as so re-calculated would result in a greater cash amount being required hereunder to be held by the Transferred Entities, Seller shall promptly pay such difference to Buyer. If the cash amount as so re-calculated would result in a lesser cash amount being required hereunder to be held by the Transferred Entities, Buyer shall promptly pay such difference to Seller. If a payment was made to Seller pursuant to the terms of Section 5.08(c), then payments will be similarly made to Buyer or Seller, as appropriate, based on any such re-calculation. Any payment pursuant to this Section 5.08(d) shall be made at a mutually convenient time and place within 10 days after the finalization of the Closing Balance Sheet, by delivery by Buyer or Seller, as the case may be, in immediately available funds by wire transfer to an account of such receiving party with a bank designated by such receiving party. The amount of any payment to be made pursuant to this Section shall bear interest from and including the Closing Date to but excluding the date of payment at a rate per annum equal to the Treasury Rate. As used herein, “Treasury Rate” shall mean the applicable interest rate payable on United States Treasury obligations with a maturity date most closely corresponding to the applicable payment period, as of the end of such period. Such interest shall be payable at the same time and in the same manner as the payment to which it relates and shall be calculated daily on the basis of a year of 365 days and the actual number of days elapsed.

     (e) In connection with the foregoing:
     (i) Not later than five Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer an estimated combined balance sheet of the Van Kampen Business prepared on a basis that the Closing was effective as of the month end prior to the Closing Date (or, in the event the Closing Date is expected to occur in the first five days of a month, the preceding month end) (the “Estimated Closing Balance Sheet”). The Estimated Closing Balance Sheet shall be prepared in the same manner as the Closing Balance Sheet, except for the date of such balance sheet and except that the resolution provisions of this Section 5.08(e) shall not apply thereto.
     (ii) As promptly as practicable, but no later than 45 days, after the Closing Date, Seller will cause to be prepared and delivered to Buyer the combined balance sheet of the Van Kampen Business prepared on a basis that the Closing was effective as of 11:59 p.m., New York City time on the day immediately prior to the Closing Date (the “Closing Balance Sheet”). The Closing Balance Sheet shall present the combined financial position of the Van Kampen Business (for the avoidance of doubt, including the Purchased Assets and Assumed Liabilities) and be prepared on a basis consistent with the Balance Sheet (except excluding the Broker-Dealer) as of 11:59 p.m. on the date immediately preceding the Closing Date which shall, for the avoidance of doubt, include an accrual for the 2009 Deferred Compensation Amount and the 2010 Compensation Accrual. Attached as Section 5.08(e) of the Seller Disclosure Schedule for illustrative purposes only is a draft Closing Balance Sheet created as if the Closing had occurred as of 11:59 p.m. on June 30, 2009, and calculating the cash amount required to be held by the Transferred Entities under Section 5.08(c) (or paid to Seller) had the Closing occurred on that date.
     (iii) If Buyer disagrees with the Closing Balance Sheet delivered pursuant to Section 5.08(e)(ii), Buyer may, within 30 days after delivery of such Closing Balance Sheet and any related documents that Seller reasonably requests in connection with its review of the Closing Balance Sheet, deliver a notice to Seller disagreeing therewith. Any such notice of disagreement shall specify those items or amounts as to which Buyer disagrees, and Buyer shall be deemed to have agreed with all other items and amounts contained in the Closing Balance Sheet.
     (iv) If a notice of disagreement shall be delivered pursuant to Section 5.08(e)(iii), Buyer and Seller shall, during the 30 days following such delivery, use their reasonable best efforts to reach agreement on the disputed items or amounts in order to finalize the Closing Balance Sheet. If, during such period, Buyer and Seller are unable to reach such agreement, they shall promptly thereafter cause independent accountants of nationally recognized standing reasonably satisfactory to Buyer and

Seller (who shall not have any material relationship with Buyer, Seller or any of their respective Affiliates) (the “Accounting Referee”), promptly to review this Agreement and the remaining disputed items or amounts for the purpose of finalizing the Closing Balance Sheet. In making such calculation, the Accounting Referee shall consider only those items or amounts in the Closing Balance Sheet as to which Buyer has disagreed. The Accounting Referee shall deliver to Buyer and Seller, as promptly as practicable (but in all events no later than 45 days after the matter is referred to the Accounting Referee), a report setting forth the final Closing Balance Sheet. Such report shall be final and binding upon Buyer, Seller and their respective Affiliates and such final Closing Balance Sheet shall be used to calculate the cash amount required to be held by the Transferred Entities under Section 5.08(b) (or paid to Seller). The cost of such review and report shall be borne by Seller and by Buyer in proportion to the relative differences between the resulting calculations of the cash amount required to be held by the Transferred Entities (or paid to Seller) under Section 5.08(b) by virtue of the Closing Balance Sheet as first proposed by Seller pursuant to Section 5.08(e)(ii) and as proposed to be revised by Buyer pursuant to Section 5.08(e)(iii).
     (v) Buyer and Seller agree that they will, and agree to cause their respective Affiliates and independent accountants to cooperate and assist in the preparation of the Closing Balance Sheet and in the conduct of the reviews referred to in this Section 5.08(e), including the making available to the extent necessary of books, records, work papers and personnel.
     (f) For the avoidance of doubt, the calculations to be made pursuant to this Section 5.08, and the net purchase price adjustment to be made pursuant to Section 5.08, are not intended to provide an alternate remedy to Article 11 for any breach or alleged breach of the Seller’s representations and warranties made pursuant to Article 3.
     Section 5.09. Trademarks; Tradenames. Except as otherwise set forth in the IP Matters Agreement, after the Closing, Seller and its Affiliates (other than the Transferred Entities) shall not use (i) any of the Trademarks or Internet domain names owned by one or more of the Transferred Entities or included in the Purchased Assets, including those set forth on Section 3.16(b) or (ii) the “Van Kampen” name or any derivatives thereof.

ARTICLE 6
Covenants of Buyer
     Buyer agrees that:
     Section 6.01. Conduct of Business of Buyer. (a) From the date of this Agreement to and through the earlier of the Closing Date and the termination of this Agreement in accordance with its terms, except (i) as set forth in Section 6.01 of the Buyer Disclosure Schedule, (ii) as otherwise expressly contemplated by this Agreement, (iii) as required by any applicable Law or (iv) as Seller shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall, and shall cause its Subsidiaries to, conduct its business in the ordinary course of business consistent with past practice in all material respects.
     (b) Without limiting the generality of Section 6.01(a), from the date of this Agreement to and through the earlier of the Closing and the termination of this Agreement in accordance with its terms, except (i) as set forth in Section 6.01 of the Buyer Disclosure Schedule, (ii) as otherwise expressly contemplated by this Agreement, (iii) as required by any applicable Law or (iv) as Seller shall otherwise consent in writing (which consent shall not be unreasonably withheld, conditioned or delayed), Buyer shall not, and shall cause its Subsidiaries not to, do any of the following:
     (A) other than common stock dividends not in excess of $0.15 per share per quarter, and other than as required by the terms of any preferred security, make any distribution (whether in cash, stock, Equity Rights or property, but not including any distribution that results in an adjustment under Section 2.09) or declare, pay or set aside any dividend with respect to, or purchase or otherwise acquire directly, or indirectly, any equity interest or shares of capital stock of Buyer;
     (B) amend in any material respect any provision of Buyer’s Organizational Documents in a manner that would adversely affect the benefits, economic or otherwise, of the transactions contemplated by this Agreement to Seller;
     (C) merge or consolidate with any Person or adopt a plan of complete or partial liquidation, dissolution, restructuring, recapitalization or other reorganization, but (other than with respect to a liquidation or dissolution) only to the extent any such action or actions would be reasonably expected to prevent, materially delay or impair the consummation of the transactions contemplated hereunder;
     (D) enter into any acquisition agreement, or make any acquisition, that would be reasonably expected to prevent, materially delay or impair the consummation of the transactions contemplated hereunder;
     (E) take any action that, if taken after the Closing without Seller’s consent, would constitute a breach of Section 7.15(a) (it being understood that, for purposes of this Section 6.01(b)(iv)(E), Seller may withhold, condition or delay its consent in its sole discretion); or
     (F) authorize or enter into any Contract or commitment with respect to any of the foregoing.
     Section 6.02. Access to Information. (a) From the date hereof until the Closing Date, Buyer will (1) give Seller, its counsel, financial advisors, auditors and other authorized representatives reasonable access to the offices, properties, personnel, books and records of Buyer and its Subsidiaries, (2) furnish to Seller, its counsel, financial advisors, auditors and other authorized representatives such financial and operating data and other information relating to Buyer and its Subsidiaries as such Persons may reasonably request and (3) instruct the employees, counsel and financial advisors of Buyer and its Subsidiaries to cooperate with Seller in its investigation of Buyer and its Subsidiaries. Any investigation pursuant to this Section 6.02(a) shall be conducted in such manner as not to interfere unreasonably with the conduct of the business of Buyer and its Subsidiaries. No information or knowledge obtained in any investigation pursuant to this Section 6.02(a) shall affect or be deemed to modify any representation or warranty made by any party hereunder.
     (b) From and after the Closing Date, upon reasonable notice and subject to applicable Laws relating to the exchange of information, Buyer will promptly provide Seller and its agents reasonable access to its books of account, financial and other records (including accountant’s work papers), information, employees and auditors to the extent reasonably necessary to permit Seller to determine any matter relating to its rights and obligations hereunder or to any period ending on or before the Closing Date; provided that any such access by Seller shall not unreasonably interfere with the conduct of the business of Buyer. No information or knowledge obtained in any investigation pursuant to this Section 6.02 shall affect or be deemed to modify any representation or warranty made by any party hereunder. Notwithstanding the foregoing, Seller shall not have access to (i) materials entitled to legal privilege (or which could jeopardize the attorney-client privilege of Buyer or its Affiliates), (ii) personnel records of Buyer or its Subsidiaries relating to individual performance or evaluation records, medical histories or other information which in Buyer’s good faith opinion is sensitive or the disclosure of which could subject Buyer or its Subsidiaries to risk of liability or (iii) other information which in Buyer’s good faith opinion could reasonably be expected to subject Buyer or its Subsidiaries to liability. The parties shall endeavor in good faith to make appropriate substitute disclosure arrangements, if practicable, in a manner that does not give rise to any of the circumstances referred to in the preceding sentence.

     Section 6.03. Trademarks; Tradenames. Except as otherwise set forth in the IP Matters Agreement, after the Closing, Buyer and its Affiliates shall not, and shall not permit any Transferred Entity or the Van Kampen Business to, use any of Seller’s or its Affiliates’ marks or names, including the marks and names set forth on Section 6.03 of the Seller Disclosure Schedule.
     Section 6.04. Use of Confidential Information. For the avoidance of doubt, after the Closing, Buyer and its Affiliates shall have no right to use or disclose any confidential information, data or other materials of Seller or its Affiliates (including any such information disclosed to Buyer prior to the date of this Agreement for the purposes of evaluating the transactions contemplated hereby), other than any such information, data or materials included in the Purchased Assets or owned by the Transferred Entities (which the parties agree shall include all information relating to the historical, current and prospective Van Kampen Business) except as set forth in Section 7.13(c), and Buyer shall use reasonable efforts to, and to cause its Affiliates to use reasonable efforts to, return to Seller or destroy all such information, data and materials in its possession promptly after the Closing.
     Section 6.05. Stock Exchange Listing. Buyer shall use its reasonable best efforts to cause the shares of Buyer Stock representing the Aggregate Equity Consideration to be listed on the NYSE on or prior to the Closing Date, subject to official notice of issuance.
     Section 6.06. Shelf Registration. (a) Not later than the first Business Day following the Closing Date, but subject to delay for any Scheduled Black-Out Period (in which case within one Business Day after the lapse thereof) or as set forth in Section 6.06(c) (in which case as soon as possible after the lapse of such postponement or suspension in accordance with the terms thereof), Buyer shall file with the SEC either (i) a Shelf Registration Statement or (ii) pursuant to Rule 424(b) under the Securities Act, a prospectus supplement that shall be deemed to be part of an existing Shelf Registration Statement in accordance with Rule 430B under the Securities Act, in each case relating to the offer and sale of all of the Registrable Securities by Seller from time to time in accordance with the methods of distribution elected by Seller and set forth in the Shelf Registration Statement and shall, if such Shelf Registration Statement is not automatically effective, use its reasonable best efforts to cause such Shelf Registration Statement to be declared effective under the Securities Act as soon as possible after filing.
     (b) Buyer shall use its reasonable best efforts to keep such Shelf Registration Statement continuously effective under the Securities Act in order to permit the Shelf Prospectus forming a part thereof to be usable by Seller until the earlier of (i) the date as of which all Registrable Securities have been sold pursuant to the Shelf Registration Statement or another Registration Statement filed under the Securities Act (but in no event prior to any applicable period referred to in Section 4(3) of the Securities Act and Rule 174 thereunder), (ii) the date as of which all Registrable Securities have been sold and (iii) the second anniversary of the Closing (such period of effectiveness, the “Shelf Period”). After the termination of the Shelf Period, if Seller otherwise has the right to require an underwritten offering of Registrable Shares pursuant to clause (e) below, Seller shall be entitled to require Buyer to file with the SEC either a new registration statement or a prospectus supplement that forms part of an existing Shelf Registration Statement (each, a “Demand Registration Statement”) that provides for such underwritten offer and sale of Registrable Securities (and, if such Demand Registration Statement is not automatically effective, to use its reasonable best efforts to cause such Demand Registration Statement to be declared effective under the Securities Act as soon as possible after filing) on a basis otherwise consistent with the terms of this Section 6.06 relating to the Shelf Registration Statement for the offer and sale of Registrable Securities. Seller shall notify Buyer in writing of the date that all of its Registrable Securities have been sold. Buyer shall not be deemed to have used its reasonable best efforts to keep the Shelf Registration Statement effective during the Shelf Period if Buyer voluntarily takes any action or omits to take any action that would result in Seller thereby not being able to offer and sell any Registrable Securities pursuant to such Shelf Registration Statement during the Shelf Period, unless such action or omission is required by applicable Law and except as set forth in Section 6.06(c). Buyer shall use its reasonable best efforts to remain a “well-known seasoned issuer” (as defined in Rule 405 under the Securities Act) and to not become an “ineligible issuer” (as defined in Rule 405 under the Securities Act) during the Shelf Period.
     (c) Buyer shall be entitled to postpone (but not more than 2 times in any calendar year) the filing or initial effectiveness of, or suspend the use of, a Shelf Registration Statement or any Demand Registration Statement if Buyer delivers to Seller a certificate signed by both the Chief Executive Officer and Chief Financial Officer of Buyer certifying that, in the good faith judgment of Buyer, such registration, offering or use would reasonably be expected to materially adversely affect or materially interfere with any bona fide material financing of Buyer or any material transaction under consideration by Buyer or would require the disclosure of information that has not been, and is not otherwise required to be, disclosed to the public, the premature disclosure of which would materially and adversely affect Buyer. No such postponement or suspension shall exceed 60 consecutive days, no subsequent such postponement or suspension shall commence fewer than 15 days following the expiration of any preceding period, and the aggregate of all such postponements or suspensions shall not exceed 90 days in any 360-day period.
     (d) Buyer shall use its reasonable best efforts to file the reports required to be filed by it under the Securities Act and the Exchange Act and the rules and regulations adopted by the SEC thereunder, and it will take such further action as Seller may reasonably request, all to the extent required from time to time to enable Seller to sell Registrable Securities without registration under the Securities Act within the limitation of the exemptions provided by (i) Rule 144 or 144A or Regulation S under the Securities Act, as such Rules may be amended from time to time, or (ii) any similar rule or regulation hereafter adopted by the SEC. Upon the request of Seller, Buyer will deliver to Seller a written statement as to whether it has complied with such requirements and, if not, the specifics thereof.
     (e) In connection with any underwritten offering effected under the Shelf Registration Statement or any Demand Registration Statement (it being understood that no more than three underwritten offerings may be effected, no such offering shall be conducted for securities aggregating less than $100 million in value and no such underwritten offering shall take place during a Scheduled Black-Out Period), (i) Buyer shall be obligated (A) to pay all registration and other offering-related expenses of Buyer (including fees and expenses of its counsel (who shall deliver customary opinions, such as a 10b-5 opinion to Buyer and Seller), SEC filing fees and fees and expenses of Buyer’s auditors (who shall prepare a customary comfort letter), but not including any fees or expenses of Seller (including its counsel and underwriting discounts)) and (B) Buyer (and Seller, to the extent applicable) shall be obligated to enter into customary underwriting and indemnification agreements in connection with the offering, including standard indemnification and contribution rights in favor of the underwriters and Seller as the registering holder with respect to the Shelf Registration Statement or any Demand Registration Statement, Shelf Prospectus and disclosure package; (ii) at Seller’s reasonable request, Buyer shall cause its senior executives to participate, at Seller’s expense, in customary investor presentations and “road shows” for a maximum of 3 days of marketing per offering (to be scheduled in a collaborative manner so as not to unreasonably interfere with the conduct of the business of Buyer; and (iii) at Seller’s request, Seller (or an Affiliate designated by Seller) shall act as sole book-runner in any such underwritten offering, and any other underwriters shall be selected by Seller subject to Buyer’s consent (which shall not be unreasonably withheld).
     Section 6.07. Equivalent Buyer Preferred Stock. As promptly as practicable after the date hereof, Buyer shall take all actions necessary to authorize the issuance of the Equivalent Buyer Preferred Stock, including obtaining any necessary approval of the board of directors of Buyer and the filing of appropriate documentation as required by the Laws of Bermuda. Seller will be afforded a reasonable opportunity to review and comment on such documentation.
ARTICLE 7
Covenants of Buyer and Seller
     Buyer and Seller agree that:
     Section 7.01. Reasonable Best Efforts; Further Assurances. (a) Subject to the terms and conditions of this Agreement, Buyer and Seller will use their respective reasonable best efforts to take, or cause to be taken, all actions and to do, or cause to be done, all things necessary or desirable under applicable Law to consummate the transactions contemplated by this Agreement. Seller and Buyer agree to execute and deliver such other documents, certificates, agreements and other writings and to take such other actions as may be necessary or desirable in order to consummate or implement expeditiously the transactions contemplated by this Agreement. Such actions shall include (i) preparing and filing as promptly as reasonably practicable all documentation to effect all necessary notices, reports, and other filings and to obtain as promptly as reasonably practicable all consents, registrations, approvals, waivers, orders, exemptions, Permits and authorizations necessary or advisable to be obtained from any third party or Government Entity in order to consummate the transactions contemplated by this Agreement and (ii) taking all actions reasonably necessary in order to comply with or satisfy the requirements of any applicable Law or other requirements of any Government Entity that would prevent the consummation of the transactions contemplated by this Agreement.
     (b) In furtherance and not in limitation of the foregoing, each of Buyer and Seller shall make an appropriate filing of a Notification and Report Form pursuant to the HSR Act with respect to the transactions contemplated hereby as promptly as practicable and to supply as promptly as practicable any additional information and documentary material that may be requested pursuant to the HSR Act and to take all other actions necessary to cause the expiration or termination of the applicable waiting periods under the HSR Act as soon as practicable.
     (c) Seller and Buyer shall cooperate with each other in connection with the making of all such filings. Seller and Buyer shall use their respective reasonable best efforts to furnish to each other all information required for any application or other filing to be made pursuant to the rules and regulations of any applicable Law in connection with the transactions contemplated by this Agreement. Neither Seller nor Buyer may participate or agree to participate in any substantive meeting, telephone call or discussion with any Government Entity in connection with the filings required under the HSR Act in connection with the transactions contemplated by this Agreement unless it consults with the other party in advance (to the extent not prohibited by such Government Entity) and, to the extent not prohibited by such Government Entity, gives the other party the opportunity to attend such meeting, telephone call or discussion. The parties hereto will consult and cooperate with one another, and consider in good faith the views of one another, in connection with, and provide to the other parties in advance, any analyses, appearances, presentations, memoranda, briefs, arguments, opinions and proposals made or submitted by or on behalf of any party hereto in connection with proceedings under or relating to any Antitrust Law. Notwithstanding the foregoing, Seller and Buyer may, as each deems advisable and necessary, reasonably designate any competitively sensitive material provided to the other under this Section 7.01(c) as “Antitrust Counsel Only Material.” Such materials and the information contained therein shall be given only to the outside antitrust counsel of the recipient and will not be disclosed by such outside counsel to employees, officers or directors of the recipient unless express permission is obtained in advance from the source of the materials (Buyer or Seller, as the case may be) or its legal counsel.
     Section 7.02. Certain Filings. Seller and Buyer shall cooperate with one another (i) in determining whether any action by or in respect of, or filing with, any Government Entity is required, or any actions, consents, approvals or waivers are required to be obtained from parties to any material Contracts, in connection with the consummation of the transactions contemplated by this Agreement and (ii) in taking such actions or making any such filings, furnishing information required in connection therewith and seeking timely to obtain any such actions, consents, approvals or waivers.
     Section 7.03. Public Announcements. The parties agree to consult with each other before issuing any press release or making any public statement with respect to this Agreement or the transactions contemplated hereby and, except for any press releases and public announcements the making of which may be required by applicable Law or any listing agreement with any national securities exchange, will not issue any such press release or make any such public statement prior to such consultation.
     Section 7.04. Intercompany Accounts and Agreements. All intercompany accounts between the Seller or its Affiliates, on the one hand, and the Van Kampen Business, on the other hand, as of the Closing shall be settled (irrespective of the terms of payment of such intercompany accounts) in the manner provided in this Section 7.04. At least two Business Days prior to the Closing, Seller shall prepare and deliver to Buyer a statement setting out in reasonable detail the calculation of all such intercompany account balances based upon the latest available financial information as of such date and, to the extent requested by Buyer, provide Buyer with supporting documentation to verify the underlying intercompany charges and transactions. All such intercompany account balances, and any balances arising after such calculation but on or before the Closing, shall be paid in full on or prior to the Closing. Except (i) to the extent necessary for the provision of any services as contemplated in any Ancillary Agreement, (ii) as set forth on Section 7.04 of the Seller Disclosure Schedule or (iii) as otherwise mutually agreed in writing by Seller and Buyer, all Contracts between Seller or its Affiliates, on the one hand, and the Van Kampen Business, on the other hand, are hereby terminated effective as of the Closing and without further liability or obligation (contingent or otherwise) thereunder.
     Section 7.05. Fund and Advisory Client Consents.
     (a) Generally.
     (i) Subject to the specific requirements of Section 7.05(b) through Section 7.05(e), Seller agrees to use, and to cause each of its Affiliates to use, its reasonable best efforts to obtain the consents and approvals necessary to satisfy prior to the Closing Date the Assignment

Requirements with respect to each Existing Advisory Contract. Buyer agrees to use and to cause each of its Subsidiaries to use its reasonable best efforts to cooperate with Seller and its Affiliates in their efforts so to satisfy the Assignment Requirements with respect to each Existing Advisory Contract (and to obtain the “interim” new advisory contracts described in Section 7.05(b)(i)(B)). In the event that any such Assignment Requirements are not satisfied on or prior to the Closing Date, following the Closing Date, Buyer and Seller shall use (and shall cause their respective Affiliates to use) their respective reasonable best efforts to satisfy such Assignment Requirements as soon as practicable and in any event within 180 days after the Closing Date. For any Contingent Account (as determined under clause (a)(ii) or (iii) of such definition) that exists at the Closing Measurement Date, Buyer shall use its reasonable best efforts to cause such Contingent Account not to terminate the applicable Existing Advisory Contract prior to the end of the True-Up Period. In the case of (i) Funds (in or outside the United States) whose Assignment Requirements are to be satisfied by Fund Mergers and (ii) Clients (in or outside the United States) whose Assignment Requirements are to be satisfied through the assignment of their Existing Advisory Contracts to an affiliate of Buyer, or the replacement of their Existing Advisory Contracts with a New Advisory Contract with an affiliate of Buyer (including through Closed-End Fund Assignment Arrangements or Client Assignment Arrangements), Buyer shall, on a timely basis, use its commercially reasonable best efforts to ensure that (a) with respect to the Funds described in clause (i), the respective Buyer Funds and the requisite investment advisers and other service providers thereto are in each case properly organized and have the requisite regulatory approvals and registrations to enable the Fund Mergers to occur by Closing and (b) with respect to the Clients described in clause (ii), the affiliates of Buyer proposed to be assignees of such Existing Advisory Contracts, or to be parties to such New Advisory Contracts, have in each case the requisite regulatory approvals and registrations to permit such assignments or contract replacements to occur by Closing.
     (ii) Each of Buyer and Seller agrees to provide promptly in writing all information concerning itself and its Affiliates required to be included in the proxy solicitation, or other consent solicitation, materials or government filings contemplated by this Section 7.05 (including the information required for the ‘40 Act Management Funds’ proxy statements or the Fund Merger Proxy Statement/Prospectuses under the Exchange Act or the Investment Company Act or under other applicable Laws). Each of Buyer and Seller agrees promptly to correct such information if and to the extent that such information becomes false or misleading in any material respect.
     (iii) From and after the date hereof and until the end of the True-Up Period, Seller and Buyer shall communicate on a regular basis to stay apprised of such efforts to satisfy the Assignment Requirements and, upon Buyer’s reasonable request, Seller shall make available to Buyer copies of all executed client consents and other documents evidencing satisfaction of applicable Assignment Requirements.
     (iv) Subject to Section 13.03, notwithstanding anything herein to the contrary, none of Seller, Buyer or any of their respective Affiliates shall have any obligation under this Agreement to pay any money or other consideration beyond a de minimis review charge to any Person that is a party to an Existing Advisory Contract or to initiate any claim or proceeding against any such Person in order to obtain any consent, approval or New Advisory Contract necessary to satisfy any Assignment Requirement.
     (v) With respect to each Client, and subject to the specific requirements of Section 7.05(a)(v)(A) and Section 7.05(a)(v)(B), the parties shall cooperate to make reasonable and appropriate arrangements for the continued provision of investment management services to such Client by the respective Van Kampen Business portfolio management team (provided such team is intended to transfer to Buyer pursuant to the transactions contemplated hereby (any such team, a “Transferring Team”)) from the Closing Date until the end of the True-Up Period (or such other date as the parties may agree), including pursuant to a Temporary Investment Services Agreement. To the fullest extent permitted by Law, in respect of any services provided under a Temporary Investment Services Agreement (including pursuant to Section 7.05(b)(i)(B)) by a party hereto (or an Affiliate), the other party hereto shall, in a timely manner, reimburse (or cause to be reimbursed) such party (or such Affiliate) for its “Service Costs” (as defined in the Transition Services Agreement; except that for this purpose, (x) “Provider” as used therein will be deemed to mean such party or such Affiliate providing the services under such Temporary Investment Services Agreement and (y) “Services” as used therein will mean the services provided under such Temporary Investment Services Agreement) in providing such services; provided, however, that this sentence shall not apply to any fees or “Service Costs” payable in respect of an “interim” new advisory contract entered into pursuant to Rule 15a-4 under the Investment Company Act if such application would result in a violation of Law.
     (A) With respect to each Client (other than a Non-Consenting Morgan Stanley Client) whose Transferring Team has not converted to Buyer’s front-office and middle-office platform (i.e., the Charles River system and similar portfolio management or trading systems) and become employees of Buyer (or a Subsidiary of Buyer) by the Closing (or, if later in the case of such a Morgan Stanley-Branded Transferred Client, the date such Client satisfies the respective Assignment Requirements), such

Transferring Team shall (to the extent permitted by Law) provide investment management services to such Client through a Subsidiary of Seller pursuant to a Temporary Investment Services Agreement from Closing until the earlier of (i) the date of such conversion and employment of such Transferring Team and (ii) the end of the True-Up Period (or such earlier time as may be required by law, including Rule 15a-4 under the Investment Company Act). Nothing in this Section 7.05(a)(v)(A) shall be construed to mean that either Buyer or Seller (or any Fund) is required to seek any approval from the interest holders of a Fund other than in connection with the consent solicitation process otherwise provided for in this Section 7.05.
     (B) With respect to each Morgan Stanley-Branded Transferred Client that has not satisfied the respective Assignment Requirements as of the Closing Date (a “Non-Consenting Morgan Stanley Client”), the parties shall cooperate to make reasonable and appropriate arrangements for the continued provision of investment management services to such Client by the respective Transferring Team (notwithstanding that, at the Closing Date, such team may transfer to Buyer) until the end of the Delegation Period. Without limiting the generality of the foregoing, except in the case of ‘40 Act Management Funds (for which provision in this regard is made by Section 7.05(b)(i)(B)), the parties shall, in a timely manner, take the actions reasonably necessary, and in accordance with the requirements of Law, to permit Buyer (or its Affiliates) and Seller (or its Affiliates) each to act, pursuant to a Temporary Investment Services Agreement, as delegated investment manager, or as sub-advisor or in a similar capacity (any such arrangement, a “Delegation Arrangement”) with respect to a Non-Consenting Morgan Stanley Client during the Delegation Period to the extent reasonably necessary or convenient to permit the respective Transferring Team to continue to provide investment management services with respect to such Client, including to the extent required (i) by notifying such Client (and, in the case of a Fund, the interest holders thereof) of such Delegation Arrangements as part of the consent solicitation process provided for in this Section 7.05 and (ii) prior to Closing, making any necessary regulatory filings and obtaining necessary regulatory approvals to reflect and implement such Delegation Arrangements. Nothing in this Section 7.05(a)(v)(B) shall be construed to mean that either Buyer or Seller (or any Fund) is required to seek any approval from the interest holders of a Fund other than in connection with the consent solicitation process otherwise provided for in this Section 7.05.

     (b) ‘40 Act Management Funds. With respect to each ‘40 Act Management Fund:
     (i) Seller agrees to use, and to cause each of its Affiliates to use, reasonable best efforts to obtain (A) the consents and approvals (including such approvals by the board of directors or trustees and shareholders of such ‘40 Act Management Fund) for (1) in the case of an open-end ‘40 Act Management Fund that is not a Sub-Advised Fund, a Fund Merger, (2)in the case of a closed-end ‘40 Act Management Fund that is not a Sub-Advised Fund, a Closed-End Fund Assignment Arrangement and (3) in the case of a ‘40 Act Management Fund that is a Sub-Advised Fund, a New Advisory Contract on terms substantially comparable (but having the same advisory and same aggregate non-advisory fees) to those of the applicable Existing Advisory Contract in effect as of the date hereof, in each case in accordance with the requirements of applicable Law, including Section 15 of the Investment Company Act, to the extent necessary to satisfy the Assignment Requirements with respect to the Existing Advisory Contract for such ‘40 Act Management Fund and (B) all required approvals by the board of directors or trustees of such ‘40 Act Management Fund of an “interim” new advisory contract pursuant to Rule 15a-4 thereunder (but only to the extent (1) all required consents and approvals for such Fund Merger or Closed-End Fund Assignment Arrangement or New Advisory Contract (in the case of a Sub-Advised Fund), as the case may be, are not obtained prior to Closing and/or (2) necessary to implement the intent of Section 7.05(a)(v)), it being understood that with respect to such “interim” new advisory contract for each ‘40 Act Management Fund that is a Morgan Stanley-Branded Transferred Client, a Subsidiary of Seller shall be named as primary investment adviser and a Subsidiary of Buyer shall be named as sub-adviser pursuant to a Temporary Investment Services Agreement.
     (ii) Seller shall use its reasonable best efforts to cause such ‘40 Act Management Fund (to the extent shareholder consent shall be required for such Fund Merger, Closed-End Fund Assignment Arrangement or New Advisory Contract, as the case may be) to call a special meeting of the shareholders of such ‘40 Act Management Fund to be held as soon as reasonably practicable after the date of this Agreement for purposes of obtaining the requisite approval of such shareholders for such Fund Merger, Closed-End Fund Assignment Arrangement or New Advisory Contract (in the case of a Sub-Advised Fund), as the case may be. In connection therewith, (A) with respect to (1) each ‘40 Act Management Fund that is a Sub-Advised Fund (but, in the case of Sub-Advised Funds, only to the extent such shareholder approval is required by Law) or is not an open-end fund, Seller will use (or will cause an Affiliate to use) its reasonable best efforts to cause each such ‘40 Act Management Fund to prepare and to file with the SEC (to the extent such filing is required) all proxy solicitation materials necessary to comply in all material respects with the applicable provisions of Section 14 of the Exchange Act and Section 20 of the Investment Company Act and (2) each open-end ‘40 Act Management Fund that is not a Sub-Advised Fund, Buyer will use (or will cause an Affiliate to use) its reasonable best efforts to cause the Buyer Fund that is the party to such ‘40 Act Management Fund’s proposed Fund Merger to prepare and to file with the SEC (to the extent such filing is required) all securities registrations statements and prospectuses and proxy solicitation materials necessary to comply in all material respects with the applicable provisions of the Securities Act, Section 14 of the Exchange Act and Section 20 of the Investment Company Act, including a securities registration statement on SEC Form N-14 (or successor form thereto) containing a joint proxy statement and prospectus (a “Fund Merger Proxy Statement/Prospectus”), (B) Seller will use (or will cause an Affiliate to use) its reasonable best efforts to cause each such ‘40 Act Management Fund (1) to mail such proxy solicitation materials (including, as applicable, a Fund Merger Proxy Statement/Prospectus) to the shareholders of such ‘40 Act Management Fund as promptly as practicable after review by the SEC and (2) as soon as practicable following the mailing of such proxy solicitation materials, submit, or cause to be submitted, to the shareholders of such ‘40 Act Management Fund, for a vote at such shareholders meeting, the proposals described in the first sentence of this Section 7.05(b)(ii). For the avoidance of doubt, the Existing Advisory Contract of each Morgan Stanley-Branded Transferred Client that is a ‘40 Act Management Fund shall be assigned to Buyer or one of its subsidiaries in the event that the Assignment Requirements with respect to such Fund have not been satisfied as of Closing, which purported assignment will have the effect of terminating such Existing Advisory Contracts and thereby permit the Seller Fund board to appoint interim adviser(s) pursuant to Rule 15a-4(b)(2) of the Investment Company Act; provided that such assignment shall be effected (A) with respect to each such Morgan Stanley-Branded Transferred Client whose portfolio management team is a Transferring Team, upon Closing, with no consideration being given to the date by which such team has converted to Buyer’s front-office and middle-office platform and become employees of Buyer (or a Subsidiary of Buyer); (B) with respect to each other such Morgan Stanley-Branded Transferred Client, at Closing; and (C) at such other time as the parties may agree.
     (iii) Buyer and Seller agree that consent for any Existing Advisory Contract with a ‘40 Act Management Fund shall be deemed given for all purposes under this Agreement only if a Fund Merger, Closed-End Fund Assignment Arrangement or New Advisory Contract (in the case of a Sub-Advised Fund), as the case may be, has been approved by the board of such ‘40 Act Management Fund under Section 7.05(b)(i)(A) and by the shareholders of the applicable Fund in accordance with Section 7.05(b)(ii) and applicable Law (but, in the case of Sub-

Advised Funds, only to the extent such shareholder approvals are required by Law).
     (c) Other Registered Funds. With respect to any Fund that is Registered with any Government Entity as an investment fund (or the equivalent) and is not a ‘40 Act Management Fund, as promptly as practicable following the date of this Agreement, to the extent required by applicable Law or the terms of any Existing Advisory Contract with such Fund, Seller shall (or shall cause an Affiliate to) (i) provide notice (the “Notice”) of the transactions contemplated by this Agreement to such Fund and, where required by applicable Law, to the investors in such Fund, and (ii) use reasonable best efforts to obtain any approval, consent or other action, if any, that is required from or by the board of directors or other comparable governing body of such Fund, the investors in such Fund or any regulating or self-regulating authority for such Fund, (A) in the case of any such Fund that is not a Japan Fund or a UIT Fund, to effect a Fund Merger, (B) in the case of a Japan Fund, to effect a Client Assignment Arrangement or (C) in the case of any such Fund that is a UIT Fund, so that, after the Closing, the Van Kampen Business may continue to provide services to such UIT Fund in accordance with such Fund’s Existing Advisory Contract or otherwise on terms substantially comparable (but having the same advisory and same aggregate non-advisory fees) to those of the applicable Existing Advisory Contract in effect on the date hereof. To the extent consistent with applicable Law and SEC and FINRA pronouncements, unless affirmative approval, consent or action is required under the applicable Existing Advisory Contract, such approval, consent or other action may take the form of a so-called implied or negative consent (including such consent obtained pursuant to the process described in clause (y)(2) of the second sentence of Section 7.05(d)). For the avoidance of doubt, the parties agree that, with respect to the Existing Advisory Contract for a UIT Fund, the consent or approval of the trustee of such Fund shall be sufficient for all purposes under this Agreement.
     (d) Non-Registered Funds and Advisory Clients. With respect to any Fund that is not Registered as an investment fund (or the equivalent) with any Government Entity and with respect to any Advisory Client, as promptly as practicable following the date of this Agreement and to the extent required by applicable Law or the terms of any Existing Advisory Contract with such Fund or such Advisory Client, Seller shall (or shall cause an Affiliate to) (i) provide the Notice to such Fund or Advisory Client and (ii) use reasonable best efforts to obtain any approval, consent or other action that is required from or by such Fund (and, if applicable, its interest holders) or such Advisory Client (A) in the case of any such Client that is not a Morgan Stanley-Branded Transferred Client, so that, as applicable after the Closing, the Van Kampen Business may continue to provide services to such Fund or Advisory Client in accordance with such Fund’s or such Advisory Client’s Existing Advisory Contract or otherwise on terms substantially comparable (but having the same advisory and same aggregate non-advisory fees) to those of the applicable Existing Advisory Contract in effect on the date hereof or (B) in the case of a Morgan Stanley-Branded Transferred

Client, to effect a Client Assignment Arrangement. Buyer and Seller agree that any consent required for any Existing Advisory Contract with a Client (other than a Fund that is Registered as an investment fund (or the equivalent) with a Government Entity) to continue after the Closing or to effect a Client Assignment Arrangement shall be deemed given for all purposes under this Agreement, (x) if written consent is required under applicable Law or the respective Existing Advisory Contract, upon receipt of the written consent requested in the Notice prior to the Closing Date, or (y) if consent other than written consent is permitted under applicable Law and the respective Existing Advisory Contract, (1) upon receipt of a written consent requested in the Notice prior to the Closing Date or (2) if no such written consent is received, if 45 days (such period expiring at least five (5) Business Days prior to the Closing Date) shall have passed since the sending of written notice (the “Negative Consent Notice”) to such Client (which Negative Consent Notice may be included in the Notice) requesting written consent as aforesaid and informing such Client, to the extent appropriate: (A) of the intention to complete the transactions contemplated hereby, which will result in an assignment or a deemed assignment, as the case may be, of such Client’s Existing Advisory Contract (or other consequences triggering a consent requirement under applicable Law in the case of such Client); (B) of the Transferred Entities’ or one of their respective Affiliates’ (or a Subsidiary of Buyer’s, as the case may be) intention to continue to provide the advisory services pursuant to the Existing Advisory Contract (or other applicable Client Assignment Arrangement) with such Client after the Closing if such Client does not terminate such agreement prior to the Closing; and (C) that the consent of such Client will be deemed to have been granted if such Client continues to accept such advisory services for a period of at least 45 days after the sending of the Negative Consent Notice without termination; provided that in any case under clause (x) or (y), no consent shall be deemed to have been given for any purpose under this Agreement if at any time prior to the Closing such Client terminates or notifies the Van Kampen Business in writing that such Client has not consented or is terminating its Existing Advisory Contract.
     (e) In connection with the consent solicitation provided for in this Section 7.05, (i) Buyer shall be provided a reasonable opportunity to review and comment on all consent materials be used by Seller or its Affiliates prior to distribution and (ii) Seller shall be provided a reasonable opportunity to review and comment on each Fund Merger Proxy Statement/Prospectus. Seller and its Affiliates shall promptly upon their receipt make available to Buyer copies of any and all substantive correspondence between it and Clients or representatives or counsel of such Clients relating to the consent solicitation provided for in this Section 7.05.
     (f) Notwithstanding anything else contained in this Agreement, with respect to any Fund for which it is contemplated under this Agreement that the Assignment Requirement is to be satisfied by a Fund Merger involving such Fund, in the event that such Fund’s board of trustees provides the approvals required of it to proceed with the Fund Merger but the respective Buyer Fund’s board of trustees fails to provide the approvals required of it to proceed with the Fund Merger in a timely manner, then the parties agree that, with respect to such Fund, the transactions contemplated hereby will be executed (and the Assignment Requirement will be satisfied) without a Fund Merger by obtaining Fund board and shareholder approval under Applicable Law as necessary to permit such Fund’s Existing Advisory Contract to be replaced with a New Advisory Contract with a Subsidiary of Buyer (provided that in the case of a Morgan Stanley-Branded Transferred Client such New Advisory Contract shall provide for a Subsidiary of Seller to be named as primary investment adviser and a Subsidiary of Buyer to be named as sub-adviser).
     Section 7.06. Section 15(f). (a) Buyer acknowledges and agrees that the transactions contemplated by this Agreement are intended to qualify for the treatment described in Section 15(f) of the Investment Company Act. In this regard, Buyer shall, and from and after the Closing Date shall, to the extent within its control, cause the Van Kampen Business to comply with the conditions of Section 15(f) of the Investment Company Act in respect of each ‘40 Act Fund, including (i) by ensuring that for a period of three years after the Closing Date, at least 75% of the board of trustees or board of directors (if any), as the case may be, of such ‘40 Act Fund or any successor thereto (including by reorganization or otherwise) are not “interested persons” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) of (A) any investment adviser of such ‘40 Act Fund after the Closing or (B) the investment adviser of such ‘40 Act Fund prior to the Closing; and (ii) by not imposing or seeking to impose for a period of two years after the Closing Date, any “unfair burden” (as that term is defined in Section 15(f) of the Investment Company Act and interpreted by the SEC) on such ‘40 Act Fund.
     (b) In complying with Section 7.06(a)(i), Buyer shall, and from and after the Closing Date shall, to the extent within its control, cause the Van Kampen Business to (i) cause any employee, officer, director or agent of Buyer, any Subsidiary of Buyer or any of their respective “affiliated persons” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) who shall be a trustee or director of any ‘40 Act Fund or any successor thereto (including by reorganization or otherwise) to resign when required to maintain the percentage referred to in Section 7.06(a)(i) and (ii) ensure that vacancies on the board of trustees or board of directors, as the case may be, of any such ‘40 Act Fund or any successor thereto (including by reorganization or otherwise) will be filled by a Person who is not an “interested person” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) of such an investment adviser referred to in Section 7.06(a)(i)(A) or (B), who has been selected and proposed for election by a majority of the trustees or directors who are not such interested persons, and who has been elected by shareholders in accordance with Section 16(b) of the Investment Company Act.

     (c) For a period of three years after the Closing Date, Buyer shall not engage, and shall use reasonable best efforts to cause its Affiliates not to engage, in any transaction that would constitute an “assignment” (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) to a third party of any Investment Advisory Arrangement between Buyer or any of its Affiliates and any ‘40 Act Fund, without first obtaining from the counterparty to such transaction a covenant in all material respects comparable to that contained in this Section 7.06.
     (d) None of Buyer or any of its affiliated persons (as that term is defined under applicable provisions of the Investment Company Act and interpreted by the SEC) has, and Buyer shall ensure that no such persons have, any express or implied understanding or arrangement which would reasonably be expected to impose an “unfair burden” (as that term is defined in Section 15(f) of the Investment Company Act and interpreted by the SEC) on any ‘40 Act Fund as a result of the transactions contemplated hereby or which would in any way violate, or otherwise make unavailable to Seller, Section 15(f) of the Investment Company Act.
     Section 7.07. Certain Post-Closing Filings. Following the Closing Date, Buyer agrees to cause each Transferred Entity registered with the SEC as an investment adviser promptly to amend its Form ADV and promptly to file such amendment with the SEC and any applicable state authorities, for the purpose of disclosing information about the change in control of such Transferred Entity, and to cause any Transferred Entity that is an investment adviser or commodity trading adviser to make such similar appropriate updates to their respective registration statements or other filings with a Government Entity as may be required by the transactions contemplated by this Agreement. Following the Closing Date, Buyer agrees to, or to cause its applicable Subsidiaries to, make all necessary filings relating to the consummation of the transactions contemplated by this Agreement that may be required to be made with any applicable Government Entity.
     Section 7.08. Information for Fund Boards. With respect to each Fund, Buyer and Seller promptly shall provide to the board of directors or board of trustees of such Fund (or similar body) all information relating to such party and its Affiliates that is necessary and/or reasonably requested by such board to enable it to evaluate the terms of each applicable New Advisory Contract, agreement, or arrangement proposed, or consent requested, in connection with the transactions contemplated by this Agreement and relating to any such Fund. Buyer and Seller shall promptly provide to the other party copies of all information provided to a Fund board in accordance with this Section 7.08.
     Section 7.09. Van Kampen Seed Capital. (a) Seller shall take such actions as may be required to ensure that, as of the Closing, each Van Kampen Seeded Fund has a Van Kampen Seed Capital Closing NAV equal to at least the minimum amount of Van Kampen Seed Capital set forth opposite the name of each such Van Kampen Seeded Fund on Section 1.01(a) of the Seller Disclosure Schedule.
     (b) Upon the terms and subject to the conditions of this Agreement, at the Closing, Seller shall, or shall cause its applicable Subsidiaries to, transfer the Van Kampen Seed Capital then owned by Seller or one of its Subsidiaries (except such Van Kampen Seed Capital as is held by the Transferred Entities) to Buyer, and Buyer shall receive the Van Kampen Seed Capital from Seller or such Subsidiaries, free and clear of any Encumbrances, for no additional consideration.
     (c) Seller shall be entitled to withdraw, or otherwise cause to be redeemed, (i) all amounts invested in any Fund or Client account (other than the Van Kampen Seeded Funds) on or before the Closing Date and (ii) all Van Kampen Seed Capital from all Van Kampen Seeded Funds on the Closing Date in excess of the amounts required to be held in each such Van Kampen Seeded Funds and transferred to Buyer pursuant to this Section 7.09.
     Section 7.10. Notices of Certain Events. Each party shall promptly notify the other party of:
     (a) any notice or other communication received by such party from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated by this Agreement;
     (b) any notice or other communication from any Government Entity received by such party in connection with the transactions contemplated by this Agreement;
     (c) any Legal Proceedings commenced relating to such party or its Affiliates that, if pending on the date of this Agreement, would have been required to have been disclosed pursuant to Section 3.08 or Section 4.19 as applicable;
     (d) any inaccuracy of any representation or warranty contained in this Agreement at any time during the term hereof that could reasonably be expected to cause the conditions set forth in Section 10.02(b) or Section 10.03(b) not to be satisfied or that is otherwise material to Buyer or the Van Kampen Business, as the case may be; and
     (e) any failure of that party to comply with or satisfy any covenant, condition or agreement to be complied with or satisfied by it hereunder;
provided that the delivery of any notice pursuant to this Section 7.10 shall not limit or otherwise affect the remedies available hereunder to the party receiving such notice.
     Section 7.11. Alternative Transaction Structure. The parties hereto agree that if Seller delivers written notice of an election to invoke this Section 7.11 either (i) within 90 days after the signing of this Agreement or (ii) at any time prior to Closing if the condition set forth in either Section 10.02(d) or Section 10.03(e) cannot be satisfied (in either case, an “Alternative Transaction Structure Election”), the acquisition of the Transferred Entities by Buyer from Seller shall not occur by way of the Merger, but rather shall occur through the purchase by Buyer and sale by Seller of the Van Kampen Parent common stock for the same consideration that would otherwise have constituted the Merger Consideration (the "Alternative Transaction Structure”). In the event of an Alternative Transaction Structure Election by Seller, the parties agree to enter into an amendment to this Agreement to implement such Alternative Transaction Structure; provided that such amendment shall not otherwise alter or affect the rights and obligations of the parties hereto. For avoidance of doubt, the parties hereto acknowledge and agree that (i) the purchase and sale of the Van Kampen Parent common stock pursuant to the Alternative Transaction Structure is intended to constitute a taxable sale of such stock by Seller for U.S. federal income tax purposes and (ii) no election under Section 338 of the Code (including Section 338(h)(10) of the Code) shall be made with respect to such sale.
     Section 7.12. WARN Act. Buyer and Seller shall cooperate in good faith to determine whether any notification may be required under the U.S. Worker Adjustment and Retraining Notification Act or any other worker notification Laws applicable to any Van Kampen Business Employee arising as a result of the transactions contemplated by this Agreement. Other than as provided for in Article 9 with respect to Foreign Employees who primarily work or reside in a country other than Japan or the United Kingdom, Buyer shall assume all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties with respect to the Transferred Employees under such worker notification laws arising as a result of actions taken by Buyer on or after the Closing Date. Seller shall retain or assume all obligations and liabilities for the provision of notice or payment in lieu of notice or any applicable penalties with respect to the Van Kampen Business Employees under such worker notification laws arising as a result of actions taken by Seller or its Affiliates on or prior to the Closing Date. Seller (or its applicable Affiliate) shall promptly provide Buyer with such information as is reasonably requested by Buyer in order to determine whether any actions taken by Seller or its Affiliates prior to the Closing Date will, if aggregated with actions that may be taken by Buyer or its Affiliates after the Closing Date, require the provision of notice or payment in lieu of notice to the Transferred Employees.
     Section 7.13. Confidentiality. (a) Prior to the Closing Date and after any termination of this Agreement, (i) Buyer and its Affiliates will hold in confidence, pursuant and subject to the terms of the Confidentiality Agreement, all documents and information concerning the Van Kampen Business (including documents and information relating to clients, prospective clients, distributors and strategic business partners) furnished to, or prepared by, Buyer, its Affiliates or any of their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents and other representatives in connection with the transactions contemplated by this Agreement and the Ancillary Agreements and (ii) Seller and its Affiliates will hold in confidence, pursuant and subject to the terms of the Confidentiality Agreement, all documents and information concerning Buyer and its Affiliates (including documents and information relating to clients, prospective clients, distributors and strategic business partners) furnished to, or prepared by, Seller, its Affiliates or any of their respective officers, directors, employees, accountants, counsel, consultants, advisors and agents and other representatives in connection with the transactions contemplated by this Agreement and the Ancillary Agreements.
     (b) From and after the Closing, Seller shall, and shall cause its Affiliates and its and their officers, directors, employees, consultants, agents and advisors to keep confidential, and not use for its benefit (other than as may be necessary to enforce its rights hereunder, and, in the case of clause (ii) only, as used in the businesses of Seller and its Affiliates, other than the Van Kampen Business) or for the benefit of any other Person, any and all non-public information (including information obtained pursuant to Section 6.02) (i) relating to Buyer and its Affiliates that becomes known to Seller or its Affiliates or its or their officers, directors, employees, consultants, agents or advisors in connection with or as a result of the transactions contemplated by this Agreement and the Ancillary Agreements or (ii) relating to the Van Kampen Business, including its business and financial condition, that is not generally known or made available to the general public.
     (c) Notwithstanding the foregoing, if the party that receives such confidential information described under Section 7.13(b) (including information obtained pursuant to Section 6.02) or Section 6.04 (such party the “Receiving Party”) from the disclosing party (the “Disclosing Party”) is requested or required (by oral questions, interrogatories, requests for information or documents, subpoena, civil investigative demand or similar process) to disclose any such information, (i) the Receiving Party will provide the Disclosing Party with prompt notice of such request so that the Disclosing Party may seek a protective order or other appropriate remedy and/or waive compliance with the provisions of Section 7.13(b) or Section 6.04, as applicable, and, if such protective order or other remedy is not obtained, or the Disclosing Party waives compliance with the terms of Section 7.13(b) or Section 6.04, as applicable, the Receiving Party may furnish without violation of Section 7.13(b) or Section 6.04, as applicable, that portion (and only that portion) of such non-public information that the Receiving Party, in the opinion of the Receiving Party’s counsel, is legally compelled to disclose; provided that the Receiving Party exercises its reasonable best efforts, at the request and expense of the Disclosing Party, to obtain an order or other reliable assurance that confidential treatment will be accorded to the disclosed information. Non-public information for purposes of Section 7.13(b) and Section 6.04 shall not include information which (i) becomes generally available to the public other than as a result of a disclosure by the Receiving Party in breach thereof, (ii) becomes available to the Receiving Party after the Closing Date on a non-confidential basis from a source other than the

Disclosing Party or its Affiliates, provided that such source is not known by the Receiving Party to be bound by any obligation of confidentiality to a Disclosing Party, its Affiliates or any other Person or (iii) is independently developed by the Receiving Party or others on its behalf without reference to or reliance upon any non-public information of the Disclosing Party.
     Section 7.14. Conversion. The parties will cooperate in respect of the actions contemplated by Exhibit K (the “Conversion Plan”) as promptly as practicable. The Parties acknowledge that certain aspects of the integration plan for the integration of the Van Kampen Business into Buyer’s business as of and after Closing are still being developed (including, human resources, compliance (e.g., regulatory filings, board reporting, compliance monitoring and temporary advisory agreements), finance and accounting and the Japan business), and Seller agrees to cooperate in good faith to assist Buyer in further developing its integration plan and thereby by mutual agreement amending the Conversion Plan in respect thereof. To the extent any matters contemplated in the preceding sentence may be requested by Buyer after the date hereof to constitute Services (as defined in the Transition Services Agreement) (for avoidance of doubt, which shall not include IT, legal and compliance (other than in respect of compliance and legal services to support services to be provided under any Temporary Investment Services Agreement (whether or not pursuant to Rule 15a-4 under the Investment Company Act)), operations, portfolio management, or trading), then such matters shall be mutually agreed upon within 30 days of execution of this Agreement, it being understood that Seller and its Affiliates are under no obligation to provide such Services unless so agreed upon but Seller and its Affiliates will cooperate with Buyer in good faith to determine if such Services can be performed.
     Section 7.15. Restricted Activities.
     (a) From and after the Closing until such time as Seller ceases to own, directly or indirectly, 5.0% or more (including in Seller’s ownership for purposes of this calculation only the shares of Buyer Stock and Equivalent Buyer Preferred Stock (which shall be counted on an as-converted basis) acquired hereunder) of the outstanding Buyer Stock:
     (i) [Reserved]
     (ii) neither party hereto nor its respective Affiliates shall enter into any settlement or consent with respect to a regulatory enforcement matter that would be reasonably likely to cause the other party hereto or any of its Affiliates to suffer regulatory disqualification, suspension of registration or other materially adverse regulatory consequences; and
     (iii) neither party hereto nor its respective Affiliates shall enter into any contract, arrangement, commitment or understanding (i) that limits or otherwise restricts (or purports to limit or restrict) in any material respect the other party hereto or its respective Affiliates from engaging or competing in any material line of business in any location or with any Person or (ii) that includes any material exclusive dealing arrangement or any other material arrangement that grants any material right of first refusal or material right of first offer or similar material right or that limits or purports to limit in any material respect the ability of such other party hereto or its Affiliates to own, operate, sell, transfer, pledge or otherwise dispose of any material assets or business.
     (b) From and after the Closing, if Buyer undertakes any action or transaction, including any repurchase of Buyer Stock, at Seller’s request, Buyer shall swap (x) a number of shares of Buyer Stock owned by Seller and its Affiliates for (y) a number of shares of Equivalent Buyer Preferred Stock that is convertible into a like number of swapped shares of Buyer Stock, to the minimum extent necessary to reduce Seller’s beneficial ownership (as defined in Rule 13d of the Exchange Act) of Buyer Stock such that it does not exceed the Common Stock Cap.
     (c) From and after the Closing until such time as the Distribution Agreement is terminated pursuant to its terms, (i) neither Seller nor its Affiliates shall undertake any action or transaction that would cause Seller’s beneficial ownership in Buyer (as determined by Seller based on its reporting and compliance policies and procedures in respect thereof and discussed with Buyer and assuming that beneficial ownership does not distinguish between voting and non-voting stock) to exceed 9.9% in vote or value (the “Seller’s Ownership Limit”) and (ii) prior to Buyer undertaking any action or transaction, including any repurchase of Buyer Stock, that would be reasonably likely to cause the Seller’s Ownership Limit to be exceeded, (x) Buyer shall provide prior written notice to Seller and (y) promptly following receipt of any such notice, Seller shall sell to Buyer, and Buyer shall purchase, at a price per share equal to the then current market price, the minimum number of shares of Buyer Stock necessary to reduce Seller’s and its Affiliate’s collective equity ownership, directly or indirectly, in Buyer to not exceed Sellers’s Ownership Limit after giving effect to such Buyer proposed action or transaction. For purposes of the foregoing “vote” shall mean the power under the equity to vote in the election of directors of Buyer (whether or not that power is retained by the equity holder, transferred to another party or surrendered) and “value” shall mean the pro rata fair market value of the equity.
     (d) Subject to the restrictions of Section 6.01, from the date hereof until the Closing, Buyer shall not undertake any action or transaction, including any repurchase of Buyer Stock, that would be reasonably likely to cause the Seller’s Ownership Limit to be exceeded as of Closing unless (i) Buyer provides prior written notice to Seller of any such action or transaction and (ii) to the extent such action or transaction would cause Seller’s Ownership Limit to be exceeded as of Closing, (A) the Aggregate Equity Consideration shall be reduced by the minimum number of shares of Buyer Stock necessary such that Seller’s

Ownership Limit will not be exceeded as of Closing and (B) the Aggregate Cash Consideration shall be increased by an amount equal to the number of shares determined pursuant to the preceding clause (A) multiplied by the Buyer Signing Price.
     Section 7.16. Jersey City Facility. In connection with the services to be provided pursuant to the Transition Services Agreement by employees located at Seller’s facility at the Harborside Financial Center, Jersey City, New Jersey (the “Jersey City Site”) pursuant to Schedule A-1 of the Transition Services Agreement, Seller shall, on or before a date mutually agreed to by Seller and Buyer (but no later than prior to the Closing Date), physically relocate all designated employees who are employed at the Jersey City Site (and who are to provide such services) to a separate floor selected by Seller at the Jersey City Site in its existing configuration (the “Dedicated Location”), and as soon as reasonably practicable after the date hereof, Seller and Buyer shall agree on a written plan for the Dedicated Location to facilitate the provision of such services. As soon as reasonably practicable after the date hereof (and in any event no later than 90 days prior to the Closing Date), Seller shall grant Buyer access, at reasonable hours, on reasonable notice and in a manner designed to minimize disruption, to the Dedicated Location to permit Buyer to accomplish the infrastructure and IT build described therein. Buyer shall be responsible for implementing, and shall pay all out-of-pocket costs and expenses for, such infrastructure and IT build. Buyer shall, at its sole cost, restore the Dedicated Location to its condition existing before the work done as contemplated in the prior sentence, as soon as reasonably practicable after the earlier of the termination of this Agreement or the termination of such services at the Dedicated Location.
     Section 7.17. Distribution Agreement. Seller and Buyer agree that the provisions of Section 6 of the form of Distribution Agreement attached hereto shall be effective as of the date hereof, and each party shall cause its applicable Subsidiary that will be a party to the Distribution Agreement to be subject to the provisions of such Section 6; provided that, for the sake of clarity, upon any termination of this Agreement, Seller, Buyer and their respective Subsidiaries shall have no further obligations under such Section 6 after any such termination.
ARTICLE 8
Tax Matters
     Section 8.01. Termination of Tax Sharing Agreements. Any and all existing Tax sharing agreements between the Transferred Entities and any member of the Seller Group shall be terminated as of the Closing Date. After such date neither the Transferred Entities, on the one hand, or Seller and its Affiliates, on the other hand, shall have any further rights or liabilities thereunder with respect to the other party or parties. This Agreement shall be the sole Tax sharing agreement relating to the Transferred Entities for all Pre-Closing Tax Periods.
     Section 8.02. Seller Tax Covenants. Except as set forth on Section 8.02 of the Seller Disclosure Schedule:
     (a) From the date hereof until the Effective Time, without the consent of Buyer (such consent not to be unreasonably withheld or delayed), none of the Transferred Entities shall make or change any material Tax election, change any annual Tax accounting period, adopt or change any method of Tax accounting, file any material amended Tax Returns or claims for material Tax refunds, enter into any material closing agreement, surrender any material Tax claim, audit or assessment, surrender any right to claim a material Tax refund, offset or other reduction in Tax liability, consent to any extension or waiver of the limitations period applicable to any Tax claim or assessment or take or omit to take any other action, if such action or omission would have the effect of increasing the Tax liability or reducing any Tax asset of the Transferred Entities.
     (b) The Transferred Entities shall establish or cause to be established in accordance with GAAP on or before the Effective Time an adequate accrual for all Taxes due with respect to any period or portion thereof ending prior to or as of the Effective Time.
     (c) Seller shall promptly pay or cause to be paid to Buyer all refunds of Taxes and interest thereon received by Seller or any Affiliate of Seller attributable to Taxes paid by Buyer or the Transferred Entities with respect to any Post-Closing Tax Period. If, in lieu of receiving any such refund, Seller or any Affiliate of Seller elects to reduce a Tax liability with respect to a Pre-Closing Tax Period or increase a Tax asset that can be carried forward to a Post-Closing Tax Period of Seller or any Affiliate of Seller, Seller shall promptly pay or cause to be paid to Buyer the amount of such refund as would otherwise have been obtained in the absence of such election.
     Section 8.03. Buyer Tax Covenants. (a) Buyer covenants that it will not cause or permit the Transferred Entities, any Subsidiary or any Affiliate of Buyer to take any action on the Closing Date other than in the ordinary course of business, including but not limited to the distribution of any dividend or the effectuation of any redemption that could give rise to any Tax liability or reduce any Tax asset of the Seller Group or give rise to any loss of the Seller or the Seller Group under this Agreement.
     (b) Buyer shall promptly pay or cause to be paid to Seller all refunds of Taxes and interest thereon received by Buyer, any Affiliate of Buyer or the Transferred Entities attributable to Taxes paid by Seller or the Transferred Entities (or any predecessor or Affiliate of Seller) with respect to any Pre-Closing Tax Period. If, in lieu of receiving any such refund, any Transferred Entity elects to reduce a Tax liability with respect to a Post-Closing Tax Period or increase a

Tax asset that can be carried forward to a Post-Closing Tax Period, Buyer shall promptly pay or cause to be paid to Seller the amount of such refund as would otherwise have been obtained in the absence of such election.
     (c) If Seller owns at least 10% of the voting stock of Buyer during any taxable year, Buyer shall provide Seller such information as Seller may reasonably request to allow Seller to determine its eligibility for, and compute the amount of, any “deemed-paid” credit to which it may be entitled under Section 902 of the Code with respect to any distribution made by Buyer during such taxable year. Seller shall be obligated to reimburse 50% of all out-of-pocket third-party expenses incurred by Buyer in providing such information, provided that Buyer shall not be obligated to, and shall not, incur any such costs unless previously requested or approved by Seller.
     (d) Until such time as Seller has ceased to file under Section 13 of the Exchange Act, Buyer shall (i) promptly notify Seller in writing if Buyer at any time determines that there is a reasonable possibility that it is or may become a PFIC for any taxable year, and (ii) provide Seller such information as Seller may reasonably request to permit Seller to determine whether Buyer is or is reasonably likely to be a PFIC in such taxable year. Seller shall be obligated to reimburse 50% of all out-of-pocket third party expenses incurred by Buyer in providing such information, provided that Buyer shall not be obligated to, and shall not, incur any such costs unless previously requested or approved by Seller.
     (e) Until such time as Seller’s filings under Section 13 of the Exchange Act show that it has ceased to own 10% or more of Iridium’s outstanding common stock, Buyer shall promptly notify Seller in writing if Buyer becomes aware of any information that could reasonably lead to the conclusion that Buyer is or will become a “controlled foreign corporation” under Section 957 of the Code.
     (f) Buyer agrees not to take any action between the date of this Agreement and Closing that would reasonably be expected to result in Buyer failing to satisfy the “active trade or business test” with respect to the acquisition of Van Kampen set forth in Treas. Reg. Section 1.367(a)-3(c)(1)(iv). This Section 8.03(f) shall not be applicable if Seller has made an Alternative Transaction Structure Election pursuant to Section 7.11.
     (g) Buyer acknowledges that Seller will enter into a “gain recognition agreement” under Treas. Reg. Section 1.367(a)-8 (a “GRA”) with respect to the Merger. Buyer (i) shall not, and shall not permit any of its Subsidiaries to, take any actions that would result in the recognition of gain by Seller under the GRA without the prior written consent of Seller, not to be unreasonably withheld or delayed provided, however, that Buyer shall be permitted to undertake the transactions contemplated by Exhibit L, and provided further, that this clause (i) shall cease to apply upon the earlier of the end of the Seller’s fifth full taxable year following close of the taxable year in which the Closing occurs and such time as Seller owns less than 4% of the Aggregate Equity Consideration, and (ii) upon request by Seller, shall provide Seller at Seller’s expense with such information as Seller may reasonably require to enable Seller (x) to comply with its reporting obligations in respect of such GRA under Treas. Reg. Section 1.367(a)-8, and (y) to prepare, on behalf of Van Kampen, the statement required under Treas. Reg. Section 1.367(a)-3(c)(6), provided, that this clause (ii) shall cease to apply upon the earlier of the filing by Seller of its federal income tax return for the fifth full taxable year following the close of the taxable year in which the Closing occurs and the filing by Seller of its federal income tax return for the first taxable year in which Seller no longer owns any of the Aggregate Equity Consideration. This Section 8.03(g) shall not be applicable if Seller has made an Alternative Transaction Structure Election pursuant to Section 7.11.
     Section 8.04. Transfer Taxes. All transfer, documentary, sales, use, stamp, registration and other similar Taxes (collectively, “Transfer Taxes”) incurred in connection with transactions contemplated by this Agreement shall be borne equally by Seller on the one hand, and Buyer on the other hand. Any Tax Returns that must be filed in connection with Transfer Taxes shall be prepared by the party primarily or customarily responsible under applicable Law for filing such Tax Returns, and such party shall provide such Tax Returns to the other party at least 10 Business Days prior to the date such Tax Returns are due to be filed. Buyer and Seller shall cooperate in the timely completion and filing of all such Tax Returns.
     Section 8.05. Transferred Assets. All real property taxes, personal property taxes and similar ad valorem obligations levied with respect to the Purchased Assets for a taxable period which includes (but does not end on) the Closing Date (collectively, the “Apportioned Obligations”) shall be apportioned between Seller and Buyer based on the number of days of such taxable period included in the Pre-Closing Tax Period and the Post-Closing Tax Period. Seller shall be liable for the proportionate amount of such taxes that is attributable to the Pre-Closing Tax Period, and Buyer shall be liable for the proportionate amount of such taxes that is attributable to the Post-Closing Tax Period. Apportioned Obligations shall be timely paid, and all applicable filings, reports and returns shall be filed, by Buyer or Seller as provided by applicable Law, provided that the paying party shall be entitled to reimbursement from the non-paying party in accordance with this Section 8.05. Upon payment of any such Apportioned Obligation, the paying party shall present a statement to the non-paying party setting forth the amount of reimbursement to which the paying party is entitled under this Section 8.05, together with such supporting evidence as is reasonably necessary to calculate the amount to be reimbursed. The non-paying party shall make such reimbursement promptly but in no event later than 10 Business Days after the presentation of such statement. Any payment not made within such time shall bear interest at the rate set forth in Section 1.01(a) for each day until paid, retroactive from the date of the presentation of such statement.

     Section 8.06. Preparation and Filing of Tax Returns for Transferred Entities. (a) Seller shall prepare or cause to be prepared, in accordance with past practice, and timely file or cause to be timely filed, and shall pay all Taxes shown as due thereon, (i) all Tax Returns with respect to the Transferred Entities due on or prior to the Closing Date and (ii) all Tax Returns with respect to the Transferred Entities for periods ending on or before the Closing Date.
     (b) Buyer shall prepare or cause to be prepared, and shall timely file or cause to be timely filed, all other Tax Returns with respect to the Transferred Entities, and, subject to Section 8.09, shall pay all Taxes shown as due thereon; provided that as to any Tax Return for which Seller may be liable to indemnify Buyer under Section 8.09, (i) such Tax Return shall be prepared in accordance with the past practice of the Transferred Entities unless otherwise required by Law, (ii) Buyer shall deliver any such Tax Return to Seller at least 60 days before it is due, including extensions, (iii) Seller shall have the right to examine and comment on any such Tax Return prior to the filing thereof, and such Tax Return shall not be filed without the prior written consent of Seller, which consent shall not be unreasonably withheld or delayed, and (iv) Seller shall either provide such written consent or deliver a notice of objection no later than 50 days before the Tax Return is due. In the event that Buyer and Seller are unable to resolve any dispute within 25 days of the receipt by Buyer of a notice of objection from Seller, Buyer and Seller shall jointly cause the Accounting Referee to resolve the dispute. In addition to the foregoing, after the delivery by Buyer to Seller of any such Tax Return, Buyer and Seller shall work in good faith to agree on a schedule (each such schedule, a “Section 8.06(b) Schedule”) of the positions either (i) which Buyer, acting in good faith, would have taken on such Tax Return but for its obligation to prepare such Tax Return in accordance with the past practices of the Transferred Entities or (ii) taken by Buyer on such Tax Return that Seller believes are not consistent with the past practices of the Transferred Entities and are not required by Law or (each such position in clauses (i) and (ii) a "Buyer Proposed Straddle Period Position”), and the corresponding position that is consistent with the past practices of the Transferred Entities and permitted by Law (each such position, a "Corresponding Seller Straddle Period Position”). In the event that Buyer and Seller are unable to agree as to inclusion or exclusion of any position with respect to such schedule within 25 days of the due date for filing (including extensions) of such Tax Return, Buyer and Seller shall jointly cause the Accounting Referee to resolve the dispute, provided that, for avoidance of doubt, so long as such Corresponding Seller Straddle Period Position is permitted by Law, such Tax Return shall reflect the Corresponding Seller Proposed Straddle Position. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller.
     (c) Buyer and Seller agree that, to the extent permitted by law and except as they may otherwise agree in writing, the Transferred Entities will treat the Closing Date as the end of the applicable Tax Period for purposes of filing any Tax Return.

     (d) Buyer shall not amend any Tax Return of a Transferred Entity relating to a Pre-Closing Tax Period without the consent of Seller.
     Section 8.07. Cooperation. Buyer and Seller agree to furnish or cause to be furnished to each other, upon request, as promptly as practicable, such information (including access to books and records) and assistance relating to the Transferred Entities and the Purchased Assets as is reasonably necessary (i) for the filing of any Tax Return, for the preparation for any audit, and for the prosecution or defense of any claim, suit or proceeding relating to any proposed adjustment, or (ii) for any financial accounting purpose. Buyer and Seller agree to retain or cause to be retained all books and records pertinent to the Transferred Entities and the Purchased Assets until the applicable period for assessment under applicable Law (giving effect to any and all extensions or waivers) has expired, and to abide by or cause the abidance with all record retention agreements entered into with any Taxing Authority. Each of Buyer and Seller agree to give the other reasonable notice prior to transferring, discarding or destroying any such books and records relating to Tax matters and, if so requested, shall allow the other party to take possession of such books and records. Buyer and Seller shall cooperate with each other in the conduct of any audit or other proceedings involving the Transferred Entities or the Purchased Assets for any Tax purposes and each shall execute and deliver such powers of attorney and other documents as are necessary to carry out the intent of this Section 8.07. In no case will Seller be required to provide tax information except with respect to the Transferred Entities, the Purchased Assets and the Assumed Liabilities.
     Section 8.08. 368 Reorganization. (a) Prior to the Effective Time, each of Buyer and the Seller shall use its reasonable best efforts to cause the Merger to qualify as a 368 Reorganization, and shall not take any action that could reasonably be expected to cause the Merger not so to qualify.
     (b) Buyer shall not take, or cause the Surviving Corporation to take, any action after the Effective Time that would reasonably be expected to cause the Merger not to qualify as a 368 Reorganization.
     (c) Each of Buyer and the Seller shall use its reasonable best efforts to obtain the opinions referred to in Section 10.02(d) and 10.03(e).
     (d) This Section 8.08 shall not be applicable if Seller has made an Alternative Transaction Structure Election pursuant to Section 7.11.
     Section 8.09. Tax Indemnification with Respect to Transferred Entities, Purchased Assets and Assumed Liabilities. (a) Seller hereby indemnifies Buyer against and agrees to hold it harmless from and to pay any (i) Tax of the Transferred Entities relating to a Pre-Closing Tax Period, (ii) Taxes of any other Person for which the Transferred Entities may be liable as a result of Treas. Reg. Section 1.1502-6 (or any similar provision of applicable Law) or as a transferee or successor, (iii) Tax or Damages incurred or suffered by Buyer or any of its

Affiliates (including, effective upon the Closing, a Transferred Entity), arising out of a breach of any covenant or agreement of Seller or its Affiliates contained in this Article 8, (iv) Taxes arising out of or relating to the Purchased Assets and Assumed Liabilities for or applicable to any Pre-Closing Period, (v) Tax of Buyer or any Affiliate thereof (including, after the Closing, any Transferred Entity) arising out of or resulting from the receipt by Buyer of any reimbursement, payment or contribution (or deemed contribution) from Seller pursuant to Sections 9.05, 9.06 or 9.07, (vi) penalties, interest or additions to Tax (but not the underlying Taxes) of the Transferred Entities attributable to the post-Closing portion of any Straddle Period incurred as a result of the inclusion of a Corresponding Seller Straddle Period Position shown on any Section 8.06(b) Schedule in any Tax Return of a Transferred Entity for a Straddle Period, and (vii) liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorneys’ fees and expenses), arising out of or incident to the imposition, assessment or assertion of any such Tax, including those incurred in the contest in good faith in appropriate proceedings relating to the imposition, assessment or assertion of any such Tax, in each case incurred or suffered by Buyer, any of its Affiliates or, effective upon the Closing, the Transferred Entities (the sum of (i) through (v) being referred to as a “Loss”); provided, however, that Seller shall have no liability for the payment of any Loss attributable to or resulting from any action described in Section 8.03(a) or Section 8.08(b) hereof and provided, further, that Seller shall have no obligation to make any payment pursuant to this Section 8.09 if at the time the Loss is incurred or suffered by any Transferred Entity, as the case may be, Buyer no longer owns such Transferred Entity.
     (b) For purposes of this Section 8.09, in the case of any Taxes that are imposed on a periodic basis and are payable for a Tax period that includes (but does not end on) the Closing Date (a "Straddle Period”), the portion of such Tax related to the portion of such Tax period ending on and including the Closing Date shall (x) in the case of any Taxes other than gross receipts, sales or use Taxes and Taxes based upon or related to income, be deemed to be the amount of such Tax for the entire Tax period multiplied by a fraction the numerator of which is the number of days in the Tax period ending on and including the Closing Date and the denominator of which is the number of days in the entire Tax period and (y) in the case of any Tax based upon or related to income and any gross receipts, sales or use Tax, be deemed equal to the amount which would be payable if the relevant Tax period ended on and included the Closing Date. All determinations necessary to give effect to the allocation set forth in the foregoing clause (y) shall be made in a manner consistent with prior practice of the Transferred Entities.
     (c) If Seller’s indemnification obligation under this Section 8.09 arises in respect of an adjustment which makes allowable to Buyer, any of its Affiliates or, effective upon the Closing, a Transferred Entity any deduction, amortization, exclusion from income or other allowance (a “Tax Benefit”) which would not, but for such adjustment, be allowable, then Buyer shall pay to Seller an amount equal to the Tax Benefit if, as and when such Tax Benefit is actually realized in cash or a reduction in Taxes otherwise due. For purposes of this Section 8.09(c), the second through eighth sentences of Section 9.07(b) shall apply mutatis mutandis.
     (d) Any payment by Seller pursuant to this Section 8.09 shall be made in immediately available funds at least two Business Days before the date payment of the Taxes to which such payment relates is due, or, if no Tax is payable, not later than 10 days after receipt by Seller of written notice from Buyer stating that any Loss has been paid by Buyer, any of its Affiliates or, effective upon the Closing, a Transferred Entity and the amount thereof and of the indemnity payment requested.
     (e) If any claim or demand for Taxes in respect of which indemnity may be sought pursuant to this Section 8.09 is asserted in writing against Buyer, any of its Affiliates or, effective upon the Closing, a Transferred Entity, Buyer shall notify Seller of such claim or demand within 10 days of receipt thereof, or such earlier time that would allow Seller to timely respond to such claim or demand, and shall give Seller such information with respect thereto as Seller may reasonably request; provided, however, that the failure to give such prompt notice shall not relieve Seller of any of its obligations under this Section 8.09, except to the extent that Seller is actually prejudiced thereby. Seller may discharge, at any time, its indemnification obligation under this Section 8.09 by paying to Buyer the amount payable pursuant to this Section 8.09, calculated on the date of such payment. Seller may, at its own expense, participate in and, upon notice to Buyer, assume the defense of any such claim, suit, action, litigation or proceeding (including any Tax audit). If Seller assumes such defense, Seller shall have the sole discretion as to the conduct of such defense and Buyer shall have the right (but not the duty) to participate in the defense thereof and to employ counsel, at its own expense, separate from the counsel employed by Seller. Whether or not Seller chooses to defend or prosecute any claim, all of the parties hereto shall cooperate in the defense or prosecution thereof.
     (f) Notwithstanding anything to the contrary in this Section 8.09, Buyer agrees that Seller is to have no liability for any Tax resulting from any action referred to in Section 8.03(a) of Buyer, any Affiliate of Buyer, or, after the Closing, any Transferred Entity, and agrees to indemnify and hold harmless Seller and its Affiliates against (i) any such Tax (together with any interest, penalty, addition to Tax or additional amount), (ii) any Tax or Damages incurred or suffered by Seller or any of its Affiliates, arising out of a breach of any other covenant or agreement of Buyer or its Affiliates contained in this Article 8, (iii) any Tax imposed on any Transferred Entity that is not subject to Seller’s indemnification obligation under this Section 8.09 and (iv) any liabilities, costs, expenses (including, without limitation, reasonable expenses of investigation and attorney’s fees and expenses), losses, damages, assessments, settlements or judgments arising out of or incident to the imposition, assessment or assertion of any Tax described in clause (i), (ii) or (iii) above. For purposes of this Section 8.09(f), Sections 8.09(b), (d) and (e) shall apply mutatis mutandis.

     Section 8.10. Coordination and Survival. Claims for indemnification with respect to Taxes (other than in respect of any claim for misrepresentation or breach of warranty made by Seller under Section 3.13(e) or Section 3.22(k), which shall be governed exclusively by Article 11) shall be governed by this Article 8 and not Article 11. Notwithstanding anything in this Agreement to the contrary, the covenants and agreements contained in this Article 8 and the representation contained in Section 3.13(e) shall survive for ninety (90) days following the full period of all statutes of limitations (giving effect to any waiver, mitigation or extension thereof).
ARTICLE 9
Employee Matters and Benefits
     Section 9.01. Van Kampen Business Employees.
     (a) List of Van Kampen Business Employees; Categories of Van Kampen Business Employees. Seller and Buyer acknowledge and agree that the list of Van Kampen Business Employees set forth on Section 9.01(a) of the Seller Disclosure Schedule is comprised of both (i) Van Kampen Business Employees employed by the Transferred Entities (the “Transferred Entity Employees”) and (ii) Van Kampen Business Employees not employed by the Transferred Entities who otherwise primarily provide services to the Van Kampen Business (the “Other Included Employees”). Prior to the Closing Date, Seller or its appropriate Affiliate shall transfer the employment of any employee of the Transferred Entities who is not a Van Kampen Business Employee or who is a Leave Recipient to one of its Affiliates other than a Transferred Entity. Buyer shall, upon written notice to Seller, have the unilateral right prior to November 30, 2009, in its sole discretion, except as would be unlawful, to remove any of the Transferred Entity Employees and Other Included Employees that the parties shall have designated as of the date hereof with an asterisk (*) on Section 9.01(a) of the Seller Disclosure Schedule (such employees, the “Potential Van Kampen Business Employees”) from the list of Van Kampen Business Employees set forth on Section 9.01(a) of the Seller Disclosure Schedule and, upon Buyer’s exercise of such right, Seller or its appropriate Affiliate shall, with respect to any Potential Van Kampen Business Employee who is so removed (any such Potential Van Kampen Business Employee, a “Removed Van Kampen Business Employee”), if such Removed Van Kampen Business Employee is employed by a Transferred Entity, transfer the employment of such Removed Van Kampen Business Employee to one of its Affiliates other than a Transferred Entity. For the avoidance of doubt, any Removed Van Kampen Business Employees shall not be treated as Transferred Employees for purposes of this Agreement. Prior to the Closing Date, Seller shall update Section 9.01(a) of the Seller Disclosure Schedule to (i) denote which Van Kampen Business Employees are Transferred Entity Employees, which are Other Included Employees and which are Leave Recipients (taking into account the pre-Closing transfers required by the foregoing provisions of this Section 9.01(a)), (ii) delete any such employee who should no longer be a Van Kampen Business Employee because (w) his or her employment has been or will be prior to the Closing Date terminated (if applicable, to the extent permitted by Section 5.01(b)(iv)(E)), (x) he or she has been or will be prior to the Closing Date reassigned (if applicable, to the extent permitted by Section 5.01(b)(iv)(E)) and, as a result of such reassignment, he or she is no longer a Transferred Entity Employee or an Other Included Employee, (y) he or she is a Removed Van Kampen Business Employee or (z) Seller and Buyer mutually agree to such deletion, and (iii) add such employees who become Transferred Entity Employees or Other Included Employees, as the case may be, due to (x) their hire by Seller or its Affiliates (if applicable, to the extent permitted by Section 5.01(b)(iv)(E)) or (y) the mutual agreement of Seller and Buyer.
     (b) Updating of Van Kampen Business Employee Information List. Seller shall provide Buyer, not later than the tenth day of each month prior to the Closing Date, with an updated Van Kampen Business Employee Information List that (i) contains the information required under Section 3.14(j) with respect to each individual whose information was not previously set forth on the Van Kampen Business Employee Information List and who became a Van Kampen Business Employee during the preceding month, either due to his or her hire by Seller or its Affiliates (if applicable, to the extent permitted by Section 5.01(b)(iv)(E)) or due to the mutual agreement of Seller and Buyer and (ii) indicates each individual who was previously set forth on the Van Kampen Business Employee Information List and who is no longer a Van Kampen Business Employee because, during the preceding month, (w) his or her employment was terminated (if applicable, to the extent permitted by Section 5.01(b)(iv)(E)), (x) he or she was reassigned (if applicable, to the extent permitted by Section 5.01(b)(iv)(E)) and, as a result of such reassignment, he or she is no longer a Transferred Entity Employee or an Other Included Employee, (y) he or she is a Removed Van Kampen Business Employee or (z) Seller and Buyer mutually agree that such individual should no longer be set forth on the Van Kampen Business Employee Information List.
     (c) Continued Employment; Offers of Employment. Buyer shall, or shall cause one of its Affiliates to, (i) continue to, as of the Closing Date, employ each of the Transferred Entity Employees who are employed immediately prior to the Closing and (ii) prior to the Closing Date (subject to Section 9.01(d) with respect to Leave Recipients) make a written offer, or cause one of its Affiliates (including the Transferred Entities) to make a written offer, of employment, commencing as of the Closing Date, to each Other Included Employee. Seller shall cooperate with Buyer in good faith to assist Buyer in its efforts to secure reasonably satisfactory employment arrangements with the Van Kampen Business Employees; provided that such arrangements are consistent with the provisions of this Article 9, including Appendix A to this Agreement with respect to Foreign Employees who primarily work or reside in the United Kingdom and Appendix B to this Agreement with respect to Foreign Employees who primarily work or reside in Japan, and in accordance with applicable Law. Each Van Kampen Business Employee whose employment continues automatically by operation of

Law, and each Other Included Employee who accepts Buyer’s offer of employment and who continues or commences, as applicable, active employment with Buyer or one of its Affiliates (including, after the Closing, a Transferred Entity) as of his or her Transfer Date (as defined below), shall be referred to as a “Transferred Employee.”
     (d) Special Provisions for Leave Recipients. Buyer also shall, or shall cause its Affiliates to, make a written offer of employment to each Van Kampen Business Employee who is not actively employed immediately prior to the Closing Date and who has a right of reinstatement (collectively, "Leave Recipients”) on return from any approved leave or absence to the extent (i) Seller or its Affiliates would have been required to reinstate such Leave Recipient pursuant to applicable Law or any applicable Seller policy (pursuant to the terms of such policy as in effect as of the date hereof) and (ii) such Leave Recipient returns to active employment within the 180-day period following the Closing Date or any such longer period required pursuant to applicable Law. A list of Leave Recipients as of not later than five Business Days prior to the date hereof has been provided to Buyer. Such list shall be updated by Seller as of the Closing Date and delivered to Buyer within five Business Days following the Closing Date. Any Leave Recipient who meets the foregoing requirements shall be treated as a Transferred Employee as of 12:01 a.m., New York City time, of the date on which he or she returns to active employment with Buyer or its Affiliates. For the avoidance of doubt, any Leave Recipient to whom Buyer is not required to offer employment pursuant to this Section 9.01(d) shall not be a Transferred Employee for purposes of this Agreement.
     (e) Transfer Dates. The employment of Transferred Employees with Buyer or one of its Affiliates (including the Transferred Entities), as applicable, shall be effective as of 12:01 a.m., New York City time, on the Closing Date; provided, that, notwithstanding the foregoing, the employment of Leave Recipients will become effective as provided in Section 9.01(d) above. The date on which a Transferred Employee’s employment with Buyer or one of its Affiliates, as applicable, becomes effective is hereafter referred to as that Transferred Employee’s “Transfer Date.”
     (f) Individual Contracts. Buyer or one of its Affiliates shall assume each employment agreement, offer letter or similar individual Contract of each Transferred Employee that is set forth on Section 9.01(f) of the Seller Disclosure Schedule (each, a “Transferred Employee Agreement”) as of the applicable Transfer Date. For the avoidance of doubt, each such assumed Transferred Employee Agreement shall be an Assumed Benefit and Compensation Arrangement for all purposes under this Agreement including Buyer’s obligation to, and to cause its Affiliates to, honor such Transferred Employee Agreement in accordance with its terms pursuant to Section 9.02(j). For the avoidance of doubt, neither Buyer nor any of its Affiliates (including, after the Closing Date, the Transferred Entities) shall assume any Liability or obligation of Seller or any of its Affiliates under any Benefit and Compensation Arrangement that is not an

Assumed Benefit and Compensation Arrangement pursuant to Buyer’s assumption of the Transferred Employee Agreements.
     (g) Severance. Seller and its Affiliates (excluding, after the Closing Date, the Transferred Entities) shall be responsible for any Liabilities related to any severance, termination, indemnity, redundancy or any other similar payment (including amounts incurred by Buyer or any of its Affiliates (including, after the Closing Date, the Transferred Entities)) with respect to any (i) employee of Seller or its Affiliates who is not a Van Kampen Business Employee, (ii) former employee of the Van Kampen Business or (iii) Removed Van Kampen Business Employee. Except as provided in the following sentence, in no event shall Seller, Buyer or their respective Affiliates (including the Transferred Entities) be obligated to pay severance to any Other Included Employee who rejects an offer of employment with Buyer or one of its Affiliate or accepts an offer of employment with Buyer or one of its Affiliates but subsequently refuses to become an employee of Buyer or any of its Affiliates. Notwithstanding the foregoing, if (i) any (A) Other Included Employee or (B) Leave Recipient who is able to return to active employment does not accept an offer of employment from Buyer or any of its Affiliates on the basis that such offer is conditioned on such employee’s relocating his or her principal place of employment in excess of 35 miles from its location as of immediately prior to the Closing and (ii) Seller or any of its Affiliates terminates the employment of such employee within 60 days following (A) the Closing Date, in the case of an Other Included Employee, or (B) the date on which such employee is able to return to active employment, in the case of a Leave Recipient, then Buyer shall promptly reimburse Seller for any severance or similar payment or benefit that is provided to such employee in connection with such termination.
     Section 9.02. Employee Matters.
     (a) Continuation of Compensation and Benefits. For a period of one year following each Transferred Employee’s Transfer Date, Buyer shall provide to (i) such Transferred Employee a base salary or wage rate that is not less than such Transferred Employee’s base salary or wage rate as in effect immediately prior to the Closing Date, (ii) such Transferred Employee whose employment is terminated without cause by Buyer or any of its Affiliates during such year, payments and benefits in accordance with Buyer’s Severance Plan, Amended and Restated as of May 1, 2009 (taking into account the provisions of Section 9.02(d)), which payments and benefits shall be conditioned on such Transferred Employee’s execution and non-revocation of a release of claims against Buyer, Seller and their respective Affiliates, and (iii) the Transferred Employees, collectively, benefits (other than severance payments and benefits) that are substantially comparable in the aggregate to the benefits (other than severance payments and benefits) provided by Seller and its Affiliates to the Transferred Employees as in effect immediately prior to the Closing Date; provided, however, that Buyer’s provision of benefits to the Transferred Employees that are substantially comparable in the aggregate to the benefits that are made available to similarly situated employees of Buyer or its Subsidiaries (other than the Transferred Entities) shall be deemed to satisfy the foregoing provisions of this Section 9.02(a)(iii) (it being understood that participation in such plans may commence at different times with respect to each such plan and whether or not such Transferred Employee elects to participate in any such plan and that in no event shall any closed or frozen plan of Buyer or its Subsidiaries be taken into account for purposes of determining whether Buyer has satisfied its obligation pursuant to this Section 9.02(a)(iii)). For the avoidance of doubt, the foregoing shall not apply to any incentive or variable incentive compensation arrangements, the provision of which shall be governed by Section 9.02(b) and Section 9.02(c).
     (b) Fiscal Year 2009 Incentive Compensation.
     (i) Prior to the Closing, Seller or one of its Affiliates shall, subject to approval by the Compensation, Management Development and Succession Committee of Seller’s Board of Directors (the “Seller Compensation Committee”), grant to each Van Kampen Business Employee who was designated as a Van Kampen Business Employee not later than November 30, 2009 and who is eligible to participate in any of the 2009 fiscal year incentive and variable incentive compensation plans or arrangements maintained by Seller or any of its Affiliates (each, a “2009 Bonus Plan” and each such Van Kampen Business Employee, a “2009 Bonus Plan Participant”) a cash-based long-term incentive compensation award (each, a “2009 Long-Term Incentive Award”), if such 2009 Bonus Plan Participant is eligible to receive a long-term incentive compensation award under any such 2009 Bonus Plan, and a bonus that is paid in cash pursuant to the terms of such 2009 Bonus Plan, if such 2009 Bonus Plan Participant is eligible to receive a cash bonus under any such 2009 Bonus Plan. Such 2009 Long-Term Incentive Awards shall contain the terms set forth in Section 9.02(b)(i) of the Seller Disclosure Schedule (the “2009 LTI Qualifying Terms”).
     (ii) The aggregate grant date value of the 2009 Long-Term Incentive Awards (such aggregate value, the “2009 LTI Value”) shall be the amount determined in accordance with Section 9.02(b)(ii) of the Seller Disclosure Schedule. The “2009 Deferred Compensation Amount” shall be an amount equal to (A) the 2009 LTI Value, plus (B) the aggregate appreciation, if any, in the value of the 2009 Long-Term Incentive Awards from their respective dates of grant through the Transferred Employees’ respective Transfer Dates, minus (C) the aggregate value of the 2009 Long-Term Incentive Awards held by the 2009 Bonus Plan Participants, if any, who do not become Transferred Employees.
     (iii) As soon as practicable following the Seller Compensation Committee’s approval of the 2009 Long-Term Incentive Awards, Seller shall provide Buyer with written notice that sets forth the terms of such awards, as so approved. If Buyer reasonably and in good faith determines that such terms are not substantially comparable to the 2009 LTI Qualifying Terms, then not later than ten Business Days following Seller’s notice, Buyer shall provide Seller with written notice indicating the specific reason(s) for Buyer’s determination.
     (iv) If Buyer does not provide Seller with written notice pursuant to Section 9.02(b)(iii), then Seller shall grant the 2009 Long-Term Incentive Awards, as approved pursuant to the first sentence of Section 9.02(b)(iii), and effective upon the Transfer Date applicable to a Transferred Employee, Buyer or one of its Affiliates shall assume such Transferred Employee’s 2009 Long-Term Incentive Award, which shall be subject to the same vesting and payment terms and have the same cash value (including for the avoidance of doubt any appreciation in such value from the date of grant of such award through such Transferred Employee’s Transfer Date) as applied to such award immediately prior to such assumption.
     (v) If Buyer provides Seller with written notice pursuant to Section 9.02(b)(iii), then Seller may elect to modify the terms of the 2009 Long-Term Incentive Awards, in which case Seller shall provide Buyer with written notice that sets forth the terms of such awards, as Seller proposes to modify them. If Buyer reasonably and in good faith determines that such terms are not substantially comparable to the 2009 LTI Qualifying Terms, then not later than five Business Days following Seller’s notice, Buyer shall provide Seller with written notice indicating the specific reason(s) for Buyer’s determination.
     (vi) If Buyer does not provide Seller with written notice pursuant to Section 9.02(b)(v), then Seller shall grant the 2009 Long-Term Incentive Awards, as modified pursuant to the first sentence of Section 9.02(b)(v), and effective upon the Transfer Date applicable to a Transferred Employee, Buyer or one of its Affiliates shall assume such Transferred Employee’s 2009 Long-Term Incentive Award, which shall be subject to the same vesting and payment terms and have the same cash value (including for the avoidance of doubt any appreciation in such value from the date of grant of such award through such Transferred Employee’s Transfer Date) as applied to such award immediately prior to such assumption.
     (vii) If Buyer determines reasonably and in good faith in accordance with this Section 9.02(b) that the terms of the 2009 Long-Term Incentive Awards (either as approved by the Seller Compensation Committee or as proposed to be modified by Seller following such approval) are not substantially comparable to the 2009 LTI Qualifying Terms or if Seller does not modify the terms of the 2009 Long-Term

Incentive Awards after Buyer provides Seller with written notice pursuant to Section 9.02(b)(iii), then:
     (A) Buyer shall not assume the 2009 Long-Term Incentive Awards, Seller shall retain all liability in respect of such awards and such awards shall not be deemed Assumed Benefit and Compensation Arrangements for purposes of this Agreement; and
     (B) effective upon the Transfer Date applicable to a Transferred Employee, Buyer or one of its Affiliates shall grant to such Transferred Employee a long-term incentive award, which shall be subject to the same vesting and payment terms and such other terms as are set forth on Section 9.02(b)(i) of the Seller Disclosure Schedule and have the same cash value (including for the avoidance of doubt any appreciation in such value from the date of grant of such Transferred Employee’s 2009 Long-Term Incentive Award through such Transferred Employee’s Transfer Date) in each case as would have applied to such 2009 Long-Term Incentive Award had Buyer or such Affiliate assumed such award pursuant to this Section 9.02(b).
     (viii) Seller and Buyer shall cooperate in good faith to effectuate this Section 9.02(b) and Section 9.02(b) of the Seller Disclosure Schedule.
     (c) Fiscal Year 2010 Incentive Compensation. Seller and Buyer shall cooperate in good faith to establish fiscal year 2010 incentive and variable incentive compensation programs for the Van Kampen Business Employees who are 2009 Bonus Plan Participants (and any other Van Kampen Business Employees mutually selected by Seller and Buyer) which programs are to be generally consistent with the fiscal year 2010 incentive and variable incentive compensation programs established by Buyer in the ordinary course of business consistent with past practice with respect to its and its Subsidiaries’ (other than the Transferred Entities) similarly situated employees. Transferred Employees who are not covered by the immediately preceding sentence shall, with respect to Buyer’s 2010 fiscal year, be eligible to participate in such fiscal year 2010 incentive and variable incentive compensation programs that are offered to similarly situated employees of Buyer and its Subsidiaries (other than the Transferred Entities) in the ordinary course of business consistent with past practice (such programs, together with the programs established pursuant to the immediately preceding sentence, the “2010 Incentive Compensation Programs”). Without limiting the generality of the foregoing, with respect to each Van Kampen Business Employee who as of the date hereof has a “legally binding right” (as defined for purposes of Section 409A of the Code) to compensation payable with respect to fiscal year 2010, Seller and Buyer shall cooperate in good faith to ensure that the terms and conditions applicable to such compensation are intended to comply with Section 409A of the Code, to the extent applicable. For the avoidance of doubt, Buyer and its Subsidiaries shall be responsible for granting all awards under the 2010 Incentive Compensation Programs to the Transferred Employees and, except as otherwise expressly provided herein, paying all costs associated with such awards granted to the Transferred Employees.
     (d) Credit for Service. With respect to any employee benefit or compensation plan, program, policy, arrangement (including, for the avoidance of doubt, any vacation program or policy) or agreement of Buyer or any of its Subsidiaries in which any Transferred Employee becomes a participant, such Transferred Employee shall receive full credit for all purposes for such Transferred Employee’s service with Seller or any of its Subsidiaries (or predecessor employers) to the same extent that such service was recognized as of the Closing Date under an analogous plan of Seller and its Subsidiaries in which the Transferred Employee participated; provided that the foregoing shall not apply (i) with respect to benefit accrual under any defined benefit pension plan or (ii) to the extent that its application would result in a duplication of benefits. Subject to applicable Law and the provisions of this Agreement, after the Closing Date, Buyer expressly reserves the right to amend, modify or terminate any benefit plan or program established or maintained by Buyer or any of its Affiliates for the benefit of Transferred Employees in accordance with the terms of such plan or program and applicable Law.
     (e) Preexisting Conditions; Coordination. With respect to any welfare plan maintained by Buyer or any of its Subsidiaries in which any Transferred Employee is eligible to participate after the Closing Date, Buyer shall, or shall cause its Subsidiaries to, waive all limitations as to preexisting conditions and exclusions with respect to participation and coverage requirements applicable to such Transferred Employees and provide each Transferred Employee with credit for any co-payments and deductibles paid and for amounts paid toward any out-of-pocket maximums prior to the Closing Date in satisfying any analogous plan’s deductible or out-of-pocket requirements to the extent applicable under any such plan (other than a high deductible health plan with health savings accounts).
     (f) Vesting Under Seller’s 401(k) Plans. Seller shall fully vest the accounts of the Transferred Employees in the 401(k) savings plans of Seller and its Affiliates (the “Seller 401(k) Plans”) (or, in the case of Foreign Employees who become Transferred Employees, the accounts under a comparable Foreign Plan of Seller and its Affiliates). From and after the Closing Date, Seller will assume or retain, as the case may be, and be solely responsible for and will fully perform, pay and discharge, in accordance with their terms, all Liabilities in respect of Van Kampen Business Employees and former employees of the Transferred Entities (and claims by or relating to such Persons) under the Seller 401(k) Plans (or comparable Foreign Plan of Seller and its Affiliates).
     (g) Retiree Medical. Seller and its Affiliates shall permit each Transferred Employee who (i) but for the termination of his or her employment with Seller and its Affiliates in connection with the transactions contemplated by this Agreement, has or would have, as of his or her Transfer Date, satisfied the eligibility requirements for benefits under the Benefit and Compensation Arrangements that provide for retiree medical or retiree life insurance benefits (“Seller Retiree Welfare Benefits Arrangements”) and (ii) within the time period permitted by the Seller Retiree Welfare Benefits Arrangements has elected to commence coverage under the Seller Retiree Welfare Benefits Arrangements, to commence coverage under the Seller Retiree Welfare Benefits Arrangements after his or her Transfer Date. From and after the Closing Date, Seller and its Affiliates (excluding the Transferred Entities) will assume or retain, as the case may be, and be solely responsible for and will fully perform, pay and discharge, in accordance with their terms, all Liabilities in respect of Van Kampen Business Employees and former employees of the Transferred Entities (and claims by or relating to such Persons) with respect to Seller Retiree Welfare Benefits Arrangements, whether under the Benefit and Compensation Arrangements or otherwise.
     (h) Welfare Benefits Generally. (i) Subject to Section 9.01(g), Seller and its Affiliates shall be solely responsible for (A) claims for the type of benefits described in Section 3(1) of ERISA (whether or not covered by ERISA) (“Welfare Benefits”) and for workers’ compensation, in each case that are incurred by or with respect to any Transferred Employee before his or her Transfer Date; (B) claims relating to COBRA Coverage attributable to “qualifying events” with respect to any Transferred Employee and his or her beneficiaries and dependents that occur before such Transferred Employee’s Transfer Date; (C) claims for Welfare Benefits and for workers’ compensation, in each case that are incurred by or with respect to any current or former employee of the Van Kampen Business who does not become a Transferred Employee, whether incurred before, on or after the Closing Date; and (D) claims relating to COBRA Coverage attributable to “qualifying events” with respect to any Van Kampen Business Employee who does not become a Transferred Employee and his or her beneficiaries and dependents, whether occurring before, on or after the Closing Date; and (ii) Buyer and its Affiliates shall be solely responsible for (A) claims for Welfare Benefits and for workers compensation, in each case that are incurred by or with respect to any Transferred Employee on or after his or her Transfer Date, and (B) claims relating to COBRA Coverage attributable to “qualifying events” with respect to any Transferred Employee and his or her beneficiaries and dependents that occur on or after such Transferred Employee’s Transfer Date. For purposes of the foregoing, a medical/dental claim shall be considered incurred when the services are rendered, the supplies are provided or the medication is prescribed, and not when the condition arose; provided that claims relating to a hospital confinement that begins before the Transfer Date but continues thereafter shall be treated as incurred before the Transfer Date. A disability or workers’ compensation claim shall be considered incurred before the relevant Transferred Employee’s Transfer Date if the injury or condition giving rise to the claim occurs before such Transfer Date, but only if such claim is actually filed on or before the six-month anniversary of such Transfer Date.

     (i) Paid Time-Off. Seller shall, or shall cause one of its Affiliates to, pay each Transferred Employee (except with respect to any Foreign Employee who primarily works or resides in the United Kingdom, which shall be treated in accordance with the terms specified on Appendix A) for any vacation time earned but unused by such Transferred Employee as of his or her Transfer Date, which payment shall be made on or as soon as is reasonably practicable following such Transfer Date. For the avoidance of doubt, but subject to the exception set forth above with respect to any Foreign Employee who primarily works or resides in the United Kingdom, Seller and its Affiliates (other than the Transferred Entities) shall retain and be responsible for liabilities in respect of the earned and unused vacation time of the Transferred Employees.
     (j) Honoring Assumed Benefit and Compensation Arrangements. Buyer shall, and shall cause its Affiliates to, assume and honor the terms of each Assumed Benefit and Compensation Arrangement and all obligations thereunder. Notwithstanding the foregoing, nothing contained herein shall prohibit Buyer, the Transferred Entities or any of their respective Affiliates from terminating or amending any particular Assumed Benefit and Compensation Arrangement after the Closing Date in accordance with the terms of such arrangement and applicable Law. Prior to the Closing Date, Seller shall, or shall cause the applicable Transferred Entity to transfer the Legacy Van Kampen Nonqualified Plans (and the assets and liabilities related thereto) to Seller or one of its Affiliates (other than the Transferred Entities), and Seller shall retain and be responsible for the liabilities under such Legacy Van Kampen Nonqualified Plans.
     Section 9.03. Compliance with Applicable Law for Non-U.S. Employees. With respect to any Foreign Employees who do not primarily work or reside in the United Kingdom or Japan, Buyer’s and Seller’s respective obligations under this Article 9 shall be consistent with those set forth in this Article 9 with respect to Van Kampen Business Employees primarily residing or working in the United States, with such modifications (other than the assumption of liability) as are necessary to comply with applicable Laws of the foreign countries and political subdivisions thereof in which such Foreign Employees primarily reside or work. Buyer’s and Seller’s respective obligations with respect to Foreign Employees who primarily work or reside in the United Kingdom and Japan shall be governed by the provisions of Appendix A and B to this Agreement, respectively.
     Section 9.04. Cooperation; Employee Communications. Seller has taken prior to the date hereof commercially reasonable actions as are necessary to enable the parties to carry out the transactions contemplated by this Agreement with respect to trade unions, works councils, employee representatives and employees, or, where such actions are required to be taken after the date hereof, whether by Law or otherwise, will take such actions as soon as reasonably practicable following the date hereof (and in any event prior to the Closing Date or as otherwise required under this Agreement or any exhibit hereto). Buyer and Seller will reasonably cooperate in making all appropriate filings required by Law, implementing all appropriate communications with participants, exchanging and sharing appropriate records and taking such other action as may be necessary or appropriate to implement the provisions of this Article 9. Any communications by Seller or its Affiliates (including, prior to the Closing Date, the Transferred Entities) in respect of the matters pertaining to this Agreement with the Van Kampen Business Employees prior to the Closing Date shall be subject to and in compliance with the terms of this Agreement. Written communications from Seller or its Affiliates (including, prior to the Closing Date, the Transferred Entities) in respect of the matters pertaining to this Agreement to the Van Kampen Business Employees (except with respect to any Foreign Employees who primarily work or reside in the United Kingdom and Japan to the extent specified on Appendix A and B to this Agreement, respectively) shall be subject to review and comment by Buyer, and Seller shall consider in good faith revising such written communications to reflect any comments that Buyer timely provides to Seller. Seller shall not make any legally binding promises or commitments to the Van Kampen Business Employees with respect to employment by Buyer or its Affiliates (including, after the Closing Date, the Transferred Entities) or the terms and conditions thereof.
     Section 9.05. Stock Options and Restricted Stock Units. (a) From and after the Closing Date, Seller and its Affiliates (excluding the Transferred Entities) will assume or retain, as the case may be, and be solely responsible for and will fully perform, pay and discharge, in accordance with their terms, all Liabilities in respect of Van Kampen Business Employees (including the Transferred Employees) and former employees of the Van Kampen Business (and claims by or relating to such Persons) with respect to such Seller Equity Awards.
     (b) Responsibility for Tax Deduction, Tax Withholding and Reporting Obligations and Tax and Dividend Equivalent Payments.
     (i) Party Eligible to Record Tax Deduction. With respect to each Seller Equity Award, including all dividend equivalent amounts paid in respect of such award, held by a Van Kampen Business Employee or a former employee of the Van Kampen Business, the party that will be entitled to the tax deduction with respect to such award will be the employer entity at the time of grant. For the avoidance of doubt, Buyer or an Affiliate (including, after the Closing, a Transferred Entity) will deduct for tax purposes the compensation expense with respect to each Seller Equity Award held by any such employee who was employed by any Transferred Entity at the time of grant (such Seller Equity Awards, the “Buyer Deductible Seller Equity Awards”), including all dividend equivalent amounts paid to such employee in respect of such Buyer Deductible Seller Equity Awards (such dividend equivalent amounts, the “Buyer Deductible Dividend Equivalent Amounts”), and Seller or an Affiliate (other than, after the Closing, a Transferred Entity) will deduct for tax purposes the compensation expense with respect to each Seller Equity Award held by any such employee who was employed by Seller or any of its Affiliates (other than a Transferred Entity) at the time of grant, including all dividend equivalent amounts paid to such employee in respect of such award.
     (ii) Responsibility for Tax Withholding and Reporting Obligations.
     (A) Party Responsible for Tax Withholding and Reporting Obligations. With respect to each Seller Equity Award held by a Van Kampen Business Employee or a former employee of the Van Kampen Business, the party that will be responsible for all tax withholding and reporting obligations that arise in connection with the exercise, conversion or other settlement of such award or the payment of dividend equivalent amounts with respect to such award will be the employer entity at the time of grant. For the avoidance of doubt, Buyer or an Affiliate (including, after the Closing, a Transferred Entity) will be responsible for all tax withholding and reporting obligations with respect to the Buyer Deductible Seller Equity Awards and Buyer Deductible Dividend Equivalent Amounts, and Seller or an Affiliate (other than a Transferred Entity) will be responsible for all tax withholding and reporting obligations with respect to each Seller Equity Award and any related dividend equivalent amounts held by any such employee who was employed by Seller or any of its Affiliates (other than a Transferred Entity) at the time of grant. Notwithstanding the foregoing or anything to the contrary contained herein, Seller or an Affiliate (other than a Transferred Entity) shall take the action necessary to satisfy all withholding requirements with respect to taxes that become payable due to vesting that occurs on the Transferred Employee’s respective Transfer Dates (without regard to whether such vesting results in the inclusion of an amount in gross income), which shall include for employees subject to taxation in the U.S. the withholding required under Sections 3121(v) and 3306(r) of the Code, and any such withheld amounts shall be reported by Seller.
     (B) Cash Transfer from Seller to Buyer for Net Share Settlement. With respect to each Buyer Deductible Seller Equity Award held by a Van Kampen Business Employee or a former employee of the Van Kampen Business, in each case who was employed by any Transferred Entity at the time of grant, in the event that, at or prior to the time of the exercise, conversion or other settlement of such award, such employee elects net share settlement to satisfy tax withholding, Seller and Buyer agree that Seller shall transfer to Buyer (i) cash, as soon as practicable following such exercise, conversion or other settlement but in no event later than the next applicable regular or special payroll date, in an amount equal to the value of any such shares withheld from delivery upon such exercise, conversion or other settlement (which amount shall in no event be less than the statutorily required amounts) and (ii) deliver to Buyer on a timely basis (i.e., giving Buyer a reasonable amount of time to fulfill any reporting obligations) any information regarding such exercise, conversion or other settlement that Buyer is obligated to report to the IRS in connection therewith.
     (C) Gross Share Settlement. If a Van Kampen Business Employee or former employee of the Van Kampen Business, in each case who was employed by any Transferred Entity at the time of grant of a Buyer Deductible Seller Equity Award has not elected net share settlement to satisfy tax withholding as set forth in (B) above (or otherwise incurs a tax liability, such as FICA taxation, imposed upon vesting of a Seller Equity Award that is deferred compensation without regard to whether such vesting results in the inclusion of an amount in gross income), Seller will (i) collect such withholding amount from such employee in a manner approved by Seller and will remit cash, as soon as practicable following exercise, conversion or other settlement of such award but in no event later than the next applicable regular or special payroll date, to Buyer in the amount of any tax withholding obligations that arise in connection with such exercise, conversion or other settlement (which amount shall in no event be less than the statutorily required amounts) and (ii) deliver to Buyer on a timely basis (i.e., giving Buyer a reasonable amount of time to fulfill any reporting obligations) any information regarding such event that Buyer is obligated to report to the IRS in connection therewith.
     (iii) Dividend Equivalent Payments. With respect to each Seller Equity Award held by a Van Kampen Business Employee or a former employee of the Van Kampen Business, in each case who was employed by a Transferred Entity at the time of grant, Seller will retain liability for all Buyer Deductible Dividend Equivalent Amounts owing to such employee in respect of such award and will have the obligation to transfer to Buyer an amount of cash equal to 100% of all Buyer Deductible Dividend Equivalent Amounts owing to such employee in respect of such award, payable to Buyer no later than the date on which dividend payments are payable to shareholders. Buyer or an Affiliate (including, after the Closing, a Transferred Entity) will have the obligation to pay such employee 100% of all such Buyer Deductible Dividend Equivalent Amounts net of any applicable tax withholding.
     Section 9.06. Cash Based Deferred Compensation.

     (a) Vesting. To the extent provided under the terms of each unvested Cash Deferred Compensation Award, other than any 2009 Long-Term Incentive Award, held by a Van Kampen Business Employee who is a Transferred Employee that is outstanding under any Benefit and Compensation Arrangement on such Transferred Employee’s Transfer Date, such award will become fully vested on such Transferred Employee’s Transfer Date.
     (b) Allocation of Liabilities. Seller shall retain liabilities that relate to awards or account balances of deferred cash compensation outstanding under Benefit and Compensation Arrangements immediately prior to the Closing and held by Van Kampen Business Employees and former employees of the Van Kampen Business (such awards and account balances, collectively, the “Cash Deferred Compensation Awards”).
     (c) Party Eligible to Record Tax Deduction. With respect to each Cash Deferred Compensation Award, the party that will record the tax deduction with respect to such award will be the employer entity at the time of grant. For the avoidance of doubt, Buyer or an Affiliate (including, after the Closing, a Transferred Entity) will record the tax deduction with respect to each Cash Deferred Compensation Award held by any employee who was employed by any Transferred Entity at the time of grant (such Cash Deferred Compensation Awards, the “Buyer Deductible Cash Deferred Compensation Awards”), and Seller or an Affiliate (other than a Transferred Entity) will record the tax deduction with respect to each Cash Deferred Compensation Award held by any employee who was employed by Seller or any of its Affiliates (other than a Transferred Entity) at the time of grant.
     (d) Payment of Cash Deferred Compensation Awards; Responsibility for Tax Withholding and Reporting Obligations. In advance to the extent practicable and in no event later than the date on which a payment of a Buyer Deductible Cash Deferred Compensation Award for which Seller retains liability under this Section 9.06 first becomes due to an employee, Seller shall transfer to Buyer an amount of cash equal to the full value of the Buyer Deductible Cash Deferred Compensation Award or portion thereof actually paid. Buyer shall be responsible for all tax withholding and reporting obligations that arise in connection with any payments under any Buyer Deductible Cash Deferred Compensation Award. Notwithstanding the foregoing or anything to the contrary contained herein, Seller or an Affiliate (other than a Transferred Entity) shall take the action necessary to satisfy all withholding requirements with respect to taxes that become payable due to vesting that occurs on the Transferred Employee’s respective Transfer Dates (without regard to whether such vesting results in the inclusion of an amount in gross income), which shall include for employees subject to taxation in the U.S. the withholding required under Sections 3121(v) and 3306(r) of the Code, and any such withheld amounts shall be reported by Seller.

     Section 9.07. Provision of Information; Reimbursement of Compensation Related Tax Benefit; Payment of Paying Agent Costs.
     (a) Provision of Withholding and Reporting Information and Information Necessary to Satisfy Accounting Obligations. Notwithstanding anything contained herein to the contrary, Buyer’s performance of its withholding and reporting obligations under Sections 9.05 and 9.06 shall be subject to Seller’s timely and accurate provision of the information necessary for Buyer to satisfy such obligations, including information to satisfy all reporting obligations with respect to compensation that is considered a “deferred compensation arrangement” within the meaning of Section 409A of the Code. Without limiting the foregoing sentence, in the case of Buyer’s withholding obligations, Seller shall provide Buyer, in advance to the extent possible and in any event no later than the date on which an amount in respect of a Buyer Deductible Seller Equity Award, Buyer Deductible Dividend Equivalent Amount or Buyer Deductible Cash Deferred Compensation Award first becomes includible in the gross income of an applicable employee for income tax purposes, with the following information in respect of a Buyer Deductible Seller Equity Award, Buyer Deductible Dividend Equivalent Amount or Buyer Deductible Cash Deferred Compensation Award: (i) the amount of taxable income in respect of such award exercise, settlement or payment, (ii) the cash value of any shares withheld in the case of awards for which net share settlement was elected; and (iii) the amount of any taxes previously withheld to satisfy tax withholding under Sections 3121(v) and 3306(r) of the Code or corresponding or similar provisions of state Laws. In addition, without limiting the obligation under the first sentence of this Section 9.07(a), Seller shall provide Buyer with the amount of “wages” in respect of a Buyer Deductible Seller Equity Award, Buyer Deductible Dividend Equivalent Amount or Buyer Deductible Cash Deferred Compensation Award, in advance to the extent possible and in any event no later than the date on which an amount in respect of a Buyer Deductible Seller Equity Award, Buyer Deductible Dividend Equivalent Amount or Buyer Deductible Cash Deferred Compensation Award becomes subject to tax withholding under Sections 3121(v) and 3306(r) of the Code or corresponding or similar provisions of state Laws, without regard to whether such amount is includible in gross income. In the case of Buyer’s reporting obligations, promptly after the end of the taxable period to which the reporting obligation relates (but in no event later than the date that is five Business Days prior to the reporting deadline without extension), Seller shall provide Buyer with all necessary information for Buyer or its applicable Affiliate to satisfy its reporting obligations. No later than the Closing, Seller shall provide Buyer with detailed information regarding all Buyer Deductible Seller Equity Awards, Buyer Deductible Dividend Equivalent Amounts or Buyer Deductible Cash Deferred Compensation Awards, including without limitation, payment and settlement dates and whether any such arrangement is considered a “deferred compensation arrangement” within the meaning of Section 409A of the Code, Buyer shall timely provide Seller and its Affiliates with all information necessary to enable Seller to determine whether any Transferred Employee has experienced a “separation from service” (as defined for purposes of Section 409A of the Code)

under any Benefit and Compensation Arrangement (other than an Assumed Benefit and Compensation Arrangement) in which such Transferred Employee participates after his or her Transfer Date.
     (b) Compensation Related Tax Benefit. In the event that Buyer, any of its Affiliates or, effective upon the Closing, a Transferred Entity actually realizes any tax benefit (determined on a with and without basis), either in cash or as a reduction of Taxes otherwise due as a result of any tax deduction in respect of amounts paid pursuant to the Buyer Deductible Compensatory Arrangements, which, for avoidance of doubt, shall include the tax benefit associated with the use in any future tax year of a net operating loss carryforward, foreign tax credit carryforward or similar item that, but for the existence of such tax deduction in a prior year, would have been used in such prior year (any such tax benefit a “Compensation Related Tax Benefit”), Buyer shall pay to Seller an amount equal to such Compensation Related Tax Benefit (based on the actual Compensation Related Tax Benefit realized in respect of the applicable Buyer Deductible Compensatory Arrangement to which the Compensation Related Tax Benefit relates), as, if, and when such Compensation Related Tax Benefit is actually realized. Within 10 days after the filing of the federal income tax return for or that includes a Transferred Entity for each taxable year ending after the Closing Date (until Buyer and Seller agree in writing that no further payments in respect of Compensation Related Tax Benefits are required to be made by Buyer), Buyer shall provide Seller with a statement setting forth Buyer’s computation of the Compensation Related Tax Benefit realized by Buyer in such taxable year in reasonable detail. Buyer shall promptly provide to Seller such information as Seller may reasonably request regarding such computation. Within 10 days after receiving such statement, Seller shall either (i) deliver a written notice to Buyer stating that it agrees with such computation, or (ii) deliver a written notice to Buyer stating that it objects to Seller’s computation and setting forth in reasonable detail the basis for such objection(s). In the event that Seller delivers such written notice of objection, Buyer and Seller shall cooperate in good faith to try to resolve such dispute. In the event that Buyer and Seller are unable to resolve any dispute within 20 days after receipt of such notice from Seller, Buyer and Seller shall jointly cause the Accounting Referee to resolve the dispute within 20 days. The costs, fees and expenses of the Accounting Referee shall be borne equally by Buyer and Seller. Within three days after the resolution of such dispute by the parties or the Accounting Referee, or, if Seller delivers a written notice of agreement to Buyer, within three days after the receipt of such notice by Buyer, Buyer shall pay to Seller the Compensation Related Tax Benefit as so determined. Any payment not made within such time shall bear interest at the rate set forth in Section 5.08(d) for each day thereafter until paid. Buyer shall in no event be required to reimburse Seller for any tax benefit that Buyer or any of its Affiliates (including, after the Closing Date, the Transferred Entities) realize in respect of (i) the 2009 Long-Term Incentive Awards, (ii) any cash bonus that is awarded pursuant to the terms of a 2009 Bonus Plan that is not paid by Seller prior to the Closing Date or (iii) any awards granted under the 2010 Incentive Compensation Programs.

     (c) Payment of Paying Agent Costs. Seller shall reimburse Buyer on a monthly basis in arrears for the following costs associated with being the paying agent for Seller Equity Awards, Cash Deferred Compensation Awards and Buyer Deductible Dividend Equivalent Amounts: (i) the amount of any employer portions of any social security or tax remittance obligations that are paid by Buyer or one of its Affiliates in satisfaction of the withholding obligations and that are not otherwise reimbursed to Buyer under Sections 9.05 and 9.06 (provided, that, in the case of the employer portion of social security tax or any similar tax remittance obligation paid by Buyer or one of its Affiliates that is subject to an annual or other periodic cap, Seller shall reimburse Buyer in arrears after the end of the relevant period and only to the extent that the aggregate amount paid by Buyer and its Affiliates taking into account the Seller Equity Awards, Cash Deferred Compensation Awards or Buyer Deductible Dividend Equivalent Amounts attributable to such period for such purposes exceeds the amount that would have been paid by Buyer without taking into account such items in such period) and (ii) the amount equal to the actual costs and expenses incurred by Buyer and its Affiliates in connection with the performance of the payment of, and withholding and reporting obligations in respect of, such Seller Equity Awards, dividend equivalent amounts and Cash Deferred Compensation Awards (the sum of the amounts set forth in clauses (i) and (ii), the “Buyer Paying Agent Costs”).
     (d) Timing of Reimbursements to Buyer. Seller shall reimburse Buyer for any applicable Buyer Paying Agent Costs promptly but in no event later than 10 days after Buyer’s presentation to Seller of a statement setting forth in reasonable detail the applicable Buyer Paying Agent Costs. Any payment not made within such time shall bear interest at the rate set forth in Section 5.08(d) for each day until paid, retroactive from the date of the presentation of such statement.
     (e) Agreed Tax Treatment of Payments. Buyer and Seller agree that (i) any payment made (or deemed for federal income tax purposes to have been made) by Seller to Buyer pursuant to Sections 9.05, 9.06 or 9.07(c)(i) shall be treated by both Buyer and Seller for all Tax purposes as a capital contribution by Seller to Van Kampen Parent that, for avoidance of doubt, does not constitute gross income to Buyer, Van Kampen Parent or any of their respective Affiliates, (ii) any payment made by Buyer to Seller pursuant to Section 9.07(b) shall be treated for all Tax purposes as an adjustment to the Merger Consideration and (iii) any payment made by Seller to Buyer pursuant to Section 9.07(c)(ii) shall be treated as a payment for services performed by Buyer for Seller.
     Section 9.08. Additional Provisions Applicable to Seller Equity Awards and Cash Based Deferred Compensation..
     (a) Indemnity; Offset. Buyer shall indemnify and hold harmless Seller for any breach of its obligations under Sections 9.05 and 9.06, and Seller shall indemnify and hold harmless Buyer for any breach of its obligations under

Sections 9.05 and 9.06. Any cash transfers to be made by Seller to Buyer under Sections 9.05 or 9.06 may be offset or otherwise reduced by any payments (other than any disputed payments) owed by Buyer to Seller, and any cash transfers to be made by Buyer to Seller under Section 9.05 or 9.06 may be offset or otherwise reduced by any payments (other than disputed payments) owed by Seller to Buyer, and such transfers shall be made as soon as reasonably practicable following the end of the fiscal quarter of Seller. If a Transferred Entity ceases to be affiliated with the affiliated group of corporations (as defined in Section 1504(a) of the Code) controlled by Buyer, Buyer shall cause such Transferred Entity to assume all obligations of Buyer under Sections 9.05 and 9.06 in respect of each Seller Equity Award and Cash Deferred Compensation Award held by a Van Kampen Business Employee or former employee of the Van Kampen Business, in each case who was employed by such Transferred Entity at the time of grant of such award, and corresponding responsibilities of Seller under such sections in respect of Buyer shall apply in respect of such Transferred Entity.
     (b) Necessary Agreements; Establishment of Systems. Seller and Buyer agree to, in each case, as soon as practicable after the date hereof, but in any event, prior to the Closing Date, (i) enter into any necessary agreements regarding the subject matter of Sections 9.05 and 9.06 and (ii) establish any necessary systems and frameworks, in each case, to enable them to fulfill their respective obligations hereunder, including but not limited to compliance with all applicable Laws and regulations regarding the reporting, withholding or remitting of income and social insurance taxes, the transmittal of information, processing and integration of payroll systems and reimbursement of applicable amounts, and further including but not limited to any special arrangements generally consistent with the practices set forth in this Article 9 that may be necessary or mutually desirable in connection with any employee or former employee who was employed by any Transferred Entity at the time of grant of such employee’s Buyer Deductible Seller Equity Awards or Buyer Deductible Cash Deferred Compensation Awards or at the time of such employee’s participation in the applicable Legacy Van Kampen Nonqualified Deferred Compensation Plan (collectively, the “Necessary Arrangements and Systems”). Seller and Buyer shall each, no later than 10 Business Days after the date hereof, designate an individual who will be primarily responsible for establishing or entering into, as the case may be, any such Necessary Arrangements and Systems, overseeing the respective party’s obligations under Sections 9.05, 9.06 and 9.07 and having general supervisory authority over the respective party’s service providers performing such obligations.
     (c) Application to Foreign Employees or Non-U.S. Employees Who were Employed by a Transferred Entity at the Time of Grant. Notwithstanding anything contained herein to the contrary, as soon as reasonably practicable following the date hereof, the parties shall work in good faith to agree as to whether and, if so, the extent to which, the withholding and reporting provisions of Sections 9.05(b)(ii)(A), 9.05(b)(iii) and 9.06(d) shall apply to Buyer Deductible Seller Equity Awards and Buyer Deductible Cash Deferred Compensation

Awards held by Foreign Employees or non-U.S. employees who were employed by a Transferred Entity as of the time of grant, but in each case only to the extent, if any, that an entity domiciled in a non-U.S. jurisdiction is responsible for any withholding or reporting obligations that arise in connection with the exercise, conversion or other settlement of such awards, taking into account the administrative practicality for Buyer; it being understood that if Buyer does not have a business unit or entity in a particular non-U.S. jurisdiction it will not be required to fulfill the withholding and reporting obligations under Sections 9.05(b)(ii)(A), 9.05(b)(iii) and 9.06(d) with respect to such awards.
     Section 9.09. No Amendment; No Third-Party Beneficiaries. Nothing in this Article 9 shall (a) be treated as an amendment of, or undertaking to amend, any benefit plan, (b) obligate Buyer, Seller or any of their respective Affiliates to retain the employment of any particular employee or (c) confer any rights or benefits on any person, including but not limited to any Van Kampen Business Employee, other than the parties to this Agreement.
ARTICLE 10
Conditions to Closing
     Section 10.01. Conditions to Obligations of Buyer and Seller. The obligations of Buyer and Seller to consummate the Closing are subject to the satisfaction of the following conditions:
     (a) Any applicable waiting period under the HSR Act relating to the transactions contemplated by this Agreement shall have expired or been terminated.
     (b) No order, injunction or decree issued by any Government Entity of competent jurisdiction, and no provision of any applicable Law, shall prohibit or make illegal the consummation of the Closing.
     (c) The Closing Revenue Run-Rate shall be equal to or greater than 0.70 multiplied by the Base Revenue Run-Rate.
     (d) All Seller Required Approvals, Transferred Entities Required Approvals and Buyer Required Approvals set forth on Section 10.01(d) of the Seller Disclosure Schedule and Section 10.01(d) of the Buyer Disclosure Schedule shall have been obtained and shall remain in full force and effect as of the Closing Date.
     Section 10.02. Conditions to Obligation of Buyer. Subject to the last sentence of Section 2.04, the obligation of Buyer to consummate the Closing is subject to the satisfaction of the following further conditions:

     (a) Seller shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date.
     (b) The representations and warranties of Seller contained in (i) Sections 3.01, 3.02, 3.03, 3.04, 3.07, 3.09, 3.10 and 3.28 (disregarding all materiality and Van Kampen Material Adverse Effect or similar qualifications contained therein) shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true in all material respects at and as of such specific date); and (ii) any other Section of this Agreement (disregarding all materiality and Van Kampen Material Adverse Effect or similar qualifications contained therein) shall be true at and as of the Closing Date, as if made at and as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true at and as of such specific date), with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Van Kampen Material Adverse Effect.
     (c) Buyer shall have received a certificate signed by any executive officer of Seller to the effect that the conditions specified in Sections 10.02(a) and 10.02(b) have been fulfilled.
     (d) So long as Seller has not exercised its rights under Section 7.11, Buyer shall have received an opinion of Wachtell, Lipton, Rosen & Katz in form and substance reasonably satisfactory to Buyer, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provisions of Section 368(a) of the Code. In rendering such opinion, Wachtell, Lipton, Rosen & Katz shall be entitled to require and rely upon customary representations of officers of Seller and Buyer.
     (e) Buyer shall have received a duly executed certificate of Seller and each Subsidiary of Seller that is not a foreign Person and that transfers Purchased Assets, dated as of the Closing Date, certifying under penalties of perjury that Seller and each such Subsidiary is not a foreign Person within the meaning of Section 1445(f)(3) of the Code, substantially in the form of the sample certification set forth in Treasury Regulation Section 1.1445-2(b)(2)(iv)(B).
     (f) Seller and its applicable Affiliates shall have executed and delivered the Ancillary Agreements.
     (g) Seller shall have delivered to Buyer the audited December 31, 2008, unaudited June 30, 2009 and (if the Closing occurs after May 15, 2010) audited December 31, 2009 financial statements and audit reports contemplated by Section 5.02(c)(i)(A) and (B) and, other than as described on Section 10.02(g) of the Seller Disclosure Schedule, such financial statements shall not differ from the

Financial Statements in any manner that would reasonably be expected to have a material adverse effect on the Van Kampen Business, taken as a whole.
     Section 10.03. Conditions to Obligation of Seller. The obligation of Seller to consummate the Closing is subject to the satisfaction of the following further conditions:
     (a) Buyer shall have performed in all material respects all of its obligations hereunder required to be performed by it on or prior to the Closing Date.
     (b) The representations and warranties of Buyer contained in (i) Sections 4.01, 4.02, 4.03, 4.06, 4.07, 4.18 and 4.21 (disregarding all materiality and Buyer Material Adverse Effect or similar qualifications contained therein) shall be true and correct in all material respects at and as of the Closing Date as if made at and as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true in all material respects at and as of such specific date); and (ii) any other Section of this Agreement (disregarding all materiality and Buyer Material Adverse Effect or similar qualifications contained therein) shall be true at and as of the Closing Date, as if made at and as of such date (except for representations and warranties that are made as of a specific date, which representations and warranties shall be true at and as of such specific date), with only such exceptions as would not, individually or in the aggregate, reasonably be expected to have a Buyer Material Adverse Effect.
     (c) Seller shall have received a certificate signed by any executive officer of Buyer to the effect that the conditions specified in Sections 10.03(a) and 10.03(b) have been fulfilled.
     (d) The shares of Buyer Stock representing the Aggregate Equity Consideration shall have been approved for listing on the NYSE, subject to official notice of issuance.
     (e) Seller shall have received a certificate signed by the general counsel of Buyer to the effect that Seller is unaware of any facts or circumstances that would reasonably be expected to prevent Buyer from performing its obligations under Section 6.06(a).
     (f) Buyer shall have fulfilled its obligations in accordance with Section 9.01(c)(ii).
     (g) So long as Seller has not exercised its rights under Section 7.11, Seller shall have received an opinion of Davis Polk & Wardwell LLP in form and substance reasonably satisfactory to Seller, on the basis of certain facts, representations and assumptions set forth in such opinion, dated the Closing Date, to the effect that the Merger will be treated for federal income tax purposes as a reorganization qualifying under the provision of Section 368(a) of the Code. In rendering such opinion, Davis Polk & Wardwell LLP shall be entitled to require and rely upon customary representations of officers of Seller and Buyer.
     (h) Buyer and its applicable Affiliates shall have executed and delivered the Ancillary Agreements.
     (i) At least 75% of the board of trustees or board of directors (if any), as applicable, of (i) each ‘40 Act Fund (that is not a Sub-Advised Fund) shall not be “interested persons” (as that term is defined in the Investment Company Act and interpreted by the SEC) of (A) the investment adviser to such ‘40 Act Fund or (B) the Person that will be the investment adviser to such ‘40 Act Fund immediately following the Closing and (ii) each ‘40 Act Fund that is a Sub-Advised Fund shall not be “interested persons” (as that term is defined in the Investment Company Act and interpreted by the SEC) of (A) the Van Kampen Business sub-adviser to such ‘40 Act Fund or (B) the Van Kampen Business sub-adviser (or such other sub-adviser substituted for such Van Kampen Business sub-adviser in connection with the transactions contemplated by this Agreement) to such ‘40 Act Fund immediately following the Closing.
ARTICLE 11
Survival; Indemnification
     Section 11.01. Survival. The representations and warranties of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing until March 31, 2011; provided that (i) the representations and warranties contained in Sections 3.01, 3.02, 3.03, 3.04, 3.07, 3.09, 3.10, 3.28, 4.01, 4.02, 4.03, 4.06, 4.07, 4.18 and 4.21 (the “Fundamental Representations”) shall survive indefinitely or until the latest date permitted by applicable Law, and (ii) except as otherwise set forth in Section 8.10, with respect to Section 3.13(e), the representations and warranties contained in Section 3.13 shall not survive the Closing. The covenants and agreements of the parties hereto contained in this Agreement or in any certificate or other writing delivered pursuant hereto or in connection herewith shall survive the Closing indefinitely or for the shorter period explicitly specified therein, except that for such covenants and agreements that survive for such shorter period, breaches thereof shall survive indefinitely or until the latest date permitted by applicable Law. Notwithstanding the preceding sentences, any breach of representation, warranty, covenant or agreement in respect of which indemnity may be sought under this Agreement shall survive the time at which it would otherwise terminate pursuant to the preceding sentences, if written notice of the inaccuracy or breach thereof giving rise to such right of indemnity (setting forth the basis therefor in reasonable detail) shall have been given to the party against whom such indemnity may be sought prior to such time, and such claim is pursued hereunder within a reasonable time period thereafter.

     Section 11.02. Indemnification.
     (a) Effective at and after the Closing, Seller hereby indemnifies Buyer and its Affiliates and their respective directors, officers, employees, stockholders, agents, representatives, successors and assigns (collectively, the “Buyer Indemnified Parties”) against and agrees to hold each of them harmless from any and all damage, loss and expense (including reasonable expenses of investigation and reasonable attorneys’ fees and expenses in connection with any action, suit or proceeding whether involving a third party claim or a claim solely between the parties hereto (“Damages”) actually suffered or incurred by a Buyer Indemnified Party arising out of or relating to:
     (i) any misrepresentation or breach of a representation or warranty, read for purposes of this Article 11 without reference to Van Kampen Material Adverse Effect, Buyer Material Adverse Effect, materiality or similar qualifications, except where Van Kampen Material Adverse Effect, Buyer Material Adverse Effect or materiality is referred to in Sections 3.08(b) (first sentence only), 3.11, 3.12, 3.14(a), 3.16(a), 3.16(e), 3.18 (other than the references to “Van Kampen Material Adverse Effect”), 3.19, 3.20(b) (first sentence only), 3.20(h) (other than the references to “Van Kampen Material Adverse Effect”), 3.22(d) (other than the references to “Van Kampen Material Adverse Effect”), 3.22(f) (other than the references to “Van Kampen Material Adverse Effect”), 3.22(h) (other than the references to “Van Kampen Material Adverse Effect), 3.22(i) (other than the references to “in all material respects”), 3.27, 3.29 (other than the references to “in all material respects”), 3.30, 3.32, 4.08 (last sentence only), 4.10, 4.14, 4.16 and 4.20 (other than the references to “Buyer Material Adverse Effect”) (each such misrepresentation or breach of a representation or warranty, a “Warranty Breach”) made by Seller pursuant to this Agreement (excluding any representation or warranty contained in Section 3.13, other than Section 3.13(e)); provided that, with respect to indemnification by Seller for Warranty Breaches pursuant to this Section 11.02(a)(i), the following shall apply (other than Warranty Breaches of any of the Fundamental Representations, for which none of the ensuing clauses (A) through (C) shall apply):
     (A) Seller shall not be liable for any claim (or series of related claims) for indemnification where the amount of Damages with respect to such claim (or related claims) does not exceed $100,000 (the “De Minimis Amount”) (and the amount of such Damages with respect to unrelated claims shall not be aggregated for purposes of clause (B));
     (B) Seller shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds $50,000,000 (the “Deductible”) and then only to the extent of such excess; and

     (C) Seller’s maximum liability for all such Warranty Breaches shall not exceed $250,000,000 (the “Cap”);
     (ii) any breach of covenant or agreement to be performed by Seller pursuant to this Agreement (other than a covenant or agreement made or to be performed pursuant to Article 8);
     (iii) (A) any liabilities expressly assumed or retained by Seller under Article 9, (B) all liabilities under any employee benefit or compensation plan, arrangement or agreement of Seller and its Affiliates (other than liabilities under the Assumed Benefit and Compensation Arrangements required to be assumed by Buyer pursuant to Section 9.02(j)) and (C) any Controlled Group Liability;
     (iv) any liabilities and obligations of any kind, character or description (whether known or unknown, accrued, absolute, contingent or otherwise and whether arising before, on or after the Closing Date) (A) of Seller or its Affiliates (other than the Transferred Entities) that are not Assumed Liabilities or (B) primarily relating to or arising from or under the Excluded Transferred Entity Business or the Excluded Payables; or
     (v) those matters listed on Section 11.02(a) of the Buyer Disclosure Schedule.
     (b) Effective at and after the Closing, Buyer hereby indemnifies Seller and its Affiliates and their respective directors, officers, employees, stockholders, agents, representatives, successors and assigns (collectively, the “Seller Indemnified Parties”) against and agrees to hold each of them harmless from any and all Damages actually suffered or incurred by a Seller Indemnified Party arising out of or relating to:
     (i) any Warranty Breach made by Buyer pursuant to this Agreement; provided that with respect to indemnification by Buyer for Warranty Breaches pursuant to this Section 11.02(b)(i), the following shall apply (other than Warranty Breaches of any of the Fundamental Representations, for which none of the ensuing clauses (A) through (C) shall apply):
     (A) Buyer shall not be liable for any claim (or series of related claims) for indemnification where the amount of Damages with respect to such claim (or related claims) does not exceed the De Minimis Amount (and the amount of such Damages with respect to unrelated claims shall not be aggregated for purposes of clause (B));
     (B) Buyer shall not be liable unless the aggregate amount of Damages with respect to such Warranty Breaches exceeds the Deductible and then only to the extent of such excess; and
     (C) Buyer’s maximum liability for all such Warranty Breaches shall not exceed the Cap;
     (ii) any breach of covenant or agreement to be performed by Buyer pursuant to this Agreement (other than covenant or agreement made or to be performed pursuant to Article 8); or
     (iii) any and all Assumed Liabilities.
     (c) For tax purposes, any indemnification payments made pursuant to this Section 11.02 or Section 8.09 shall be treated as an adjustment to the Aggregate Purchase Price.
     Section 11.03. Third Party Claim Procedures. (a) The party seeking indemnification under Section 11.02 (the “Indemnified Party”) agrees to give prompt notice in writing to the party against whom indemnity is sought (the “Indemnifying Party”) of the assertion of any claim or the commencement of any suit, action or proceeding by any third party (“Third Party Claim”) in respect of which indemnity may be sought under such Section. Such notice shall set forth in reasonable detail such Third Party Claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.
     (b) Except as provided below, the Indemnifying Party shall be entitled to control and select counsel (subject to the Indemnified Party’s right to reasonably object) for such defense at its expense.
     (c) If the Indemnifying Party shall assume the control of the defense of any Third Party Claim, (i) the Indemnifying Party shall obtain the prior written consent of the Indemnified Party (which shall not be unreasonably withheld) before entering into any settlement of such Third Party Claim, if the settlement does not release the Indemnified Party from all liabilities and obligations with respect to such Third Party Claim, the settlement is in excess of the maximum liability set forth in Section 11.02, or the settlement imposes injunctive or other equitable relief against the Indemnified Party and (ii) the Indemnified Party shall be entitled to participate in the defense of any Third Party Claim and to employ separate counsel of its choice for such purpose. The fees and expenses of such separate counsel shall be paid by the Indemnified Party. Notwithstanding the foregoing, (i) the Indemnifying Party shall not be entitled to assume such control, and shall be responsible for the fees and expenses of the Indemnified Party’s counsel, if the Indemnifying Party shall have failed, within twenty (20) Business Days after receipt of a Notice in respect of the applicable Third Party Claim, to assume the defense of such claim or to notify the Indemnified Party in writing that it will assume the defense of such claim and (ii) the Indemnifying Party shall be responsible for the fees and expenses of the Indemnified Party’s counsel if (A) the named parties to any such action (including any impleaded parties) include both such Indemnified Party and the Indemnifying Party and such Indemnified Party shall have been advised in writing by counsel that there may be one or more legal defenses available to the Indemnified Party which are not available to, or the assertion of which would be adverse to the interests of, the Indemnifying Party or (B) the Indemnified Party shall have been advised in writing by counsel that the assumption of such defense by the Indemnifying Party would be inappropriate due to an actual or potential conflict of interest absent representation by the Indemnified Party by its own counsel (provided that the Indemnifying Party shall not be liable for the fees and expenses of more than one firm of counsel for all Indemnified Parties, other than local counsel).
     (d) Each party shall cooperate, and cause their respective Affiliates to cooperate, in the defense or prosecution of any Third Party Claim and shall furnish or cause to be furnished such records, information and testimony, and attend such conferences, discovery proceedings, hearings, trials or appeals, as may be reasonably requested in connection therewith.
     Section 11.04. Direct Claim Procedures. In the event an Indemnified Party has a claim for indemnity under Section 11.02 against an Indemnifying Party that does not involve a Third Party Claim, the Indemnified Party agrees to give prompt notice in writing of such claim to the Indemnifying Party. Such notice shall set forth in reasonable detail such claim and the basis for indemnification (taking into account the information then available to the Indemnified Party). The failure to so notify the Indemnifying Party shall not relieve the Indemnifying Party of its obligations hereunder, except to the extent such failure shall have prejudiced the Indemnifying Party.
     Section 11.05. Calculation of Damages. (a) The amount of any Damages payable under Section 11.02 by the Indemnifying Party shall be net of (i) any amounts actually recovered by the Indemnified Party under applicable insurance policies or from any other Person alleged to be responsible therefor (net of any deductible or any expenses incurred in securing such recovery), and (ii) any Tax benefit arising from the incurrence or payment of any such Damages, but shall be netted against any Damages payable under Section 11.02 by the Indemnifying Party, or repaid by the Indemnified Party, only if, as and when such Tax benefit is actually realized in cash or a reduction in Taxes otherwise due. For purposes of clause (ii) of the preceding sentence, the second through eighth sentences of Section 9.07(b) shall apply mutatis mutandis. If the Indemnified Party receives any amounts under applicable insurance policies, or from any other Person alleged to be responsible for any Damages, subsequent to an indemnification payment by the Indemnifying Party, then such Indemnified Party shall promptly reimburse the Indemnifying Party for any payment made or expense incurred by such Indemnifying Party in connection with providing such indemnification payment up to the amount received by the Indemnified Party, net of any deductible or expenses incurred by such Indemnified Party in collecting such amount.
     (b) The Indemnifying Party shall not be liable under Section 11.02 for any (i) punitive Damages (except to the extent included in any Third Party Claim) or (ii) consequential Damages, including for lost profits, that, in the case of this clause (ii), are remote or not reasonably foreseeable (except to the extent included in any Third Party Claim).
     (c) Each Indemnified Party shall use reasonable efforts to collect any amounts available under insurance coverage for any Damages payable under Section 11.02, provided that the expenses of such efforts shall be borne by the Indemnifying Party and such efforts will not limit the timing or amount of Damages payable under Section 11.02 during pendency of such insurance claims.
     Section 11.06. Assignment of Claims. If the Indemnified Party receives any payment from an Indemnifying Party in respect of any Damages pursuant to Section 11.02 and the Indemnified Party could have recovered all or a part of such Damages from a third party that is not a current or former client, customer, employee, officer or director of Buyer and its Affiliates (a “Potential Contributor”) based on the underlying Claim asserted against the Indemnifying Party, the Indemnified Party shall, to the extent permitted by applicable Law or contract, assign such of its rights to proceed against the Potential Contributor as are necessary to permit the Indemnifying Party to recover from the Potential Contributor the amount of such payment.
     Section 11.07. Exclusivity. After the Closing, Section 11.02 and Section 13.12 will provide the exclusive remedy for any misrepresentation, breach of warranty, covenant or other agreement (other than those contained in Sections 2.05, 2.06, 5.08 and 8.09) or other claim arising out of this Agreement or the transactions contemplated hereby, except in the case of common law fraud relating to claims made in respect of the representations or warranties contained herein.
ARTICLE 12
Termination
     Section 12.01. Grounds for Termination. This Agreement may be terminated at any time prior to the Closing:
     (a) by mutual written agreement of Seller and Buyer;
     (b) by either Seller or Buyer if the Closing shall not have been consummated on or before August 31, 2010; provided that the right to terminate this Agreement pursuant to this Section 12.01(b) shall not be available to any party whose breach of any provision of this Agreement results in the failure of the Closing to be consummated by such date
     (c) by either Seller or Buyer if consummation of the transactions contemplated by this Agreement would violate any nonappealable final order, decree or judgment of any Government Entity having competent jurisdiction.
The party desiring to terminate this Agreement pursuant to Section 12.01(b) or Section 12.01(c) shall give notice of such termination to the other party.
     Section 12.02. Effect of Termination. If this Agreement is terminated as permitted by Section 12.01, such termination shall be without liability of either party (or any stockholder, director, officer, employee, agent, consultant or representative of such party) to the other party to this Agreement; provided that, if such termination shall result from the intentional (i) failure of either party to fulfill a condition to the performance of the obligations of the other party or (ii) failure to perform a covenant or agreement contained in this Agreement, such party shall be fully liable for any and all Damages incurred or suffered by the other party as a result of any intentional failure or breach. The provisions of this Section 12.02 and Sections 7.13, 13.03, 13.05, 13.06, 13.07, and 13.09 and the Confidentiality Agreement shall survive any termination hereof pursuant to Section 12.01.
ARTICLE 13
Miscellaneous
     Section 13.01. Notices. All notices, requests and other communications to any party hereunder shall be in writing (including by facsimile transmission or e-mail) and shall be given, if to Buyer, to:
Invesco Ltd.
1555 Peachtree Street NE
Atlanta, Georgia 30309
Attention: Kevin M. Carome
Fax: (404) 962-8357
E-mail: kevin.carome@invesco.com
     with a copy (which copy shall not constitute notice) to:
Wachtell, Lipton, Rosen & Katz
51 West 52nd Street
New York, New York 10019
Attention: Nicholas G. Demmo

Fax: (212) 403-2000
E-mail: NGDemmo@wlrk.com
     if to Seller, to:
Morgan Stanley
1585 Broadway
New York, New York 10036
Attention: Arthur J. Lev
Fax: (212) 507-6976
E-mail: arthur.lev@morganstanley.com
Morgan Stanley
1221 Avenue of the Americas
New York, New York 10020
Attention: Martin Cohen
Fax: (212) 507-3334
Email: martin.cohen@morganstanley.com
     with a copy (which copy shall not constitute notice) to:
Davis Polk & Wardwell llp
450 Lexington Avenue
New York, New York 10017
Attention: Louis L. Goldberg
                John D. Amorosi
Fax: (212) 450-3800
E-mail:louis.goldberg@davispolk.com
               john.amorosi@davispolk.com
or such other address as such party may hereafter specify for the purpose by notice to the other parties hereto. All such notices, requests and other communications shall be deemed received on the date of receipt by the recipient thereof if received prior to 5 p.m. in the place of receipt and such day is a Business Day in the place of receipt. Otherwise, any such notice, request or communication shall be deemed not to have been received until the next succeeding Business Day in the place of receipt.
     Section 13.02. Amendments and Waivers. (a) Any provision of this Agreement may be amended or waived if, but only if, such amendment or waiver is in writing and is signed, in the case of an amendment, by each party to this Agreement, or in the case of a waiver, by the party against whom the waiver is to be effective.
     (b) No failure or delay by any party in exercising any right, power or privilege hereunder shall operate as a waiver thereof nor shall any single or partial exercise thereof preclude any other or further exercise thereof or the exercise of any other right, power or privilege. The rights and remedies herein provided shall be cumulative and not exclusive of any rights or remedies provided by Law.
     Section 13.03. Expenses. Except as otherwise provided herein, all costs and expenses incurred in connection with this Agreement shall be paid by the party incurring such cost or expense; provided that Buyer and Seller shall each bear and pay 50% of the costs and expenses incurred in connection with seeking and obtaining the consents of Clients pursuant to Section 7.05, including in connection with the filing, printing and mailing of notices, proxy solicitation materials and other communications in connection therewith.
     Section 13.04. Successors and Assigns. The provisions of this Agreement shall be binding upon and inure to the benefit of the parties hereto and their respective successors and assigns subject to the following sentence. No party may assign, delegate or otherwise transfer any of its rights or obligations under this Agreement without the consent of each other party hereto provided that Buyer may assign any of its rights and obligations under this Agreement to a wholly-owned Subsidiary of Buyer; provided further that no such assignment by Buyer shall relieve Buyer of any of its obligations hereunder.
     Section 13.05. Governing Law. This Agreement shall be governed by and construed in accordance with the Laws of the State of Delaware, without regard to the conflicts of law rules of such state.
     Section 13.06. Jurisdiction. (a) The parties hereto agree that any suit, action or proceeding seeking to enforce any provision of, or based on any matter arising out of or in connection with, this Agreement or the transactions contemplated hereby (whether brought by any party or any of its Affiliates or against any party or any of its Affiliates) shall be brought exclusively in the Delaware Chancery Court or, if such court shall not have jurisdiction, any federal court located in the State of Delaware or other Delaware state court, and each of the parties hereby irrevocably consents to the jurisdiction of such courts (and of the appropriate appellate courts therefrom) in any such suit, action or proceeding and irrevocably waives, to the fullest extent permitted by Law, any objection that it may now or hereafter have to the laying of the venue of any such suit, action or proceeding in any such court or that any such suit, action or proceeding brought in any such court has been brought in an inconvenient forum. Process in any such suit, action or proceeding may be served on any party anywhere in the world, whether within or without the jurisdiction of any such court. Without limiting the foregoing, each party agrees that service of process on such party as provided in Section 13.01 shall be deemed effective service of process on such party.
     (b) EACH OF BUYER AND SELLER HEREBY IRREVOCABLY DESIGNATES CORPORATION TRUST COMPANY (IN SUCH CAPACITY, THE “PROCESS AGENT”), WITH AN OFFICE AT 1209 ORANGE STREET, CITY OF WILMINGTON, COUNTY OF NEW CASTLE, DELAWARE 19801 AS ITS DESIGNEE, APPOINTEE AND AGENT TO RECEIVE, FOR AND ON

ITS BEHALF SERVICE OF PROCESS IN SUCH JURISDICTION IN ANY LEGAL ACTION OR PROCEEDINGS WITH RESPECT TO THIS AGREEMENT OR ANY OTHER AGREEMENT EXECUTED IN CONNECTION WITH THIS AGREEMENT, AND SUCH SERVICE SHALL BE DEEMED COMPLETE UPON DELIVERY THEREOF TO THE PROCESS AGENT; PROVIDED THAT IN THE CASE OF ANY SUCH SERVICE UPON THE PROCESS AGENT, THE PARTY EFFECTING SUCH SERVICE SHALL ALSO DELIVER A COPY THEREOF TO EACH OTHER SUCH PARTY IN THE MANNER PROVIDED IN SECTION 13.01 OF THIS AGREEMENT. EACH PARTY SHALL TAKE ALL SUCH ACTION AS MAY BE NECESSARY TO CONTINUE SAID APPOINTMENT IN FULL FORCE AND EFFECT OR TO APPOINT ANOTHER AGENT SO THAT SUCH PARTY WILL AT ALL TIMES HAVE AN AGENT FOR SERVICE OF PROCESS FOR THE ABOVE PURPOSES IN WILMINGTON, DELAWARE. NOTHING HEREIN SHALL AFFECT THE RIGHT OF ANY PARTY TO SERVE PROCESS IN ANY MANNER PERMITTED BY APPLICABLE LAW. EACH PARTY EXPRESSLY ACKNOWLEDGES THAT THE FOREGOING WAIVER IS INTENDED TO BE IRREVOCABLE UNDER THE LAWS OF THE STATE OF DELAWARE AND OF THE UNITED STATES OF AMERICA.
     Section 13.07. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY.
     Section 13.08. Counterparts; Effectiveness; Third Party Beneficiaries. This Agreement may be signed in any number of counterparts, each of which shall be an original, with the same effect as if the signatures thereto and hereto were upon the same instrument. This Agreement shall become effective when each party hereto shall have received a counterpart hereof signed by the other party hereto. Until and unless each party has received a counterpart hereof signed by the other party hereto, this Agreement shall have no effect and no party shall have any right or obligation hereunder (whether by virtue of any other oral or written agreement or other communication). No provision of this Agreement is intended to confer any rights, benefits, remedies, obligations, or liabilities hereunder upon any Person other than the parties hereto and their respective successors and assigns.
     Section 13.09. Entire Agreement. This Agreement, the Ancillary Agreements and the Confidentiality Agreement constitute the entire agreement between the parties with respect to the subject matter hereof and thereof and supersede all prior agreements and understandings, both oral and written, between the parties with respect to the subject matter hereof and thereof.

     Section 13.10. Severability. If any term, provision, covenant or restriction of this Agreement is held by a court of competent jurisdiction or other Government Entity to be invalid, void or unenforceable, the remainder of the terms, provisions, covenants and restrictions of this Agreement shall remain in full force and effect and shall in no way be affected, impaired or invalidated so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party. Upon such a determination, the parties shall negotiate in good faith to modify this Agreement so as to effect the original intent of the parties as closely as possible in an acceptable manner in order that the transactions contemplated hereby be consummated as originally contemplated to the fullest extent possible.
     Section 13.11. Disclosure Schedules. The parties hereto agree that any reference in a particular Section of either the Seller Disclosure Schedule or the Buyer Disclosure Schedule shall only be deemed to be an exception to (or, as applicable, a disclosure for purposes of) (a) the representations and warranties (or covenants, as applicable) of the relevant party that are contained in the corresponding Section of this Agreement and (b) any other representations and warranties of such party that is contained in this Agreement, but only if the relevance of that reference as an exception to (or a disclosure for purposes of) such representations and warranties would be readily apparent to a reasonable person who has read that reference and such representations and warranties, without any independent knowledge on the part of the reader regarding the matter(s) so disclosed. The parties acknowledge and agree that (i) the Schedules to this Agreement may include certain items and information solely for informational purposes for the convenience of Buyer or Seller, as applicable and (ii) the disclosure by Seller or Buyer, as applicable of any matter in the Schedules shall not be deemed to constitute an acknowledgment by Seller or Buyer, as applicable that the matter is required to be disclosed by the terms of this Agreement or that the matter is material.
     Section 13.12. Specific Performance. The parties hereto agree that irreparable damage would occur if any provision of this Agreement were not performed in accordance with the terms hereof and that the parties shall be entitled to an injunction or injunctions or other equitable relief to prevent breaches of this Agreement or to enforce specifically the performance of the terms and provisions hereof in any court set forth in Section 13.06, in addition to any other remedy to which they are entitled at Law or in equity.

     IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be duly executed by their respective authorized officers as of the day and year first above written.

INVESCO LTD.
By:
Name:
Title:

MORGAN STANLEY
By:
Name:
Title:

[Signature Page to Transaction Agreement]

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